UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Chubb Limited

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Who We Are

- The world's largest publicly traded property and casualty (P&C) insurer, based on market capitalization of $61.5 billion*
- A truly global company, with local operations in 54 countries and territories
- Insurance is our only business

- Well balanced by product and customer:
  - A global leader in traditional and specialty P&C coverage for industrial commercial and mid-market companies
  - The leading commercial lines insurer in the U.S. **and the largest financial** lines writer globally
  - The leader in U.S. high net worth personal lines and a large personal lines business globally
  - A global leader in personal accident and supplemental health insurance
  - An international life insurer focused on Asia
  - A P&C reinsurer

- **Exceptional financial** strength, managing risk conservatively in both underwriting and investing.
- Core operating insurance companies are rated "AA" for **financial strength by S&P and** "A++" by A.M. Best

* At December 31, 2016

To my fellow shareholders,

For Chubb, 2016 was an excellent year financially, strategically and operationally. Financially, we produced record annual operating earnings per share, world-class combined ratios, strong book and tangible book value growth, and a good operating return on equity. We accomplished these results despite elevated catastrophe losses and soft property and casualty (P&C) market conditions globally. Operationally, we completed the largest merger in insurance history, and managed a transformational company-wide global integration effort, achieving substantial cost efficiencies ahead of plan. At the same time, we stayed focused on our core business of underwriting and servicing customers and distribution partners, retaining our commercial and personal lines customers at or above all-time highs. We also launched new products and entirely new businesses, made investments in our people, technologies, and capabilities, and began to harness the complementary strengths of the organization through a variety of revenue initiatives. By the end of 2016, we had achieved or exceeded all of the financial and non-financial targets we established when we initiated the merger.

Together, we have built Chubb to be the largest publicly traded P&C insurance company in the world. For all of the change this company has embraced and managed, however, there are fundamental attributes that have been constants: staying focused on our core business of insurance, maintaining underwriting discipline, providing excellent service to our customers and having an execution orientation. These and other elements of our culture define who we are and guide us as we look to the future.

We are also guided by the feedback we receive from our shareholders. In 2016, we engaged with shareholders on a variety of topics as part of our annual shareholder outreach process. A significant focus this year was on our compensation program. While our executive compensation system has served us well, in response to shareholder feedback, and recognizing the company’s broader operational and risk management complexity and evolving executive compensation best practices, our Board’s Compensation Committee has been evaluating our compensation program. The Committee’s objective was to help ensure that our executive pay remains linked to the financial performance of our company and the realization of value for our shareholders. A number of changes to our compensation program are described in this proxy statement, including greater transparency around performance evaluation and adjustments to vesting and other provisions of our performance-share equity grants to further link executive compensation to company performance and the long-term interest of shareholders.

Our aim has been to provide you with a proxy statement that clearly presents the information you need for the business that will be conducted at the annual general meeting on May 18.

Your vote is important, and we encourage you to vote your shares. On behalf of the Board, thank you for your support and for believing in Chubb.

Sincerely, Evan G. Greenberg Chairman and Chief Executive Officer

Table of Contents	Proxy Summary	2
	Agenda Item 1: Approval of the Management Report, Standalone Financial Statements and Consolidated Financial Statements of Chubb Limited For the Year Ended December 31, 2016	13
	Agenda Item 2: Allocation of Disposable Profit and Distribution of a Dividend out of Legal Reserves (by Way of Release and Allocation to a Dividend Reserve)	15
	Agenda Item 3: Discharge of the Board of Directors	18
	Agenda Item 4: Election of Auditors	19
	Agenda Item 5: Election of the Board of Directors	22
	Agenda Item 6: Election of the Chairman of the Board of Directors	31
	Agenda Item 7: Election of the Compensation Committee of the Board of Directors	33
	Agenda Item 8: Election of Homburger AG as Independent Proxy	34
	Agenda Item 9: Approval of Amended and Restated Chubb Limited Employee Stock Purchase Plan	35
	Agenda Item 10: Approval of the Maximum Compensation of the Board of Directors and Executive Management	41
	Agenda Item 11: Advisory Vote to Approve Executive Compensation under U.S. Securities Law Requirements	47
	Agenda Item 12: Advisory Vote on the Frequency of the Submission of the Advisory Vote to Approve Executive Compensation under U.S. Securities Law Requirements	49

Notice of 2017 Annual Meeting of Shareholders

2017 Annual General Meeting of Shareholders

Date and Time	Place	Record Date	Proxy Mailing Date
May 18, 2017, 2:45 p.m.	Chubb Limited	March 27, 2017, except as	On or about April 6, 2017
Central European Time	Bärengasse 32	provided in “Who is
	CH-8001, Zurich	entitled to vote?” in this
	Switzerland	proxy statement

Agenda

1	Approval of the management report, standalone financial statements and consolidated financial statements of Chubb Limited for the year ended December 31, 2016

2	Allocation of disposable profit and distribution of a dividend from reserves

2.1	Allocation of disposable profit

2.2	Distribution of a dividend out of legal reserves (by way of release and allocation to a dividend reserve)

3	Discharge of the Board of Directors

4	Election of Auditors

4.1	Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor
4.2	Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of United States securities law reporting

4.3	Election of BDO AG (Zurich) as special audit firm

5	Election of the Board of Directors

6	Election of the Chairman of the Board of Directors

7	Election of the Compensation Committee of the Board of Directors

8	Election of Homburger AG as independent proxy
9	Approval of Amended and Restated Chubb Limited Employee Stock Purchase Plan

10	Approval of the maximum compensation of the Board of Directors and Executive Management

10.1	Compensation of the Board of Directors until the next annual general meeting

10.2	Compensation of Executive Management for the next calendar year

11	Advisory vote to approve executive compensation under United States securities law requirements

12	Advisory vote on the frequency of the submission of the advisory vote to approve executive compensation under United States securities law requirements

Notice of Internet availability of proxy materials: Shareholders of record are being mailed, on or around April 6, 2017, a Notice of Internet Availability of Proxy Materials providing instructions on how to access the proxy materials and our Annual Report on the Internet, and if they prefer, how to request paper copies of these materials.

If you plan to attend the meeting, you must request an admission ticket by following the instructions in this proxy statement by May 11, 2017.

By Order of the Board of Directors, Joseph F. Wayland Executive Vice President, General Counsel and Secretary April , 2017, Zurich, Switzerland	Your vote is important. Please vote as promptly as possible by following the instructions on your Notice of Internet Availability of Proxy Materials, whether or not you plan to attend the meeting.

       Proxy

       Summary

                           2     Chubb Limited 2017 Proxy Statement

This summary highlights information discussed in more detail elsewhere in this proxy statement. Notably, as in past years we will have two distinct votes on executive compensation: a Swiss say-on-pay vote and a U.S. Securities and Exchange Commission (SEC) say-on-pay vote. We hope that the information we have provided in the summary pages that follow will assist you in better understanding and evaluating our executive compensation program, including key revisions to our program that we have made based in part on feedback we received from our shareholders.

Shareholders should read the entire proxy statement and our 2016 Annual Report on Form 10-K before voting. References in this proxy statement to “$” and “USD” are to United States dollars and references to “CHF” are to Swiss francs. References to “we”, “us”, “our”, “Chubb” or the “Company” are to Chubb Limited.

Our discussion in this proxy statement includes certain financial measures considered in connection with compensation decisions that are not presented in accordance with generally accepted accounting principles in the U.S. (U.S. GAAP), known as non-GAAP financial measures, as defined by the U.S. SEC. These non-GAAP financial measures include operating income, operating return on equity, P&C and “As If” P&C combined ratio, and tangible book value per share. More information on the rationale for the use of these measures and reconciliations to U.S. GAAP can be found in “Non-GAAP Financial Measures” on page 126 in this proxy statement.

Proxy Summary

2017 Annual General Meeting

Date and Time	Place	Record Date	Mailing Date
May 18, 2017, 2:45 p.m.	Chubb Limited	March 27, 2017, except as	On or about April 6, 2017
Central European Time	Bärengasse 32	provided in “Who is entitled
	CH-8001, Zurich Switzerland	to vote?” in this proxy statement

Meeting Agenda and Board Voting Recommendations

			Board Vote	Page
Meeting Agenda			Recommendation	Reference
1	Approval of the management report, standalone financial statements and consolidated financial statements of Chubb Limited for the year ended December 31, 2016		For	13
2	Allocation of disposable profit and distribution of a dividend from reserves
	2.1	Allocation of disposable profit	For	15
	2.2	Distribution of a dividend out of legal reserves (by way of release and allocation to a dividend reserve)	For	16
3	Discharge of the Board of Directors		For	18
4	Election of Auditors
	4.1	Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor	For	19
	4.2	Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting	For	19
	4.3	Election of BDO AG (Zurich) as special audit firm	For	21
5	Election of the Board of Directors		For each nominee	22
6	Election of the Chairman of the Board of Directors		For	31
7	Election of the Compensation Committee of the Board of Directors		For each nominee	33
8	Election of Homburger AG as independent proxy		For	34
9	Approval of Amended and Restated Chubb Limited Employee Stock Purchase Plan		For	35
10	Approval of maximum compensation of the Board of Directors and Executive Management
	10.1	Compensation of the Board of Directors until the next annual general meeting	For	41
	10.2	Compensation of Executive Management for the next calendar year	For	43
11	Advisory vote on executive compensation (U.S. securities law)		For	47
12	Advisory vote on frequency of submission of the advisory vote on executive compensation (U.S. securities law)		1 Year	49

Chubb Limited 2017 Proxy Statement    3

Proxy Summary

Director Nominee Information

This table provides summary information about our director nominees, each of whom is currently a member of our Board of Directors. Each of our directors stands for annual election to a one-year term. Accordingly, each director nominee has been nominated to hold office until the next annual general meeting after election. See Agenda Item 5, the election of directors, for additional information on our director nominees.

				Chartered Committee Membership
Nominee	Age	Director Since	Principal Occupation	Executive	Nominating & Governance	Audit	Compensation	Risk & Finance
Evan G. Greenberg	62	2002	Chairman, President and Chief Executive Officer, Chubb Limited	Chair
Robert M. Hernandez Lead Director	72	1985	Retired Vice Chairman and Chief Financial Officer, USX Corporation	●	●		●
Michael G. Atieh	63	1991	Retired Chief Financial and Business Officer, Ophthotech Corporation	●		Chair
Sheila P. Burke	66	2016	Faculty Research Fellow, John F. Kennedy School of Government, Harvard University					●
James I. Cash	69	2016	Emeritus Professor of Business Administration, Harvard University			●
Mary Cirillo	69	2006	Retired Executive Vice President and Managing Director, Deutsche Bank	●	Chair		●
Michael P. Connors	61	2011	Chairman and Chief Executive Officer, Information Services Group, Inc.	●	●		Chair
John A. Edwardson	67	2014	Retired Chairman and Chief Executive Officer, CDW Corporation					●
Leo F. Mullin	74	2007	Retired Chairman and Chief Executive Officer, Delta Airlines					●
Kimberly A. Ross	51	2014	Chief Financial Officer, Baker Hughes Incorporated			●
Robert W. Scully	67	2014	Retired Co-President, Morgan Stanley		●		●
Eugene B. Shanks, Jr.	70	2011	Retired President, Bankers Trust Company					●
Theodore E. Shasta	66	2010	Retired Partner, Wellington Management Company			●
David H. Sidwell	64	2014	Retired Chief Financial Officer, Morgan Stanley			●
Olivier Steimer	61	2008	Chairman, Banque Cantonale Vaudoise	●				Chair
James M. Zimmerman	73	2016	Retired Chairman and Chief Executive Officer, Federated Department Stores, Inc. (Macy’s)		●		●

4    Chubb Limited 2017 Proxy Statement

Proxy Summary

Governance Highlights

•	Majority-vote requirement for Board nominees

•	Board of Directors independence

–	Independent Board per NYSE standards (93.75%)

–	Independent Lead Director

–	All independent directors for Audit, Compensation, Nominating & Governance, and Risk & Finance Committees

•	Tenure diversity—8.75-year average Board tenure (7 out of 16 have served on the Board for 3 years or less)

•	Shareholder ability to call special meeting
•	Swiss incorporation and Minder Ordinance requirements (a set of Swiss corporate governance and executive compensation rules) provide shareholders with significant voting approval on director and executive compensation

•	U.S. SEC say-on-pay requirement strengthens shareholder ability to vote their opinion on the Board’s use of the pre-approved Executive Management compensation for the next financial year
•	The Board may not appoint directors to fill vacancies

•	Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior

Compensation Highlights

Executive Summary

Our Board is proud of Chubb’s truly outstanding management team, led by our CEO, Evan Greenberg. As it has for many years, our management team delivered superior performance in 2016 on an absolute and relative basis — exceeding our own high financial goals, outperforming peers and delivering substantial value to shareholders. Significantly, these results came as the management team was transforming the Company through the integration of ACE Limited (ACE) and The Chubb Corporation (Chubb Corp.) into the largest publicly-traded property and casualty insurance company in the world, with operations in 54 countries and a market value of more than $60 billion.

The Board’s compensation recommendations for 2016 reflect both this success and the Company’s philosophy to closely link compensation to performance, ensuring that our leadership team remains highly motivated, and strongly aligning remuneration outcomes with the creation of shareholder value. The success of this philosophy is demonstrated not only in this year’s results, but in consistently high financial, operating and stock price performance over time. Over the past decade, under Evan Greenberg’s leadership, the Company has had outstanding growth in tangible book value per share, an industry-leading combined ratio and top-quartile Total Shareholder Return (TSR).

While our compensation system has served us well, we made significant enhancements this year reflecting best practice and our extensive shareholder outreach. We listened to our shareholders and incorporated their feedback to make our pay-for-performance and shareholder alignment even stronger.

What We Heard	What We Did
• Performance share earning period should be longer-term, with cliff-vesting	• Moved to 3-year cliff-vesting, eliminated 4-year pro-rata vesting

• Eliminate “second chance” look-back for performance shares	• Eliminated look-back in new performance awards for 2017 and going forward

• Consider using multiple metrics (including TSR) for performance share vesting	• Added P&C combined ratio to tangible book value per share as new performance share metric

• Added TSR modifier for premium performance share awards

• Premium share target (200%) seems too high	• Reduced maximum target to 165%

• Additional detail on CEO pay decision would be helpful	• Included more specifics regarding link between performance and CEO pay

Chubb Limited 2017 Proxy Statement    5

Proxy Summary

Our CEO Compensation Process

Our CEO, Evan Greenberg, has led the Company to extraordinary success over his 13-year tenure. That success continued in 2016 with exceptional financial and strategic results. His compensation reflects that success.

Each year, the Compensation Committee sets a scorecard for the potential range of CEO compensation, with top-, middle- and low-end bands tied to achievement of specific financial, operational and strategic goals, considered together with TSR, as reflected in the following summary for 2016:

*	Includes $4 million special one-time grant of performance shares in recognition of substantial additional work associated with the pre-closing phase of the Chubb Corp. acquisition. The grant was part of our Compensation Committee’s final compensation awards applicable to 2015; however, in accordance with SEC rules, this one-time grant is included in certain 2016 compensation tables that follow because the grant date was in February 2016.

6    Chubb Limited 2017 Proxy Statement

Proxy Summary

Why Vote “For” Say-on-Pay?

Our Board recommends that you vote “For” the approval of our Swiss say-on-pay and non-binding SEC say-on-pay proposals. In support of these recommendations, we highlight the following key factors:

Strong financial performance both in absolute terms and relative to our peers, including:

•	Net income per share a strong $8.87, up 2.9% from 2015, and operating income per share a record $10.12, up 3.7% from 2015

•	Industry-leading combined ratio of 88.3% in 2016 compared to 87.3% in 2015, and P&C combined ratio of 88.7% in 2016 compared to 87.4% in 2015. On an “As If”* basis, P&C combined ratio was 88.0% in 2016 and 87.5% in 2015

•	Book value per share increased 15.4%; tangible book value per share decreased 16.1%, reflecting the impact of the Chubb Corp. acquisition, but grew 13.2 percentage points from the initial expected 29.3% dilution at acquisition
•	Return on equity (ROE) of 9.0%, compared to 9.7% in 2015; operating ROE of 10.5%, compared to 11.5% in 2015

•	One-year and three-year TSR, which includes stock price appreciation plus reinvested dividends, was 16% and 11%, respectively

Outstanding strategic and tactical success in creating the world’s largest publicly traded P&C insurance company through the merger of ACE and Chubb Corp., with integration savings and synergies realized ahead of schedule and above initial projections, including:

•	$325 million in realized savings from merger in 2016
•	Expect to achieve annualized run-rate synergy-related savings of $800 million by end of 2018
•	Accelerated tangible book value per share growth, taking into account Chubb Corp. acquisition goodwill and intangibles

We listened to our shareholders and made changes to our executive compensation program for 2017 to ensure a continued strong link between pay and performance and increased transparency (see page 5 for details on the changes).

*	2016 “As If” results include the combined company’s results for the first 14 days of January and exclude any impact from purchase accounting adjustments related to the Chubb Corp. acquisition. 2015 “As If” results include legacy ACE plus legacy Chubb historical results. We acquired Chubb Corp. on January 14, 2016.

How Our Compensation Program Works

What We Reward

• Superior operating and financial performance, as measured against our peers, prior year and Board-approved plan

• Achievement of strategic goals

• Superior underwriting and risk management in all our business activities

How We Link Pay to Performance

• Core link: Performance measured across 4 key metrics, against peers, prior year and Board- approved plan

—Tangible book value per share growth

—Operating return on equity

—Operating income

—P&C combined ratio

• TSR modifier in addition to metrics and strategic scorecard

• Consideration of strategic achievements, including execution of key non-financial objectives

How We Paid

$19.8 million CEO reported pay

• Down vs. 2015, inclusive of one-time $4 million performance share grant determined in February 2016 in connection with Chubb Corp. acquisition pre-closing and integration planning

Other NEO reported pay

• Down vs. 2015, inclusive of one-time performance share grants determined in February 2016 in connection with Chubb Corp. acquisition pre-closing and integration planning

Chubb Limited 2017 Proxy Statement    7

Proxy Summary

Compensation Profile

Approximately 93 percent of our CEO’s and 86 percent of our other NEO’s total direct compensation is variable or “at-risk.”*

*	Excluding the special one-time long-term incentive equity awards granted to the CEO and the other NEOs in connection with the Chubb Corp. acquisition.

How We Use Peer Groups

We utilize two peer groups in order to (1) assess our financial performance against key metrics relative to our P&C insurance industry peers (Financial Performance Peer Group) and (2) align our compensation with U.S. companies of comparable size and complexity that we seek to be competitive with for talent and compensation purposes (Compensation Benchmarking Peer Group).

Financial Performance Peer Group	Compensation Benchmarking Peer Group
• American International Group, Inc. • CNA Financial Corporation • The Hartford Financial Services Group, Inc. • The Travelers Companies, Inc. • XL Group plc • Zurich Financial Services Group	• The Allstate Corporation • American Express Company • American International Group, Inc. • Aon plc • Bank of America Corporation • The Bank of New York Mellon • BlackRock, Inc. • Cigna Corp.	• Citigroup Inc. • The Goldman Sachs Group, Inc. • Marsh & McLennan Companies, Inc. • MetLife, Inc. • Morgan Stanley • Prudential Financial, Inc. • The Travelers Companies, Inc.

8    Chubb Limited 2017 Proxy Statement

Proxy Summary

Long-Term Performance Highlights

Chubb has a distinguished, long-term track record of performance and outperformance relative to its insurance industry peers. The following charts reflect our performance across key financial and operating measures starting in 2004 when Evan Greenberg became CEO of the Company.

Operating Income	Operating ROE
2004-2016 Operating Income against Financial Performance Peer Group average (indexed to Chubb 2004 operating income)*	2004-2016 Operating ROE against Financial Performance Peer Group average

* Chubb operating income grew from $1 billion in 2004 to $4.7 billion in 2016 (377%). Average peer generated only $553 million of operating income in 2016 for every $1 billion of operating income in 2004 (-45%). Zurich is presented with net income because it does not use operating income as a financial measure.

Total Shareholder Return	P&C Combined Ratio
2004-2016 TSR against Financial Performance Peer Group average*	2004-2016 P&C CR against Financial Performance Peer Group average

* An investment in one Chubb share on January 1, 2004 ($41.15) was worth $174.05 at December 31, 2016 (including dividend reinvestment), versus $105.59 for the same amount invested in the average share of our peers.

Source: SNL and company disclosures

Book Value per Share & Tangible Book Value per Share

2004-2016 BVPS and TBVPS

Chubb Limited 2017 Proxy Statement    9

Proxy Summary

2016 Performance: Key Metrics

The Compensation Committee evaluates our performance across the following key metrics relative to our Financial Performance Peer Group, Board-approved plan and prior year.

Our average relative performance across the metrics described below exceeded the 90th percentile of our Financial Performance Peer Group.

Book value per share growth & Tangible book value per share growth	15.4%	Book value per share growth exceeded plan and prior year
	-16.1%	The decrease in tangible book value per share growth is reflective of the expected 29.3% dilution at the closing of the Chubb Corp. acquisition. Tangible book value per share grew 13.2 points from the closing through the end of 2016 and exceeded plan. Adjusted for the Chubb Corp. acquisition, tangible book value per share growth was in the 100th percentile and exceeded each member of our Financial Performance Peer Group
Operating return on equity	10.5%	Relative performance was above the 80th percentile of our Financial Performance Peer Group. Absolute performance exceeded plan but was down compared to 11.5% in 2015
Operating income	$4.7B	Relative performance was in the upper quartile of our Financial Performance Peer Group. Absolute performance exceeded plan, and exceeded prior year by 47%
P&C combined ratio	88.7%	Relative performance was in the 100th percentile and exceeded each member of our Financial Performance Peer Group, as well as plan. P&C combined ratio increased compared to 87.4% (87.5% on an “As If” basis) in 2015

Total Shareholder Return	16% 1-year 11% 3-year	Relative to our Financial Performance Peer Group, 1-year TSR was in the 73rd percentile and 3-year TSR was in the 76th percentile. Both 1-year TSR and 3-year TSR exceeded plan and prior year

2016 Strategic Achievements

Chubb continued to invest in the future of the Company consistent with our strategic goals:

•	Completed the largest merger in insurance history through our acquisition of Chubb Corp., creating the world’s largest publicly traded P&C insurance company

•	Executed on a transformational company-wide global integration effort; integration savings ($325 million in 2016) and synergies realized ($800 million by end of 2018) ahead of schedule and above initial projections

•	Launched new commercial specialty product division while maintaining excellence in our core business of underwriting and servicing customers and distribution partners, retaining our commercial and personal lines customers at or above all-time highs

•	Continued to expand analytics and use of predictive modeling to support underwriting, marketing, sales and claims

Pay–for-Performance Framework

Each NEO has an annual cash incentive and long-term incentive opportunity.

	Annual Cash Incentive	Long-Term/Equity Incentive
CEO	0–5X base salary	0–9X base salary
Other NEOs	0–3X base salary	0–5X base salary

To fall in the upper end of the ranges described above, relative Company performance must fall in the upper quartile of the Financial Performance Peer Group and absolute performance must exceed plan and prior year. The above ranges may be exceeded in the judgment of the Compensation Committee if relative Company performance substantially exceeds the Financial Performance Peer Group and absolute performance substantially exceeds plan and prior year.

10    Chubb Limited 2017 Proxy Statement

Proxy Summary

2016 Compensation Decisions

Using our pay-for-performance framework, and recognizing both the outstanding 2016 results as measured by the key metrics, as well as the Company’s strategic achievements, including the integration of ACE and Chubb entities into the world’s largest publicly-traded P&C company, the Compensation Committee determined to award cash bonuses and equity awards at the top end of the pay-for-performance framework. Specifically, our Compensation Committee awarded an annual cash bonus to our CEO at 4.7X base salary and to our other NEOs at 1.9X to 2.9X base salary, and granted long-term incentive equity awards to our CEO at 8.4X base salary and our other NEOs at 2.9X to 4.9X base salary.

2016 Summary Compensation Table

The below table sets forth 2016 compensation for our NEOs as calculated in accordance with applicable SEC regulations. Additional detail can be found in the Executive Compensation section of this proxy statement.

Name and Principal Position	Annual Base Salary	Annual Cash Bonus	Stock Awards*	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Evan G. Greenberg	$1,400,000	$6,600,000	$12,850,051	$2,406,837	—	$1,162,598	$24,419,486
Chairman, President and Chief Executive Officer
Philip V. Bancroft	$768,750	$1,470,000	$2,818,747	$494,616	—	$620,577	$6,172,690
Chief Financial Officer
John W. Keogh	$896,111	$2,610,000	$5,174,945	$836,266	—	$453,691	$9,971,013
Executive Vice Chairman and Chief Operating Officer
Paul J. Krump	$840,000	$1,760,000	$999,946	—	$2,288,521	$152,178	$6,040,645
President, North America Commercial and Personal Insurance
John J. Lupica	$793,519	$1,980,000	$3,962,632	$642,511	—	$413,348	$7,792,010
Vice Chairman; President, North America Major Accounts and Specialty Insurance

*	In accordance with SEC rules, includes special one-time performance share grant determined in February 2016 in recognition of extraordinary efforts in connection with the substantial additional work associated with the pre-closing phase of the Chubb Corp. acquisition, which was announced on July 1, 2015 and completed on January 14, 2016. The awards were granted as follows: $4 million for Mr. Greenberg, $1 million for Mr. Bancroft, $2.1 million for Mr. Keogh, $1 million for Mr. Krump and $1.6 million for Mr. Lupica. These awards are expected to be of a one-time nature and will not be considered for the purpose of determining future compensation.

Executive Compensation, Good Governance and Risk Management

Our executive compensation program and practices are consistent with our strong culture of good corporate governance and effective enterprise risk management. Our compensation practices take into account risk management and, through significant “at-risk” pay and other means, broadly align total compensation with the medium- and long-term financial results of the Company.

The key objectives of our executive compensation program are to:

• Emphasize long-term performance and value creation that, while not immune to short-term financial results, encourages sensible risk-taking in pursuit of superior long-term operating performance.

• Assure that executives do not take imprudent risks to achieve compensation goals.

• Provide, to the extent practicable, that executives are not rewarded with short-term compensation for risk-taking actions that may not manifest in outcomes until after the compensation is paid.

Sound corporate governance through the institution or prohibition of certain policies and practices, as well as our Compensation Committee’s continuous oversight of our compensation program’s design and effectiveness, ensure that these key objectives are fulfilled.

Chubb Limited 2017 Proxy Statement    11

Proxy Summary

Our corporate governance helps us mitigate and manage risks we face as an organization by providing a framework that guides how management runs the business and how our Board provides oversight. This is especially pertinent as it applies to our executive compensation program, and our Compensation Committee has taken steps to ensure that our program aligns with our corporate values and culture by adopting policies that discourage excessive risk-taking, ensure a stake in long-term company performance and hold executives accountable for individual and company performance.

What We Do	What We Don’t Do

• Substantial equity component to align pay with performance

• Significant amount of at-risk pay (93% for CEO, 86% for other NEOs)

• Significant mandatory share ownership requirements (CEO 7X base salary; other NEOs 4X base salary)

• Independent compensation consultant at every Compensation Committee meeting

• Double trigger change in control payout

• Detailed individual performance criteria

• Clawback of unvested equity in certain circumstances

• Peer groups reevaluated annually

• Employment agreements with non-competition and non-solicitation terms for Executive Management

• No hedging of Chubb securities

• No repricing or exchange of underwater stock options

• No options backdating

• No special tax gross ups

• No excessive perquisites for executives

• No multi-year guaranteed bonuses

• No disproportionate supplemental pensions

In developing and maintaining a compensation program that appropriately rewards pay for performance and drives shareholder value, our Compensation Committee periodically:

•	Reviews the components of total compensation and the appropriate level of compensation that should be variable or “at-risk” (for additional information on the components of total compensation, see “Compensation Profile” above).

•	Analyzes our long-term equity awards so that vesting periods and terms are aligned with long-term shareholder interests.

•	Re-evaluates the composition of our Compensation Benchmarking and Financial Performance Peer Groups.

Our Compensation Committee works closely with our independent compensation consultant to analyze market data, review peer groups, evaluate trends in best practices and assist the Compensation Committee in determining the appropriate amount and forms of compensation paid to our executives.

The Compensation Committee may make changes to our compensation program based on its independent judgment, including upon the consideration of best practices and shareholder feedback. For example, the Compensation Committee approved significant revisions to the vesting and other parameters of our performance share plan for grants beginning in 2017.

12    Chubb Limited 2017 Proxy Statement

Agenda Item 1

Approval of the Management Report, Standalone Financial

Statements and Consolidated Financial Statements of Chubb Limited

for the year ended December 31, 2016

Agenda Item

Our Board of Directors is asking shareholders to approve Chubb Limited’s management report, standalone financial statements and consolidated financial statements for the year ended December 31, 2016.

Explanation

Under Swiss law, our management report, standalone financial statements and consolidated financial statements must be submitted to shareholders for approval or disapproval at each annual general meeting.

These items are all included in the Annual Report to Shareholders of Chubb Limited for the fiscal year ended December 31, 2016 (the Annual Report), which is part of the proxy materials we provide. Specifically, the Annual Report contains:

•	the standalone Swiss statutory financial statements of Chubb Limited (which do not consolidate the results of operations for Chubb Limited’s subsidiaries);

•	the standalone Swiss statutory compensation report of Chubb Limited, which we call the Swiss Compensation Report;

•	Chubb Limited’s consolidated financial statements for the year ended December 31, 2016; and

•	the reports of our statutory auditor and our independent registered public accounting firm, as well as information on the Company’s business, organization and strategy (which forms the management report as defined under Swiss law).

Copies of our 2016 Annual Report and this proxy statement will be available to all shareholders entitled to vote at the May 18, 2017 annual general meeting of shareholders, which we refer to as the Annual General Meeting, on the Internet at http://www.viewproxy.com/chubblimited/2017 on or about April 6, 2017.

The Company’s statutory auditor, PricewaterhouseCoopers AG, Zurich, Switzerland, has issued an unqualified recommendation to the Annual General Meeting that Chubb

Limited’s statutory financial statements be approved. PricewaterhouseCoopers AG has expressed its opinion that the financial statements for the year ended December 31, 2016 comply with Swiss law and the Company’s Articles of Association. They also confirmed that the proposed appropriation of available earnings complies with Swiss law and the Company’s Articles of Association, and has reported on other legal requirements.

PricewaterhouseCoopers AG has also issued an unqualified recommendation that the Company’s consolidated financial statements be approved. PricewaterhouseCoopers AG has expressed its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of Chubb Limited, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law and has reported on other legal requirements.

Representatives of PricewaterhouseCoopers AG, Zurich, Switzerland, will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

What Happens If Shareholders Do Not Approve This Proposal?

If shareholders do not approve this proposal, then shareholders would be precluded from approving the allocation of disposable profit and distribution of a dividend as set out in Agenda Items 2.1 and 2.2.

Chubb Limited 2017 Proxy Statement    13

Agenda Item 1

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” approval of the Company’s management report, standalone financial statements and consolidated financial statements for the year ended December 31, 2016.

14    Chubb Limited 2017 Proxy Statement

Agenda Item 2

Allocation of Disposable Profit and Distribution of a Dividend out of

Legal Reserves (by Way of Release and Allocation to a Dividend Reserve)

2.1 Allocation of disposable profit

Agenda Item

Our Board of Directors is asking shareholders to approve that the Company’s disposable profit (including the profit for the year and the other items as shown below and on Chubb Limited’s standalone financial statements) be carried forward. The following table shows the appropriation of available earnings as proposed by the Board of Directors for the year ended December 31, 2016:

(in millions of Swiss francs)
Balance brought forward	7,490
Profit for the year	1,392
Attribution to reserve for treasury shares	402
Balance carried forward	9,284

Explanation

Under Swiss law, the allocation of the Company’s profit or loss must be submitted to shareholders for approval or disapproval at each annual general meeting.

Our Board of Directors continues to believe that it is in the best interests of the Company and its shareholders to retain our earnings for future investment in the growth of our business, for share repurchases, for the possible acquisition of other companies or lines of business, and for dividends out of legal reserves as described in this proxy statement.

Accordingly, the Board is proposing that all retained earnings at the disposal of the Annual General Meeting be carried forward. The Board is also proposing a dividend to shareholders under Agenda Item 2.2.

What Happens If Shareholders Do Not Approve This Proposal?

If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

The Board of Directors recommends a vote “FOR” approval of the appropriation of retained earnings without distribution of a dividend at the time of the Annual General Meeting.

Chubb Limited 2017 Proxy Statement    15

Agenda Item 2

2.2. Distribution of a dividend out of legal reserves (by way of release and allocation to a dividend reserve)

Introduction and Explanation

Our Board of Directors is requesting shareholder approval for an annual dividend of up to USD $2.84 per share, to be paid in installments as determined by the Board of Directors from a separate dividend reserve account. The separate dividend account would be in CHF in accordance with our Swiss statutory financial statements and Swiss law and is the same method approved at our annual general meeting last year. This reserve account would be larger, based on current exchange rates, than the maximum dividend amount we intend to pay out, in order to permit payment of the entire USD $2.84 per share even in the event of dramatic and material currency fluctuations. Amounts remaining in the dividend reserve account following dividend payments would be returned to the capital contributions reserve as of the date of the 2018 annual general meeting.

Dividend Reserve

Under this proposed process for a dividend, shareholders fix an aggregate CHF amount to be allocated from our capital contributions reserves to a special reserve account, where the amount will be available for the payment of dividends.

Our Board of Directors has proposed that the maximum amount legally available to pay an annual dividend be CHF 2.0 billion. The maximum amount proposed to be legally available is modestly higher than the CHF 1.950 billion requested and approved at last year’s annual general meeting in order to reflect an annual dividend increase of $0.08 per Chubb Limited Common Share, which we refer to as a Common Share.

If approved by shareholders, the maximum amount legally available to pay a dividend will be released from the capital contributions reserves account, a sub-account of legal reserves, and be segregated to a dividend reserve account. We refer to this amount in the dividend reserve account as the Dividend Reserve. While dividend payments would reduce the Dividend Reserve on our Swiss balance sheet, the payments are not required to be sourced from CHF-denominated assets; in fact, we typically source dividend payments from assets already denominated in USD or equivalent, thereby avoiding currency exchange expense.

Annual Dividend and Board Discretion

Under this proposed process for a dividend, the Board of Directors will be authorized to use the Dividend Reserve to distribute a dividend to shareholders in installments up to a maximum of USD $2.84 per share, which we refer to as the Annual Dividend. The Board will determine the record and payment dates at which the Annual Dividend may be paid

(or, if circumstances warrant, refrain from paying it) in one or more installments, until the date of the 2018 annual general meeting. After that, any balance remaining in the Dividend Reserve will be automatically reallocated to the capital contribution reserves account of legal reserves.

The Board currently expects to pay the full USD $2.84 per share of the Annual Dividend in four equal installments of $0.71 each, on record dates at about the end of June, September, December and March, respectively, with payment dates about 21 days thereafter.

The total amount of dividends paid is limited to the amount of the Dividend Reserve expressed in Swiss Francs, which is required under Swiss law. The amount of the Dividend Reserve as proposed is high enough to permit payment of the full USD $2.84 per share Annual Dividend even if there are dramatic and material currency fluctuations between the Swiss Franc and the U.S. dollar or the Company issues new shares. Should, however, these fluctuations or new share issuances result in payouts of the Annual Dividend that exceed the Dividend Reserve, the Annual Dividend’s installments would have to be capped accordingly. In the unlikely event that the Annual Dividend must be cut back in this way, our Board would propose payment of the unpaid amount in the dividend proposal at the next annual general meeting or an extraordinary general meeting called for that purpose.

Agenda Item

Our Board of Directors proposes:

(a)	that an aggregate amount equal to CHF 2,000,000,000 be released from the capital contribution reserves account, a sub-account of legal reserves, and allocated to a segregated dividend reserve account from capital contribution reserves (Dividend Reserve), and

(b)	to distribute a dividend to the shareholders up to an aggregate amount totaling USD $2.84 per Common Share from, and limited at a maximum to the amount of, the Dividend Reserve in one or more installments, in such amounts and on such record and payment dates as determined by the Board in its discretion.

If the Board of Directors deems it advisable for the Company, the Board of Directors shall be authorized to abstain (in whole or in part) from distributing a dividend in its discretion. The authorization of the Board of Directors to distribute the installments from the Dividend Reserve will expire on the date of the 2018 annual general meeting, on which date any balance remaining in the Dividend Reserve will be automatically reallocated to the capital contribution reserves account of legal reserves.

16    Chubb Limited 2017 Proxy Statement

Agenda Item 2

What Happens If Shareholders Do Not Approve This Proposal?

If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Voting Requirement to Approve

Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the payment of dividends from legal reserves as described above.

Chubb Limited 2017 Proxy Statement    17

Agenda Item 3

Discharge of the Board of Directors

Agenda Item

Our Board of Directors is asking shareholders to discharge the Board of Directors for the financial year ended December 31, 2016.

Explanation

As is customary for Swiss corporations and in accordance with Article 698, para. 2, no. 5 of the Swiss Code of Obligations as well as Article 9, no. 4 of our Articles of Association, shareholders are requested to discharge the members of the Board of Directors from liability for their activities during the year ended December 31, 2016. This discharge is not for liability relating to facts that have not been disclosed to shareholders. Registered shareholders that do not vote in favor of this agenda item are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes, blank or invalid ballots or the votes of any member of or nominee to the Company’s Board of Directors, any executive officer of the Company or any votes represented by the Company, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the agenda item to discharge the members of the Board of Directors from liability for activities during the year ended December 31, 2016.

18    Chubb Limited 2017 Proxy Statement

Agenda Item 4

Election of Auditors

4.1 Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor

Agenda Item

Our Board of Directors is asking shareholders to elect PricewaterhouseCoopers AG (Zurich) as the Company’s statutory auditor for the financial year ending

December 31, 2017.

Explanation

Our shareholders must elect an audit firm supervised by the Swiss Federal Audit Oversight Authority as statutory auditor. The statutory auditor’s main task is to audit the standalone statutory financial statements and consolidated financial statements of Chubb Limited. Our Board of Directors has recommended that PricewaterhouseCoopers AG, Birchstrasse 160, CH-8050 Zurich, Switzerland (PwC AG), be elected as our statutory auditor for our consolidated financial statements and standalone statutory financial statements.

Representatives of PwC AG will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information and information on our pre-approval policy of audit and non-audit services, see the explanation of Agenda Item 4.2. Please see the Audit Committee Report included in this proxy statement for additional information about our statutory auditors.

Voting Requirement to Approve

Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the election of PricewaterhouseCoopers AG (Zurich) as the Company’s statutory auditor for the year ending December 31, 2017.

4.2 Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting

Agenda Item

Our Board of Directors is asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (Philadelphia, Pennsylvania, United States) as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Explanation

Our Board of Directors and the Audit Committee recommend that our shareholders ratify the appointment of PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, Pennsylvania, 19103, United States (PwC LLP), an affiliate of PwC AG, as our independent registered public accounting firm for purposes of U.S. securities law reporting. The Audit Committee recommends the appointment of our independent registered public accounting firm to the Board for approval by our shareholders annually.

In determining whether to reappoint the Company’s independent registered public accounting firm, the Audit Committee takes into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with the firm and an assessment of the professional qualifications and past performance of the lead audit partner and their global audit team. The Audit Committee also reviews and approves both the audit scope and estimated fees for professional services for the coming year.

Chubb Limited 2017 Proxy Statement    19

Agenda Item 4

The Audit Committee has recommended the ratification of the engagement of PwC LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. The Company has had a working association with PwC LLP (or its predecessor Coopers & Lybrand LLP) since 1985; PwC LLP (or its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PwC LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PwC AG and PwC LLP, which we collectively refer to as PwC, for the audit of our annual consolidated financial statements for 2016 and 2015 and fees for other services rendered by PwC for fiscal years 2016 and 2015:

	2016	2015
Audit fees[1]	$27,279,000	$18,432,000
Audit-related fees[2]	691,000	3,210,000
Tax fees[3]	3,130,000	3,715,000
All other fees[4]	1,512,000	1,165,000
Total	$32,612,000	$26,522,000

The fees in the table above include “out-of-pocket” expenses incurred by PwC and billed to the Company in connection with these services of $1,646,000 for 2016 and $828,000 for 2015.

1	Audit fees for the years ended December 31, 2016 and 2015 were for professional services rendered in connection with: the integrated audits of our consolidated financial statements and internal controls over financial reporting, the statutory and U.S. GAAP audits of various subsidiaries, and comfort letters and consents issued in connection with registration statements which we filed with the SEC.

2	Audit-related fees for the years ended December 31, 2016 and 2015 were for professional services rendered in connection with due diligence services ($Nil in 2016 and $2,467,000 in 2015), consultation on accounting and financial reporting matters ($588,000 in 2016 and $539,000 in 2015), audits of employee benefit plans ($2,000 in 2016 and $102,000 in 2015), internal control reviews at some of our non-U.S. entities ($84,000 in 2016 and $88,000 in 2015), agreed upon procedures related to the proxy statement ($14,000 in 2016 and $14,000 in 2015) and accounting and tax advice on structuring transactions ($3,000 in 2016 and $Nil in 2015).

3	Tax fees for the years ended December 31, 2016 and 2015 were for professional services rendered in connection with tax planning ($468,000 in 2016 and $1,148,000 in 2015), tax compliance ($1,052,000 in 2016 and $1,172,000 in 2015) and expatriate tax services ($1,610,000 in 2016 and $1,395,000 in 2015).
4	All other fees for the years ended December 31, 2016 and 2015 were for professional services and expenses rendered principally in connection with insurance regulatory compliance services, primarily Solvency II in the European Union ($1,491,000 in 2016 and $1,072,000 in 2015), software licensure fees ($12,000 in 2016 and $15,000 in 2015), and various compliance projects ($9,000 in 2016 and $Nil in 2015), as well as professional services and expenses rendered by a consulting firm acquired by PwC during 2010 ($Nil in 2016 and $78,000 in 2015).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm, PwC. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence.

Before engaging independent auditors for the next year’s audit, management will submit a list of services and related fees expected to be incurred during that year to the Audit Committee for approval. The Audit Committee will pre-approve and ratify the budgeted amount of fees within each of the categories and require management and the auditor to report actual fees versus the budget periodically throughout the year by category of service.

Either the Audit Committee Chair or the entire Audit Committee must pre-approve the provision of any significant additional audit fees in excess of the budgeted amount and any excess related to non-audit fees over the budgeted amount. If the Audit Committee Chair pre-approves such amounts, it is reported to and considered for ratification by the entire Audit Committee at its next meeting. All fees related to internal control work are pre-approved by the Audit Committee before such services are rendered. The Audit Committee pre-approved all of the 2016 fees described above pursuant to its pre-approval policies and procedures.

The Audit Committee also reviewed, at its December 2016 meeting, the audit services and non-audited services budgeted fees for the 2017 audit. The Audit Committee reviewed all non-audit services provided in 2016 and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

Please see the Audit Committee Report included in this proxy statement for additional information about PwC.

20    Chubb Limited 2017 Proxy Statement

Agenda Item 4

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of
PricewaterhouseCoopers LLP (United States) as our independent registered public accounting firm for purposes of U.S. securities law reporting for the year ending December 31, 2017.

4.3 Election of BDO AG (Zurich) as special audit firm

Agenda Item

Our Board of Directors is asking shareholders to elect BDO AG, Fabrikstrasse 50, CH-8031 Zurich, Switzerland as the Company’s special audit firm until our next annual general meeting.

Explanation

Under Swiss law, special reports by an audit firm supervised by the Swiss Federal Audit Oversight Authority are required in connection with certain corporate transactions, including certain types of increases in share capital. We have been informed that, because of the auditor independence requirements under U.S. federal securities laws, PwC AG cannot act as our special audit firm with respect to certain types of capital increases.

Voting Requirement to Approve

Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the election of BDO AG (Zurich) as the Company’s special audit firm until our next annual general meeting.

Chubb Limited 2017 Proxy Statement    21

Agenda Item 5

Election of the Board of Directors

Agenda Item

Our Board of Directors is asking shareholders to elect each of the director nominees listed below individually to the Board of Directors until our next annual general meeting.

Explanation

Under the Minder Ordinance and our Articles of Association, our shareholders elect all of our directors annually. Our Board may not appoint directors to fill vacancies.

Our Articles of Association state that the Board of Directors must consist of three to 20 members, the exact number to be determined by shareholders.

For more information about our Board of Directors and current director nominees, please see the “Corporate Governance” section of this proxy statement.

Our Director Nominating Process	Director Skills Criteria
Each year the Nominating & Governance Committee reviews the current composition of the Board, including diversity, skills and qualifications. Based on their assessment, the Committee recommends director nominees to the Board.

Directors should have the following skills and attributes:

• broad-based business knowledge and contacts,

• prominence and sound reputation in their fields,

• global business perspective, and

• commitment to good corporate citizenship.

In addition, directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors must possess the highest personal and professional integrity and commitment to ethical and moral values. They also must have the time necessary to fully meet their duty of care to the shareholders and be willing to commit to service over the long haul, if called upon.

Our Director Nominees

Our Board of Directors has nominated a slate of 16 director nominees, each of whom is a currently serving as a director, for election to the Board of Directors. All directors will serve a one year term from the 2017 Annual General Meeting until our next annual general meeting. There will be a separate vote on each nominee.

The current directors who are standing for reelection are Evan G. Greenberg, Robert M. Hernandez, Michael G. Atieh, Sheila P. Burke, James I. Cash, Mary Cirillo, Michael P. Connors, John A. Edwardson, Leo F. Mullin, Kimberly A. Ross, Robert W. Scully, Eugene B. Shanks, Jr., Theodore E. Shasta, David H. Sidwell, Olivier Steimer and James M. Zimmerman.

22    Chubb Limited 2017 Proxy Statement

Agenda Item 5

Biographical information for each of the nominees is included below.

Evan G. Greenberg Chairman, President and Chief Executive Officer, Chubb Limited Age: 62 Years of Service: 15 Committee Memberships: Executive (Chairman)

Evan G. Greenberg was elected as our Chairman of the Board in May 2007. We appointed Mr. Greenberg as our President and Chief Executive Officer in May 2004 and as our President and Chief Operating Officer in June 2003. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Mr. Greenberg joined the Company as Vice Chairman, ACE Limited, and Chief Executive Officer of ACE Tempest Re in November 2001. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of American International Group, which we refer to as AIG, from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG, including President and Chief Executive Officer of AIU, AIG’s foreign general insurance organization. Mr. Greenberg was during the past five years a member of the Board of Directors of The Coca-Cola Company, where he was Chairman of the Audit Committee and a member of the Finance Committee.

Skills and Qualifications:

Mr. Greenberg has a long and distinguished record of leadership and achievement in the insurance industry. He has been our Chief Executive Officer since 2004 and has served in senior management positions in the industry for 40 years. Mr. Greenberg’s record of managing large and complex insurance operations and the skills he developed in his various roles suit him for his role as a Director of the Company and Chairman of the Board, in addition to his President and Chief Executive Officer positions.

Robert M. Hernandez

Retired Vice Chairman and

Chief Financial Officer,

USX Corporation

Independent Lead Director

Age: 72

Years of Service: 32

Committee Memberships:

Compensation,

Nominating & Governance,

Executive

Robert M. Hernandez is currently our Lead Director. Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 to November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Chairman, Board of Trustees, of the BlackRock Open-End Equity and Long Term Bond Funds. He is the Lead Director of Eastman Chemical Company, a former director of TE Connectivity, Ltd. and the former Chairman of the Board of RTI International Metals, Inc.

Skills and Qualifications:

Mr. Hernandez brings a diverse financial and business management background to the Board and its committees. The range of his senior finance and executive positions with USX is valuable to the Board, given his deep and long-tenured involvement with all aspects of managing and leading a large-cap company. His extensive experience as a director provides additional perspective and qualifications for his Lead Director role with Chubb.

Chubb Limited 2017 Proxy Statement    23

Agenda Item 5

Michael G. Atieh Retired Chief Financial and Business Officer, Ophthotech Corporation Age: 63 Years of Service: 26 Committee Memberships: Audit (Chair), Executive

Michael G. Atieh served as Executive Vice President and Chief Financial and Business Officer of Ophthotech Corporation (a biopharmaceutical company) from September 2014 until March 2016. From February 2009 until its acquisition in February 2012, Mr. Atieh was Executive Chairman of Eyetech Inc., a private specialty pharmaceutical company. He served as Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals from June 2005 until December 2008. He also served as a member of the Board of Directors and Chairman of the Audit Committee for OSI Pharmaceuticals from June 2003 to May 2005. Previously, Mr. Atieh served at Dendrite International, Inc. as Group President from January 2002 to February 2004 and as Senior Vice President and Chief Financial Officer from October 2000 to December 2001. He also served as Vice President of U.S. Human Health, a division of Merck & Co., Inc., from January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C., an indirect wholly-owned subsidiary of Merck, from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

Skills and Qualifications:

Mr. Atieh brings a wealth of diverse business experience to the Board which he gained as a senior executive in a Fortune 50 company, large and small biotechnology companies and technology and pharmaceutical service companies. His experience in finance includes serving as a chief financial officer, developing and executing financing strategies for large acquisitions, and subsequently leading the integration efforts of newly acquired companies. He was an audit manager at Ernst & Young and has served as chair of the audit committee of another public company, providing additional experience relevant to his service on the Audit Committee. Mr. Atieh also has deep knowledge of sales and operations gained from over a decade of experience in these disciplines, with extensive customer-facing responsibilities.

Sheila P. Burke Faculty Research Fellow, John F. Kennedy School of Government, Harvard University Age: 66 Years of Service: 2 Committee Memberships: Risk & Finance

Sheila Burke is a Faculty Research Fellow at the Malcolm Wiener Center for Social Policy, and has been a Member of Faculty at the John F. Kennedy School of Government, Harvard University, since 2007. She has been a Senior Public Policy Advisor at Baker, Donelson, Bearman, Caldwell & Berkowitz since 2009. From 1997 to 2016, Ms. Burke was a member of the board of directors of Chubb Corp. and served as chair of its Corporate Governance & Nominating Committee and as a member of the Chubb Corp. board’s Executive Committee and Organization & Compensation Committee at the time of the closing of the merger with the Company. From 2004 to 2007, Ms. Burke served as Deputy Secretary and Chief Operating Officer of the Smithsonian Institution. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003. She was Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke served as Chief of Staff to the Majority Leader of the U.S. Senate from 1985 to 1996. Ms. Burke was, within the last five years, a member of the board of directors of WellPoint, Inc. (now Anthem Inc.).

Skills and Qualifications:

Ms. Burke brings an extensive knowledge of public policy matters and governmental affairs, in both public service and private practice, as well as significant experience in outside board service to our Board of Directors. In addition, Ms. Burke’s familiarity with Chubb Corp. as a result of her years of service on the Chubb Corp. board is valuable to the oversight of the combined company.

24    Chubb Limited 2017 Proxy Statement

Agenda Item 5

James I. Cash Emeritus Professor of Business Administration, Harvard University Age: 69 Years of Service: 2 Committee Memberships: Audit

James I. Cash is the emeritus James E. Robison Professor of Business Administration, Harvard University, and was a member of the Harvard Business School faculty from July 1976 to October 2003. He also currently serves on the board of directors of Wal-Mart and was during the past five years a director of General Electric. He currently owns a private company, The Cash Catalyst, LLC, and serves as a special advisor or director of several private companies. From 1996 to 2016, Dr. Cash was a member of the board of directors of Chubb Corp. and served as a member of its Corporate Governance & Nominating Committee and Organization and Compensation Committee at the time of the closing of the merger with the Company.

Skills and Qualifications:

Dr. Cash brings an extensive knowledge of information technology, including cyber security, strategic planning and international business operations, and has significant outside board service and business experience. In addition, Dr. Cash’s familiarity with Chubb Corp. as a result of his years of service on the Chubb Corp. board is valuable to the oversight of the combined company.

Mary Cirillo Retired Executive Vice President and Managing Director, Deutsche Bank Age: 69 Years of Service: 11 Committee Memberships: Nominating & Governance (Chair), Compensation, Executive

Mary Cirillo is an advisor to Hudson Venture Partners L.P. (venture capital). She served as Chairman of OPCENTER, LLC (help desk and network operations services) from 2000 to 2004. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo currently serves as a director of Thomson Reuters Corporation, and within the past five years was a director of DealerTrack Technologies.

Skills and Qualifications:

Ms. Cirillo has spent a career in both software product development and management and in commercial banking. She has developed and led global businesses and served as chief executive officer for various subsidiaries at two major financial institutions. She has also led major turnaround efforts in global financial institutions. Ms. Cirillo also has experience in private equity. This business experience allows Ms. Cirillo to bring financial services and technology leadership skills to the Board.

Chubb Limited 2017 Proxy Statement    25

Agenda Item 5

Michael P. Connors Chairman and Chief Executive Officer, Information Services Group, Inc. Age: 61 Years of Service: 6 Committee Memberships: Compensation (Chair), Nominating & Governance, Executive

Michael P. Connors is Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., a technology insights, market intelligence and advisory services company. He is also a founder of that company. Mr. Connors served as a member of the Executive Board of VNU N.V., a worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and he served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is currently a director of Eastman Chemical Company.

Skills and Qualifications:

Mr. Connors is a successful chief executive officer, who brings to the Board substantial corporate management experience in a variety of industries as well as expertise in marketing, media and public relations through his high-level positions at marketing and information-based companies. Mr. Connors’ skills are enhanced through his current and past experience serving on several public company boards, which furthers his ability to provide valued oversight and guidance to the Company and strategies to inform the Board’s general decision-making, particularly with respect to management development, executive compensation and other human resources issues. He has served as the chair of two compensation committees. Though Mr. Connors is the current chief executive officer of a public company, he has attended 100 percent of all Board and committee meetings for which he was a member since joining the Board in 2011.

John A. Edwardson Retired Chairman and Chief Executive Officer, CDW Corporation Age: 67 Years of Service: 3 Committee Memberships: Risk & Finance

John A. Edwardson is the former Chairman and Chief Executive Officer of CDW Corporation (a technology products and services provider), serving as Chief Executive Officer from 2001 to September 2011 and as Chairman from 2001 to December 2012. Prior to joining CDW, he served as Chairman and Chief Executive Officer of Burns International Services Corporation, a provider of security services, from 1999 to 2000. He was also President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation (the parent company of United Air Lines, Inc.). Mr. Edwardson is currently a director of Rockwell Collins, Inc. and FedEx Corporation.

Skills and Qualifications:

Mr. Edwardson has extensive management, leadership and international experience. As the former Chairman and Chief Executive Officer of a technology company, he also has significant technological expertise. Mr. Edwardson has additional prior experience serving on a compensation committee, developing insight into executive compensation issues. He also serves as the chair of FedEx’s audit committee. All of these factors contribute to his value as a Board member.

26    Chubb Limited 2017 Proxy Statement

Agenda Item 5

Leo F. Mullin Retired Chairman and Chief Executive Officer, Delta Airlines Age: 74 Years of Service: 10 Committee Memberships: Risk & Finance

Leo F. Mullin served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 to 2003 and as Chairman of Delta from 1999 to 2004. Mr. Mullin served as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group, from 2004 to 2015. He is currently the Chairman of the Board of Directors of Transunion Holding Company and was, within the last five years, a director of Johnson & Johnson and of Education Management Corporation. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation (bank holding company) from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995.

Skills and Qualifications:

Mr. Mullin served as Chairman and Chief Executive Officer of one of the nation’s largest airlines, giving him exposure to a broad array of complex business, regulatory and international issues. In addition, his long and distinguished career in the banking industry provides additional background and experience with organizational and operational management, global business and financial matters.

Kimberly A. Ross Chief Financial Officer, Baker Hughes Incorporated Age: 51 Years of Service: 3 Committee Memberships: Audit

Kimberly A. Ross is Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated (supplier to the oil and gas industry). She was Executive Vice President and Chief Financial Officer of Avon Products Incorporated (a global consumer products company) from November 2011 until September 2014. Prior to joining Avon, Ms. Ross served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V., a food retail company, from 2007 to 2011. Prior to that, Ms. Ross held a variety of senior management positions at Ahold. Ms. Ross was also, during the last five years, a director of Avon.

Skills and Qualifications:

Having served as Chief Financial Officer at three companies and as the chair of the audit committee of a private company, Ms. Ross has extensive understanding of finance and financial reporting and internal auditing processes relevant to her service on the Audit Committee. Her work across a spectrum of industries has given Ms. Ross significant management and leadership skills and perspectives that in particular make her an asset to the Board. The Board also benefits from her international executive experience developed through executive positions with multiple companies.

Chubb Limited 2017 Proxy Statement    27

Agenda Item 5

Robert W. Scully Retired Co-President, Morgan Stanley Age: 67 Years of Service: 3 Committee Memberships: Compensation, Nominating & Governance

Robert W. Scully was a member of the Office of the Chairman of Morgan Stanley from 2007 until his retirement in 2009, and he previously served at Morgan Stanley as Co-president, Chairman of global capital markets and Vice Chairman of investment banking.

Prior to joining Morgan Stanley in 1996, he served as a managing director at Lehman Brothers and at Salomon Brothers Inc. Mr. Scully is currently a director of KKR & Co. L.P., UBS AG and Zoetis Inc. and was, during the last five years, a director of Bank of America Corporation and a Public Governor of the Financial Industry Regulatory Authority (FINRA).

Skills and Qualifications:

Mr. Scully’s lengthy career in the global financial services industry brings expertise in capital markets activities and, of particular note, risk management to the Board. Mr. Scully has a broad range of experience with oversight stemming from his extensive service as a director; he has served or is serving on four organizations’ audit committees (including FINRA), three companies’ compensation committees, a risk committee and a nominating and governance committee. Mr. Scully’s experience with and knowledge of talent development and strategic initiatives are also important to the Board.

Eugene B. Shanks, Jr. Retired President, Bankers Trust Company Age: 70 Years of Service: 6 Committee Memberships: Risk & Finance

Eugene B. Shanks, Jr. is a member of the Board of Directors of Federal Home Loan Mortgage Corporation (Freddie Mac), and chairs its nominating and governance committee as well as serving on its business and risk committee and its executive committee. From 1997 until its sale in 2002, Mr. Shanks was President and Chief Executive Officer of NetRisk, Inc., a risk management software and advisory services company he founded. From 1973 to 1978 and from 1980 to 1995, Mr. Shanks held a variety of positions with Bankers Trust New York Corporation and Bankers Trust Company, including head of Global Markets from 1986 to 1992 and President and Director from 1992 to 1995.

Skills and Qualifications:

With two decades of varied banking experience, Mr. Shanks brings extensive finance expertise to the Board. He earned a PhD in economics at Stanford University. In addition he has a strong background in both asset and risk management, which are two areas that are very important to Chubb’s business. Our Board also benefits from the leadership experience that Mr. Shanks gained from serving as a president of Bankers Trust. Mr. Shanks’s public company board experience also contributes to his value as a director.

Theodore E. Shasta Retired Partner, Wellington Management Company Age: 66 Years of Service: 7 Committee Memberships: Audit

Theodore E. Shasta is a Director of MBIA, Inc. and also serves as the Chair of its Audit Committee and a member of its Finance & Risk Committee. Mr. Shasta was formerly a Senior Vice President and Partner of Wellington Management Company, a global investment advisor. Mr. Shasta joined Wellington Management Company in 1996 and specialized in the financial analysis of publicly-traded insurance companies and retired in June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President of Loomis, Sayles & Company (investment management). Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. In total, Mr. Shasta spent 25 years covering the insurance industry as a financial analyst.

Skills and Qualifications:

Mr. Shasta’s history of working in the financial services industry, as well as in the property and casualty insurance arena, brings valuable insight and perspective to the Board. His years of analysis of companies like Chubb and its peer group provide him with deep knowledge of particular business and financial issues we face. His financial acumen and industry knowledge make him a valuable contributor to the Audit Committee. Mr. Shasta has been a Chartered Financial Analyst since 1986.

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Agenda Item 5

David H. Sidwell Retired Chief Financial Officer, Morgan Stanley Age: 64 Years of Service: 3 Committee Memberships: Audit

David H. Sidwell was Executive Vice President and Chief Financial Officer of Morgan Stanley from March 2004 to October 2007, when he retired. From 1984 to March 2004, Mr. Sidwell worked for JPMorgan Chase & Co. in a variety of financial and operating positions, most recently as Chief Financial Officer of JPMorgan Chase’s investment bank from January 2000 to March 2004. Prior to joining JP Morgan in 1984, Mr. Sidwell was with Price Waterhouse LLP, a major public accounting firm, from 1975 to 1984, where he was qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales.

Mr. Sidwell is currently Senior Independent Director of UBS AG and was a director of the Federal National Mortgage Association (Fannie Mae) until October 1, 2016. Mr. Sidwell served as a Trustee of the International Accounting Standards Committee Foundation from January 2007 until his term ended in December 2012.

Skills and Qualifications:

Mr. Sidwell has a strong background in accounting, finance and capital markets, as well as the regulation of financial institutions, complementary to his role on the Audit Committee. He also has considerable expertise in risk management from chairing the risk committee of a public company and his executive positions. Mr. Sidwell further contributes experience in executive compensation and corporate governance from his service on the committees of other public company boards. This comprehensive range of experience contributes greatly to his value as a Board member.

Olivier Steimer Chairman, Banque Cantonale Vaudoise Age: 61 Years of Service: 9 Committee Memberships: Risk & Finance (Chair), Executive

Olivier Steimer is Chairman of the Board of Banque Cantonale Vaudoise. Previously, he worked for the Credit Suisse Group from 1983 to 2002, with his most recent position at that organization being Chief Executive Officer, Private Banking International and member of the Group Executive Board. Mr. Steimer has served since 2013 on the Board of Allreal Holding AG (Swiss real estate manager and developer). He is Chairman of the foundation board of the Swiss Finance Institute. From 2010 to 2014, he was Vice Chairman of the Board of Directors of SBB CFF FFS (the Swiss national railway company), and from 2009 until 2012, he was the Chairman of the Board of Piguet Galland & Cie SA. Since 2009, he has been a member and, since 2012, he has been Vice Chairman of the Bank Council of Swiss National Bank. Mr. Steimer is a Swiss citizen.

Skills and Qualifications:

Mr. Steimer has a strong background of leadership in chairman and chief executive officer roles. He has deep knowledge of sophisticated banking and finance matters derived from his extensive experience in the financial services industry. As a Swiss company, Chubb benefits specifically from Mr. Steimer being a Swiss citizen and resident, and his insight into the Swiss commercial and insurance arenas provides valuable perspective to the Board.

Chubb Limited 2017 Proxy Statement    29

Agenda Item 5

James M. Zimmerman Retired Chairman and Chief Executive Officer, Federated Department Stores, Inc. (Macy’s) Age: 73 Years of Service: 2 Committee Memberships: Compensation, Nominating & Governance

James M. Zimmerman formerly served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. (Macy’s). Mr. Zimmerman was Chairman of the Board of Federated from February 2003 until January 2004, Chairman and Chief Executive Officer from May 1997 to February 2003, and President and Chief Operating Officer from March 1988 to May 1997. He began his career with Federated in 1965 after graduating from Rice University in Houston, Texas. Mr. Zimmerman is also currently a member of the board of directors of Fossil, Inc. and within the last five years was a member of the board of directors of Furniture Brands International. From 2008 to 2016, Mr. Zimmerman was a member of the board of directors of Chubb Corp. and served as its Lead Director and as a member of its Executive Committee and Organization & Compensation Committee at the time of the closing of the merger with the Company.

Skills and Qualifications:

Mr. Zimmerman brings significant experience to the Board through his roles as Chairman and Chief Executive Officer of a major public company and his outside board service and business activities. In addition, Mr. Zimmerman’s familiarity with Chubb Corp. as a result of his service on the Chubb Corp. board and role as its Lead Director is valuable to the oversight of the combined company.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item.

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above nominees.

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Agenda Item 6

Election of the Chairman of the Board of Directors

Agenda Item

Our Board of Directors is asking shareholders to elect Evan G. Greenberg as Chairman of the Board of Directors until our next annual general meeting.

Explanation

Under the Minder Ordinance and our Articles of Association, the authority to elect the Chair of our Board of Directors is vested with our shareholders, who elect a Chair from the directors elected under Agenda Item 5.

With the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated our current Chairman, Mr. Evan G. Greenberg, for election by shareholders as the Chairman of the Board of Directors until our next annual general meeting. Biographical information regarding Mr. Evan G. Greenberg may be found under Agenda Item 5, the election of directors.

Mr. Greenberg has served as our Chairman since 2007, a period of sustained success for the Company. Under his leadership, the Company has created superior shareholder value. Between 2008, his first full year as Chairman, and 2016, our book value per share grew at a compound annual growth rate (CAGR) of 11.6 percent and our tangible book value per share CAGR was 8.4 percent.

For the year ended December 31, 2016, the Company delivered excellent financial results, including strong net income per share and record operating income per share, world-class underwriting performance, strong book and tangible book value growth, and an operating return on equity of 10.5 percent. Operationally, the Company completed the largest merger in insurance history, and managed a transformational company-wide global integration effort, while staying focused on Chubb’s core business of underwriting and servicing customers and distribution partners, retaining our commercial and personal lines customers at or above all-time highs. The Company also launched new products and new businesses, made investments in people, technologies, and capabilities, and began to harness the complementary strengths of the organization in cross-selling and other revenue initiatives. By the end of 2016, Chubb had achieved or exceeded substantially all of the financial and non-financial targets established when the merger was initiated.

Annual Board Review of Leadership Structure

Each year, the Board of Directors reviews its leadership structure. The Board of Directors (with Mr. Greenberg abstaining) has unanimously agreed that it is in the best interest of the Company and shareholders for Mr. Greenberg to continue in his role as Chairman of the Board for the upcoming year. The Board believes he has the skills and experience to best perform both roles at this time.

Board Leadership: Our Independent Lead Director

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert Hernandez. Our Board structure provides for a strong Lead Director position, to promote and foster strong director independence in deliberations and overall governance. The Lead Director provides a forum for independent director deliberation and feedback and helps assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties.

At every regular Board meeting, the Lead Director presides over an executive session with only the independent directors present. Our Nominating & Governance Committee, and the entire Board of Directors, regularly reviews our Board leadership structure, and in particular examines and reaffirms the significant authority and powers of our Lead Director. See “Corporate Governance—Board Leadership Structure” on page 56 of this proxy statement for more details.

Chubb Limited 2017 Proxy Statement    31

Agenda Item 6

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the election of Evan G. Greenberg as the Chairman of the Board of Directors.

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Agenda Item 7

Election of the Compensation Committee of the Board of Directors

Agenda Item

Our Board of Directors is asking shareholders to elect each of the director nominees Michael P. Connors, Mary Cirillo, Robert M. Hernandez, Robert W. Scully and James M. Zimmerman individually as members of the Compensation Committee until our next annual general meeting.

Explanation

Under the Minder Ordinance and our Articles of Association, authority to elect the members of the Compensation Committee of our Board of Directors is vested with our shareholders, who elect members of the Compensation Committee from the directors elected under Agenda Item 5.

Upon the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated a slate of five nominees for election at the Annual General Meeting to the Compensation Committee of our Board of Directors until our next annual general meeting. Each of Michael P. Connors, Mary Cirillo, Robert M. Hernandez, Robert

W. Scully and James M. Zimmerman is currently serving on the Compensation Committee. Biographical information regarding each of the nominees may be found under Agenda Item 5, the election of directors.

The Board of Directors has unanimously agreed that service by each nominee to the Compensation Committee is in the best interest of the Company and the shareholders. Each of the nominees has been determined by the Nominating & Governance Committee and the Board of Directors to satisfy the Company’s Categorical Standards of Independence and related rules of the NYSE.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item.

The Board of Directors recommends a vote “FOR” each of the above nominees to be elected to the Compensation Committee of the Board of Directors.

Chubb Limited 2017 Proxy Statement    33

Agenda Item 8

Election of Homburger AG as Independent Proxy

Agenda Item

Our Board of Directors is asking shareholders to elect Homburger AG as the Company’s independent proxy until the conclusion of our next annual general meeting.

Explanation

Under the Minder Ordinance and our Articles of Association, shareholders have the authority to elect an independent proxy. The Minder Ordinance does not permit other forms of institutional proxies such as corporate proxies (appointing an officer or another representative of the Company), or depositary bank representatives as defined under Swiss law.

The independent proxy’s main task is to exercise the voting rights granted to it by shareholders in accordance with shareholder instructions. The independent proxy will not make statements, submit proposals or ask questions of the Board of Directors on behalf of shareholders.

Our Board of Directors has recommended that Homburger AG, Prime Tower, Hardstrasse 201, CH-8005 Zurich, Switzerland be elected as our independent proxy until the conclusion of our next annual general meeting. Homburger AG is a Swiss law firm.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

The Board of Directors recommends a vote “FOR” the election of Homburger AG as independent proxy.

34    Chubb Limited 2017 Proxy Statement

Agenda Item 9

Approval of Amended and Restated Chubb Limited Employee Stock Purchase Plan

Agenda Item

Our Board of Directors is asking shareholders to approve the amended and restated Chubb Limited Employee Stock Purchase Plan (ESPP). The following summary of the ESPP is qualified in its entirety by the complete text of the ESPP contained in Annex A.

Explanation and Purpose

The purpose of the ESPP is to provide eligible employees of Chubb and its participating subsidiaries the opportunity to purchase Common Shares through accumulated payroll deductions. We believe the ESPP serves as an attractive employee benefit and aids in employee recruitment and retention.

The ESPP was first adopted by the Board of Directors on July 28, 1995 and approved by shareholders on February 9, 1996. Shareholders last approved an amendment to the ESPP, the Fourth Amendment, at our 2012 annual general meeting. On February 23, 2017, our Board of Directors adopted the ESPP, as amended and restated effective as of such Board approval, subject to approval of shareholders at the Annual General Meeting.

If approved by shareholders, the ESPP will increase the number of Common Shares available for issuance under the ESPP by 2,000,000 shares, which shares shall be in addition to the 4,500,000 Common Shares previously reserved, and change the name of the plan from the ACE Limited Employee Stock Purchase Plan to the Chubb Limited Employee Stock Purchase Plan. The amendment and restatement of the ESPP does not effect any other changes to the ESPP.

As of March 20, 2017, 716,233 Common Shares remained available for issuance under the ESPP. The approval of the ESPP, as amended and restated, will bring the total number of Common Shares remaining available for issuance under the ESPP to 2,716,233.

Our Board of Directors believes it is important for employees to have an equity interest in the Company, and is recommending an amended and restated ESPP to shareholders for approval so that the ESPP can continue to operate. Increasing the number of Common Shares available for issuance under the ESPP is necessary to ensure that we have a sufficient number of Common Shares available for issuance under the ESPP and to accommodate the increased number of eligible participants resulting from our acquisition of Chubb Corp.

A summary of the material provisions of the ESPP, as amended and restated, is set forth below. A copy of the ESPP, as amended and restated, is set forth in Annex A.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the Code), and therefore offers favorable tax treatment for certain purchases of Common Shares made pursuant to the ESPP (see “United States Income Tax Considerations” below).

General Terms of the ESPP

The ESPP is administered by a committee, which we refer to as the Committee, of two or more members of the Board who are selected by the Board. The Board has designated the Compensation Committee to serve as the Committee administering the ESPP. The Committee has the authority to manage and control the operation and administration of the ESPP, including the authority to interpret the ESPP and to establish, amend and rescind rules and regulations relating to the ESPP. Except to the extent prohibited by the provisions of Rule 16b-3 pursuant to the Securities Exchange Act of 1934, which we refer to as the Exchange Act, applicable local law, the applicable rules of any stock exchange, or any other applicable rules, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers under the ESPP to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

If the ESPP, as proposed to be amended and restated, is approved, the maximum number of Common Shares permitted to be sold under the ESPP will be 6,500,000, of which 3,783,767 already have been sold as of March 20, 2017, leaving approximately 2,716,233 available for future sale. The Common Shares with respect to which purchases may be made under the ESPP shall be:

•	shares currently authorized but unissued; or

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Agenda Item 9

•	shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by any executive officer of the Company). The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares to be so acquired (as determined by any executive officer of the Company).

Subject to the requirements of Section 423 of the Code, the Committee shall adjust the number of shares available under the ESPP for any subdivision or consolidation of shares or recapitalization or any other increase or reduction of the number of Common Shares outstanding that is effected without receiving compensation therefor in money, services or property.

If the shareholders of the Company receive any shares of stock or other securities or property pursuant to any reorganization, merger, consolidation or plan of exchange with another corporation, or if the Company distributes securities of another corporation to its shareholders, then, subject to the requirements of Section 423 of the Code, an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the shareholders of the Company in respect of such shares shall be substituted for the shares, subject to outstanding rights to purchase Common Shares under the ESPP.

Except as otherwise permitted under Section 424 of the Code and Rule 16b-3 under to the Exchange Act, neither the amount of any payroll deductions made with respect to a participant’s compensation nor any participant’s rights to purchase shares of Common Shares under the ESPP may be pledged or hypothecated, nor may they be assigned or transferred other than by will and the laws of descent and distribution. During the lifetime of the participant, the rights provided to the participant under the ESPP may be exercised only by the participant.

The ESPP is not subject to the Employee Retirement Income Security Act of 1974, as amended or qualified under Section 401(a) of the Code.

Eligibility

All employees of the Employers (meaning the Company and each of its subsidiaries which, with the consent of the Company, adopts the ESPP for the benefit of its eligible employees) who have been employed for more than 500 hours and for longer than six months, and whose customary employment is greater than 20 hours per week and more than five months in any calendar year, are eligible to participate in the ESPP. However, only those individuals employed by the Employers on the first day of a Subscription Period (defined below) may participate in the ESPP during that Subscription Period.

An employee who is a citizen or resident of a foreign jurisdiction where the grant of an option under the ESPP or an offering to such citizen or resident is prohibited under the laws of such jurisdiction, or where compliance with the laws of the foreign jurisdiction would cause the ESPP or offering to violate the requirements of Section 423 of the Code, is not eligible to participate in the ESPP.

In addition, employees who own, or who would own upon the exercise of any rights extended under the ESPP and the exercise of any other options (whether qualified or non-qualified), shares possessing five percent or more of the total combined voting power or value of all classes of Common Shares or of any parent or subsidiary corporation are not eligible to participate in the ESPP. Certain restrictions apply to employees whose rights to purchase Common Shares under all employee stock purchase programs the Employers maintain would accrue at a rate that exceeds $25,000 of fair market value (determined at the time the purchase rights are granted) for each calendar year in which the purchase rights are outstanding. As of March 20, 2017, the Company and its subsidiaries had approximately 28,000 employees eligible to participate in the ESPP.

Participation

The ESPP gives participants the right to purchase Common Shares using amounts deducted from their pay during consecutive “Subscription Periods.” The Committee, with the approval of the Board, has established six-month Subscription Periods that begin on January 1 and July 1 of each year. The Committee has the authority to change the length and/or frequency of the Subscription Periods, but the periods may not extend beyond one year.

Eligible employees can become participants in the ESPP for any Subscription Period by filing a written payroll deduction authorization (referred to as a “Subscription Agreement” or an “Enrollment Form”) with the Committee. The Subscription Agreements authorize payroll deductions from the employees’ pay for contributions to the ESPP for that Subscription Period.

When participants file Subscription Agreements, their participation in the ESPP generally begins on the first day of the Subscription Period to which their Subscription Agreements relate and continues until the end of the Subscription Period or, if earlier, until the participants elect to terminate participation as described below or until the ESPP is terminated. At the time participation begins for a Subscription Period, participants are granted an “option” to purchase Common Shares on the Exercise Date (as defined below) for that Subscription Period. The amount of Common Shares to be purchased is determined based on the

36    Chubb Limited 2017 Proxy Statement

Agenda Item 9

accumulated payroll deductions and the purchase price applicable to the option, as discussed below. The participants have no interest in Common Shares covered by the Subscription Agreement until the shares are delivered.

Neither the ESPP nor any contract in connection with the ESPP gives any person a right to a lien on the funds deducted from participants’ pay pursuant to the ESPP.

Payroll Deductions

At the time participants file Subscription Agreements, they elect to have payroll deductions made on each pay day during the applicable Subscription Period. Participants may choose a reduction of either a full percentage of their Compensation (as defined below) or a specified whole dollar amount. Whether they elect a dollar amount or a percentage, the total amount of the payroll deductions for the Subscription Period cannot exceed 10 percent of their Compensation for that Subscription Period. “Compensation” means salary, except that if a participant does not receive salary, compensation is based on such other amount of basic compensation as determined by the Committee. Participants do not earn interest on amounts deducted from their paychecks, and, prior to the time they are used to buy Common Shares under the ESPP, the funds are available for general use by the Employers and may be subject to the claims of the Employers’ creditors.

After the Subscription Period begins, participants may not increase or decrease the rate of their payroll deductions for that Subscription Period, unless their participation terminates, as described below. Automatic changes to deductions (including a reduction to zero) may be made to ensure that the ESPP complies with the requirements of Section 423 of the Code.

Termination of Participation

Participants may discontinue participation in the ESPP for any Subscription Period. If a participant chooses to terminate participation, the total amount that has been deducted during that Subscription Period will be returned, without interest. If deductions are withdrawn, the option for that Subscription Period will be terminated and no further payroll deductions will be made for that Subscription Period.

If a participant’s employment with the Employers terminates, the total amount that has been deducted during that Subscription Period will be returned, without interest, and the option will be terminated.

Purchase of Common Shares

The amounts that have been deducted from participants’ paychecks during a Subscription Period will be used on the “Exercise Date” to purchase full shares of Common Shares. An Exercise Date is generally the last trading day of a Subscription Period. The number of shares purchased will be equal to the total amount, as of the Exercise Date, that has been deducted from the participants’ paychecks for that Subscription Period, divided by the Purchase Price, rounded down to the next full share. The “Purchase Price” is 85 percent of the fair market value of a Common Share on the Exercise Date. The closing price with respect to a Common Share on March 16, 2017 was $137.73 per share. In no event shall the Purchase Price be less than the par value of a Common Share.

Limitations may apply with respect to the amount and value of a Common Share that a participant may purchase under the ESPP for any Subscription Period. No participant may purchase more than $25,000 in value of Common Shares under the ESPP (and any other employee stock purchase plan) in any calendar year.

If participants decide they do not wish to purchase Common Shares during a Subscription Period, they may notify the Company prior to the Exercise Date (or at such other time as the Compensation Committee may establish) that they elect not to purchase the Common Shares which they are entitled to purchase. To the extent the amounts deducted from participants’ paychecks are not used to purchase full Common Shares, those amounts shall be returned without interest. The options shall expire on the last day of the Subscription Period.

Withholding

All benefits under the ESPP are subject to withholding of all applicable taxes.

Chubb Limited 2017 Proxy Statement    37

Agenda Item 9

Duration, Amendment and Termination

The ESPP shall be unlimited in duration unless it is terminated pursuant to the provisions of the ESPP, which provide that the Board may amend or terminate the ESPP at any time. With limited exceptions specified in the ESPP, no amendment or termination of the ESPP may adversely affect the rights of a participant with respect to shares that have been purchased before such amendment is adopted by the

Board. No amendment of the ESPP may be made without approval of the shareholders of the Company to the extent that such approval is required to maintain compliance with the requirements of Section 423 of the Code. In addition, to the extent that applicable stock exchange rules require shareholder approval for an amendment, such amendment will not be effective without shareholder approval.

United States Income Tax Considerations

The following is a brief description of the U.S. federal income tax treatment that will generally apply with respect to purchases under the ESPP by participants who are subject to U.S. income tax. This discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the ESPP. Participants may also be subject to foreign, state and/or local taxes in connection with purchases under the ESPP, which could differ significantly from U.S. federal tax consequences. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax aspects of purchases to their personal circumstances.

The ESPP is intended to qualify under Section 423 of the Code. Under this section, a participant will not be required to recognize taxable income at the time shares are purchased under the ESPP. The participant may, however, become liable for tax upon the disposition of the Common Shares acquired, as described below.

In the event that shares acquired pursuant to the ESPP are not sold or disposed of (including by way of gift) prior to two years after the date of the grant of the option (as determined for tax purposes) or one year after the relevant Exercise Date, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) the excess of the fair market value of the shares at the date of grant (as determined for tax purposes) over an amount equal to what the purchase price would have been if it had been computed as of the date of the grant (as determined for tax purposes), will be treated as ordinary income to the participant. Any further gain on disposition will be treated as long-term capital gain and any loss will be treated as a capital loss.

In the event the participant sells or disposes of the shares before the expiration of the holding periods described above, the excess of the fair market value of the shares on the Exercise Date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as a capital gain and will be treated as a long-term capital gain if the shares have been held for more than one year. If the shares are sold for less than their fair market value on the Exercise Date, the participant may recognize a capital loss equal to the difference between the sales price and the value of the shares on the Exercise Date.

The Company is not currently subject to U.S. corporate income taxes. However, if a sale or disposition is made before the expiration of the holding periods described above by a participant employed by a subsidiary that is a U.S. taxpayer, the subsidiary will be entitled to a deduction for its taxable year in which such sale or disposition occurs equal to the amount of income includible in the participant’s gross income as ordinary income.

Tax Advice

U.S. Tax Advice. The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the ESPP. A participant may also be subject to state and local taxes in connection with the grant of awards under the ESPP. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Non-U.S. Tax Considerations. Participants subject to taxation in other countries should consult their tax advisors.

38    Chubb Limited 2017 Proxy Statement

Agenda Item 9

Common Share Issuances

The following table sets forth shares purchased pursuant to the ESPP for the fiscal year ended December 31, 2016 by the Company’s CEO and each of the other Named Executive Officers that participated in the ESPP in 2016 and by the various indicated groups, together with the weighted average purchase price paid per share:

Name	Number of Purchased Shares	Weighted- average Purchase Price
Evan G. Greenberg	—	—
Chairman, President and Chief Executive Officer
John W. Keogh	—	—
Executive Vice Chairman and Chief Operating Officer
Phillip V. Bancroft	—	—
Chief Financial Officer
Paul J. Krump	189	$112.30
President, North America Commercial and Personal Insurance
John J. Lupica	191	$111.10
Vice Chairman; President, North America Major Accounts and Specialty Insurance
Executive Officer Employee Group (9 persons)	380	$111.70
Non-Employee Director Group	—	—
Non-Executive Officer Employee Group	218,828	$111.80

New ESPP Benefits

The benefits to be derived under the ESPP by any individual in the future are currently undeterminable. Participation in the ESPP is entirely voluntary and benefits will only be realized by those employees who have chosen to allocate a portion of their Compensation to the purchase of Common Shares of the Company. The total number of shares to be purchased during each Subscription Period cannot be determined in advance, as it will vary based on an individual’s elections (which may include an election to terminate participation during a Subscription Period) and the price of a Common Share at the Exercise Date; provided that, in no event may a participant purchase more than $25,000 in value of Common Shares under the ESPP (and any other employee stock purchase plan) in any calendar year.

Authorized Securities under Equity Compensation Plans

The following table presents securities authorized for issuance under equity compensation plans at December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	13,716,372	$87.29(3)	21,238,463
Equity compensation plans not approved by security holders(2)	49,358

(1)	These totals include securities available for future issuance under the following plans:

i.	Chubb Limited 2016 Long-Term Incentive Plan (LTIP). A total of 19,500,000 shares are authorized to be issued pursuant to awards made as options, stock appreciation rights, stock units, performance shares, performance units, restricted stock, and restricted stock units. The maximum number of shares that may be delivered to participants and their beneficiaries under the LTIP shall be equal to the sum of: (x) 19,500,000 shares of stock; and (y) any shares of stock that have not been delivered pursuant to the ACE LTIP (as defined in clause (ii) of this footnote (1) below) and remain available for grant pursuant to the ACE LTIP, including shares of stock represented by awards granted under the ACE LTIP that are forfeited, expire or are canceled after the Effective Date without delivery of shares of stock or which result in the forfeiture of the shares of stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the ACE LTIP. As of December 31, 2016, a total of 87 option awards and 1,581 restricted stock unit awards are outstanding, and 20,522,230 shares remain available for future issuance under this plan.

Chubb Limited 2017 Proxy Statement    39

Agenda Item 9

ii.	ACE Limited 2004 Long-Term Incentive Plan (ACE LTIP). As of December 31, 2016, a total of 9,924,502 option awards, 801,192 restricted stock unit awards and 64,761 performance unit awards are outstanding. No additional grants will be made pursuant to the ACE LTIP.

iii.	The Chubb Corporation Long-Term Incentive Plan (2014) (Chubb Corp. LTIP). As of December 31, 2016, a total of 255,628 option awards, 1,402,670 restricted stock unit awards, 958,250 performance unit awards (representing 100% of the aggregate target in accordance with the Chubb Corp. merger agreement) and 307,701 deferred stock unit awards are outstanding. No additional grants will be made pursuant to the Chubb Corp. LTIP.

iv.	ESPP. A total of 4,500,000 shares have been authorized for purchase at a discount. As of December 31, 2016, 716,233 shares remain available for future issuance under this plan.

(2)	These plans are the Chubb Corp. CCAP Excess Benefit Plan (CCAP Excess Benefit Plan) and the Chubb Corp. Deferred Compensation Plan for Directors, under which no Common Shares are available for future issuance other than with respect to outstanding rewards. The CCAP Excess Benefit Plan is a nonqualified, defined contribution plan and covers those participants in the Capital Accumulation Plan of The Chubb Corporation (CCAP) (Chubb Corp.’s legacy 401(k) plan) and Chubb Corp.’s legacy employee stock ownership plan (ESOP) whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the CCAP Excess Benefit Plan is entitled to a benefit equaling the difference between the participant’s benefits under the CCAP and the ESOP, without considering the applicable limitations of the Code, and the participant’s actual benefits under such plans. A participant’s excess ESOP benefit is expressed as Common Shares. Payments under the CCAP Excess Benefit Plan are generally made: (i) for excess benefits related to the CCAP, in cash annually as soon as practical after the amount of excess benefit can be determined; and (ii) for excess benefits related to the ESOP, in Common Shares as soon as practicable after the participant’s termination of employment. Allocations under the ESOP ceased in 2004. Accordingly, other than dividends, no new contributions are made to the ESOP or the CCAP Excess Benefit Plan with respect to excess ESOP benefits.

(3)	Weighted average exercise price excludes shares issuable under performance unit awards and restricted stock unit awards.

See Note 12 to the consolidated financial statements in our Annual Report on Form 10-K for further information regarding our equity compensation plans.

What Happens If Shareholders Do Not Approve This Proposal?

In the event of a negative vote on this agenda item by shareholders, the Board of Directors will take the vote of the shareholders into consideration and participants may continue to purchase shares under the ESPP for so long as shares remain available for issuance.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or proxy) at the Annual General Meeting (such that the number of votes cast in favor of the agenda item exceeds the aggregate of votes cast against the agenda item plus abstentions), not counting broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the approval of the amended and restated Chubb Limited Employee Stock Purchase Plan.

40    Chubb Limited 2017 Proxy Statement

Agenda Item 10

Approval of the Maximum Compensation of the Board of

Directors and Executive Management

10.1 Compensation of the Board of Directors until the Next

Annual General Meeting

Agenda Item

Our Board of Directors is asking shareholders to approve a maximum total of $5.1 million in aggregate compensation for the members of the Board of Directors until the 2018 annual general meeting.

Explanation of Proposal

All compensation to directors (other than Mr. Greenberg, who does not receive compensation for his service as a director) from the date of the Annual General Meeting through the 2018 annual general meeting is subject to this maximum aggregate amount. This includes all annual retainer fees, committee chair fees and equity awards provided to the directors. It also includes the value of dividend equivalents paid with respect to certain outstanding deferred restricted stock units (which we stopped granting in 2009) held by some of our longer-serving directors, and certain other payments described in the 2016 Director Compensation table in this proxy statement.

The requested $5.1 million represents a 4% increase from the current maximum aggregate authorized Board of Directors compensation of $4.9 million, which was approved by shareholders at our 2016 annual general meeting, reflecting the changes to our Outside Directors Compensation Parameters described in “Process Used to Determine Maximum Aggregate Compensation for the Board of Directors, Outside Consultant Survey and Analysis of Director Compensation” below. Prior to these changes, director compensation had not increased since 2013. The requested amount also represents an estimate for the dividend equivalents and other payments described above similar to last year’s, and a small cushion to permit per-meeting fees in case of special Board meetings as described in our Outside Directors Compensation Parameters.

Explanation of Swiss Requirement

Swiss law and our Articles of Association require shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that can be paid, granted or promised to the Board of Directors.

Q&A Relating to Shareholder Ratification of the Maximum Aggregate Compensation

of the Board

For which period does the Board compensation approval apply?	The approval applies to compensation for the period from the Annual General Meeting until the end of the next annual general meeting.

What does the maximum aggregate compensation amount include?	The maximum includes a lump sum amount for all potential compensation elements for the period, including: • Annual retainers • Committee chair fees • Equity awards • Attendance fees

Chubb Limited 2017 Proxy Statement    41

Agenda Item 10

Where can I find more information about director compensation?

For reference, the amounts of compensation paid to directors in 2016 can be found in the “Director Compensation” section beginning on page 65 of this proxy statement. Under the Minder Ordinance, we also publish an audited annual compensation report, the Swiss Compensation Report, which is included within our Annual Report. These documents are available to shareholders in their proxy materials.

What process does the Company use to determine the maximum aggregate compensation amount?

Our Board determined the maximum aggregate amount by considering amounts paid under our Outside Directors Compensation Parameters and the size of our Board, by estimating an amount for dividend equivalents paid with respect to certain outstanding deferred restricted stock units (which we stopped granting in 2009) held by some of our longer-serving directors, and by adding a small cushion to permit per-meeting fees to be paid in accordance with our Outside Directors Compensation Parameters in case of additional meetings, should they be necessary.

Who determines the actual compensation for each individual Board member?

The Board, upon recommendation of the Nominating & Governance Committee, determines the actual individual compensation of each member of the Board, subject to the maximum aggregate compensation amounts ratified by the shareholders.

Process Used to Determine Maximum Aggregate Compensation for the Board of Directors, Outside Consultant Survey and Analysis of Director Compensation

In February 2017 the Nominating & Governance Committee retained Pay Governance to provide a survey and analysis of Board of Directors compensation, including a comparison of our compensation structure to that of our competitors and other insurance and similarly sized companies.

Our Nominating & Governance Committee considered the Pay Governance survey and analysis, together with other considerations particular to the Company, including that Director compensation had not been increased for several years and that Director compensation for cash and equity retainers, as well as certain Committee Chair retainers, were below the median of our competitors and other insurance and similarly sized companies, to set the Outside Directors Compensation Parameters in February 2017. At that time, the Nominating & Governance Committee recommended and the Board approved the Outside Directors Compensation Parameters with the following changes:

•	increase in the cash retainer from $100,000 to $120,000 (last increased in 2013);

•	increase in the equity retainer from $160,000 to $170,000 (last increased in 2013);

•	increase in the Audit Committee Chair retainer from $25,000 to $35,000 (last increased in 2006);

•	increase in the Compensation Committee Chair retainer from $20,000 to $25,000 (last increased in 2011);
•	increase in the Risk & Finance Committee Chair retainer from $15,000 to $20,000 (last increased in 2011); and

•	increase in the Nominating & Governance Committee Chair retainer from $12,000 to $20,000 (last increased in 2011).

The Board does not expect to consider further changes to the Outside Directors Compensation Parameters until it considers the maximum aggregate pool to be submitted for shareholder approval next year.

What Happens If Shareholders Do Not Ratify the Maximum Aggregate Compensation Amount Proposed by the Board?

If shareholders do not ratify the maximum aggregate compensation amount proposed by the Board, our Articles of Association require the Board to consider the results of the vote, other shareholder feedback and other matters in its discretion. Then the Board may submit a new proposal for approval of the maximum aggregate amount at next year’s annual general meeting or at an extraordinary general meeting of the shareholders. The Company may continue to pay compensation to the Board subject to the subsequent approval. The Board may also split proposals for approval by submitting proposals with respect to particular elements of compensation, shorter periods of time, or a more limited group of persons. However, rejection of this proposal could lead to material uncertainty with respect to the Company’s compensation arrangements and could detrimentally impact the Company’s ability to attract and retain directors.

42    Chubb Limited 2017 Proxy Statement

Agenda Item 10

Voting Requirement to Approve Agenda Items

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the approval of the maximum aggregate compensation for the members of the Board of Directors until the 2018 annual general meeting.

10.2 Compensation of Executive Management for the Next Calendar Year

Agenda Item

Our Board of Directors is asking shareholders to approve a maximum total of $41 million in aggregate compensation for the members of Executive Management for the next calendar year (2018).

Explanation of Proposal

Swiss law and our Articles of Association require our shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that can be paid, granted or promised to the members of Executive Management. The aggregate amount of the compensation for Executive Management relates to the subsequent calendar year.

The maximum aggregate amount includes base salary, annual cash bonus and long-term equity awards, as well as Company contributions to retirement plans, perquisites and the value of other special services provided to Executive Management.

Compensation payable for 2018 will be determined in accordance with our compensation principles as applied by our Compensation Committee. Compensation determinations will incorporate the changes to our compensation program described elsewhere in this proxy statement.

Shareholders approved at our 2016 annual general meeting a maximum total of $44 million in aggregate compensation for our present Executive Management group for 2017. The proposal in this Agenda Item 10.2 reflects a 6.8 percent decrease to last year’s approved amount.

Chubb’s Executive Management is appointed by the Board, based on the applicable provisions of Swiss law and our Organizational Regulations. Chubb’s Executive Management consists of Evan G. Greenberg, Philip V. Bancroft, John W. Keogh and Joseph F. Wayland, consistent with last year.

In 2015, Executive Management consisted of five persons: Evan G. Greenberg, Philip V. Bancroft, John W. Keogh, John J. Lupica, and Joseph F. Wayland. Shareholders approved at our 2015 annual general meeting a maximum total of $49 million in aggregate compensation for that Executive Management for 2016. In 2016, we paid a total of $43 million in aggregate compensation for this group, or 12 percent less than the aggregate approved amount. In 2016, following our acquisition of Chubb Corp. and in connection with management restructuring from that acquisition, the Board of Directors reduced our Executive Management from five to four. Aggregate compensation for our current Executive Management group (Messrs. Greenberg, Bancroft, Keogh and Wayland) in 2016 was $36.7 million.

The proposed maximum aggregate compensation amount for the next calendar year was arrived at under the assumption and plan that 2018 compensation awards will be determined consistent in practice with determination of 2016 awards. For illustrative purposes, an increase to 2016 total compensation for Executive Management of approximately 5 percent for 2017 and 5 percent for 2018 would result in total compensation of approximately $41 million in 2018. It is important for shareholders to understand that this example reflects only potential compensation and performance-based awards for 2017 and 2018.

The compensation principles adhered to by our Board and Compensation Committee are described in our Articles of Association and the Compensation Discussion & Analysis section of this proxy statement. The elements of compensation covered by this approval are described in Articles 23 and 24 of our Articles of Association. A significant portion of compensation of Executive Management will remain “at-risk” or “variable” and dependent on Company and individual performance. At Chubb, base salary generally becomes a lesser percentage of overall compensation the more senior the position.

We expect to continue this emphasis on at-risk compensation to align management and shareholder interests. In 2016, 93 percent of CEO compensation and 86 percent of our other Executive Management compensation was at-risk, in the form of a variable bonus, stock options, restricted share grants and performance share awards. The annual cash bonus and long-term equity awards for 2018 are based on and subject to the Compensation Committee’s consideration of year-end financial results, and will be awarded in 2019 with respect to performance during calendar year 2018.

Chubb Limited 2017 Proxy Statement    43

Agenda Item 10

Our approach to the Swiss-required Executive Management say-on-pay vote in this Agenda Item permits shareholders to vote on executive compensation relating to the upcoming year, while the U.S. SEC say-on-pay advisory vote in Agenda Item 11 provides shareholders an opportunity to vote looking back at actual compensation paid out to NEOs in the calendar year before the date of the proxy statement. In that sense, the U.S. SEC say-on-pay vote will provide additional accountability for the way we use the maximum amounts approved in advance via this Swiss Executive Management say-on-pay vote.

Maximum Aggregate Compensation Dependent Upon Company and Individual Performance

Maximum potential awards and payments at the top of applicable ranges will only be made if individual and Company performance meet performance thresholds set by the Board or Compensation Committee in accordance with the Articles of Association and the Company’s bonus and equity incentive plans. Equity awards will be valued at the fair value at the time of grant in accordance with Article 23(e) of our Articles of Association. Actual amounts realized by Executive Management will depend on various factors including our future stock price.

It is important to note that the maximum aggregate amount of compensation is a maximum cap and the Company will not necessarily award the maximum aggregate amount of compensation. For example, in 2016 we paid our Executive Management 12 percent less than the full amount that was authorized by shareholders at our 2015 annual general meeting. Nevertheless, we request that our shareholders approve the maximum aggregate amount of $41 million in order to assure that the Company has the flexibility to reward superior performance and to respond to unforeseen circumstances that may arise in calendar year 2018.

Below are summary answers to certain questions that shareholders may have in connection with this proposal.

Q&A Relating to Shareholder Ratification of the Maximum Aggregate Compensation of

Executive Management

For which period does Executive Management compensation approval apply?

The approval applies to compensation for the next calendar year (2018), including variable compensation that may be paid or granted in the year following the next calendar year based upon satisfaction of performance targets.

What does the maximum aggregate compensation amount include?	It includes a lump sum amount for all potential compensation elements for the period, including:
• Fixed Compensation – Base salary

•  Variable Compensation including:

    – Cash bonus

    – Long-term equity incentive awards

    – Retirement contributions

    – Additional personal benefits including limited perquisites and provisions for post-employment compensation

How is future compensation for 2018 valued for purposes of this requested approval?

The proposed maximum aggregate compensation amount for Executive Management will establish a budget to be used by the Board for Executive Management compensation for 2018. To calculate depletion of this budget and amounts remaining within the shareholder approved amount, cash payments will be valued at the amount actually paid for the various portions of compensation paid in cash; that is, the proposed amount does not factor in a discount to present value.

In accordance with Article 24(e) of our Articles of Association, equity awards will be valued at the fair value on the date of grant, which may be less than the full market value of the shares subject to particular awards. Equity awards may also be either less than or greater than the amount Executive Management ultimately realizes with respect to the awards upon their vesting, exercise or termination. Fair value for awards will be assessed as follows:

•  stock options: the applicable Black-Scholes value at the date of grant

•  time-based restricted share grants: 100% of the market value of the subject shares as of the date of grant

•  performance share awards: 100% of the market value of the target shares subject to the entire award, inclusive of both the target awards and the premium awards as described elsewhere in this proxy statement.

44    Chubb Limited 2017 Proxy Statement

Agenda Item 10

In all cases, amounts actually realized by Executive Management for their equity awards could be less or more than the fair value at time of grant because the stock price for Chubb shares may increase or decrease between the date of grant and the date the shares actually vest, if they vest.

In addition to this potential for share price fluctuation, the fair value of stock options is less than 100% of the value of the shares subject to the options because the options have an exercise price equal to the market value on the date of grant. The fair value of performance shares is less than 100% of the value of the shares subject to the awards on the date of grant because the relevant performance hurdles, for both target awards and performance awards, may not be met. This means that members of Executive Management may realize less than the value of the target awards or no value at all should awards fail to meet performance hurdles. Amounts realized will only exceed the fair value on the date of grant if premium award shares subject to the awards actually vest (in the case of performance share awards) or if the share price on the date of exercise (net of exercise price, in the case of stock options) exceeds the share price at the time of grant.

In the Summary Compensation Table of this proxy statement and in our Swiss Compensation Report contained in the Annual Report, stock options are similarly valued at a Black-Scholes value, and performance shares are reflected at 50% of the value of the entire award (i.e., 100% of the value of the target award). The Summary Compensation Table also includes in a footnote information about the grant date full (potential) value of 2016 performance share awards for NEOs.

Who determines the actual compensation for each individual member of Executive Management?

The Board or the Compensation Committee determines the actual individual compensation of each member of Executive Management, subject to the maximum aggregate compensation amounts ratified by the shareholders and other limitations contained in the Articles of Association and the Company’s bonus and equity incentive plans. The actual aggregate amount of compensation paid to the individual members of Executive Management may be lower than the maximum aggregate compensation amount for which the Board is seeking ratification. This is because the maximum aggregate compensation amount is calculated based on the assumption that all performance and other measures of applicable bonus and equity-based compensation plans are met or substantially exceeded.

Where Can I Find More Information about Executive Management Compensation?

For reference, the “Compensation Discussion & Analysis” section of this proxy statement contains detailed information about executive compensation. Under the Minder Ordinance, we also publish an audited annual compensation report, the Swiss Compensation Report, which is included within our Annual Report. These documents are available to shareholders in their proxy materials.

Chubb Executive Management, Role and Compensation

Executive Management has accountability for corporate strategy, providing constant leadership to the organization on the execution of that strategy, and ensuring that the financial performance of the Company creates shareholder value both in the short and long term.

Chubb’s Executive Management receives both fixed and variable compensation for their work. The majority of their compensation is variable, in the form of annual cash bonus and long-term equity awards – both of which are directly linked to the financial performance of the Company.

The determination of annual variable compensation follows from a thoughtful and disciplined assessment of Company performance in both absolute and relative terms, fostering clear alignment between annual compensation and Company financial performance.

Process Used to Determine Maximum Aggregate Compensation for Executive Management

The Board of Directors calculates the maximum aggregate compensation amount based on the assumption that compensation for Executive Management will be at the maximum of all applicable ranges, meaning that all individual and Company performance criteria are met or substantially exceeded. Actual compensation determinations and awards are subject to Board or Compensation Committee determination after the Annual General Meeting. If the Board of Directors were to decide that Executive Management deserves compensation and awards in excess of the maximum amount approved by shareholders, we would pay such amounts only with subsequent shareholder approval for that additional amount.

Chubb Limited 2017 Proxy Statement    45

Agenda Item 10

If performance criteria are not met, then the actual aggregate amount of compensation paid to the individual members of Executive Management will be significantly lower than the maximum aggregate compensation amount for which the Board is seeking approval.

What Happens If Shareholders Do Not Ratify the Maximum Aggregate Compensation Amount Proposed by the Board?

If shareholders do not ratify the maximum aggregate compensation amount, our Articles of Association requires the Board to consider the results of the vote, other shareholder feedback and other matters in its discretion. Then the Board may submit a new proposal for approval of the maximum aggregate amount at next year’s annual general meeting or at an extraordinary general meeting of the shareholders, and the Company may pay compensation to Executive Management subject to the subsequent approval. The Board may also split proposals for approval by submitting proposals with respect to particular elements of compensation, shorter periods of time, or a more limited group of persons.

Voting Requirement to Approve Agenda Items

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

The Board recommends a vote “FOR” the approval of the maximum aggregate compensation of the members of Executive Management for the next calendar year.

46    Chubb Limited 2017 Proxy Statement

Agenda Item 11

Advisory Vote to Approve Executive Compensation under U.S. Securities Law Requirements

Agenda Item

Our Board of Directors is asking shareholders to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC for the year ended December 31, 2016, including the Compensation Discussion & Analysis, compensation tables and related material disclosed in this proxy statement. We refer to our named executive officers, who are determined based on relevant compensation and applicable SEC rules, as NEOs.

Explanation

This proposal, commonly known as the SEC’s “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation for the fiscal year ended December 31, 2016. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

This Agenda Item, required by the SEC under Section 14A of the Exchange Act, and the immediately preceding Agenda Item 10.2, required by Swiss law, provide our shareholders with a prospective and retrospective voice on executive compensation. The Swiss executive say-on-pay vote is designed as a pre-approval so that we can clarify shareholder intent and direction before the year actually begins, which we think makes sense and provides helpful certainty for our Company, our Executive Management and our shareholders.

The SEC say-on-pay vote generally covers the calendar year prior to the date of our proxy statement. As a result, our approach to Swiss executive say-on-pay will allow shareholders to vote on executive compensation relating to the upcoming year, while the SEC say-on-pay advisory vote provides for a look-back to the calendar year before the date of the applicable proxy statement. The SEC say-on-pay vote keeps us accountable for the way we actually use the maximum amounts approved in advance via the Swiss executive say-on-pay vote. Our Board and Compensation Committee value and will use this feedback to continually evolve our compensation programs.

Under SEC rules, this U.S. say-on-pay vote is advisory, and not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will continue to consider the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. To the extent there is any significant vote against NEO compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate the voting results and any actions necessary to address those concerns.

Shareholders should review the “Compensation Discussion & Analysis” beginning on page 71 and the executive compensation tables and related narrative disclosure in this proxy statement for information about the compensation of our NEOs. Our NEOs for 2016 are Evan G. Greenberg, Chairman, President and CEO; Philip V. Bancroft, Chief Financial Officer; John W. Keogh, Executive Vice Chairman and Chief Operating Officer; Paul J. Krump, President, North America Commercial and Personal Insurance; and John J. Lupica, Vice Chairman; President, North America Major Accounts and Specialty Insurance.

Our Compensation Program

The goal of our compensation program is to fairly compensate our employees and to enhance shareholder value by closely aligning our executive compensation philosophy and practices with the interests of our shareholders. Over the past several years, we have increased the percentage of long-term equity awards delivered to our NEOs in the form of performance shares. These performance shares vest only if the relative performance criteria that are linked to increased shareholder value are met or exceeded.

We compete for executive talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. We believe our compensation programs are effective in attracting and retaining the highest caliber senior executives with the skills necessary to achieve our strong financial and operating performance objectives.

Chubb Limited 2017 Proxy Statement    47

Agenda Item 11

Our compensation practices are structured to:

•	pay for performance,

•	encourage business decision-making aligned with the long-term interests of the Company, and

•	support the human resource requirements of our business in all the markets, globally, in which we operate.

We continually evolve our executive compensation practices to reflect the highest global standards. Our performance-based compensation criteria include key financial performance metrics, relevant business unit performance objectives and non-quantitative objectives that support our long-term strategic plan.

Key features of our executive compensation practices and policies include:

•	Detailed individual and company performance criteria;

•	Significant performance-based equity awards;

•	Carefully constructed peer groups, reevaluated annually;

•	No tax reimbursements and gross-ups for U.S.-based senior management;

•	Clawback of unvested equity compensation;

•	Mandatory executive share ownership guidelines; and

•	Anti-hedging policy for our executive officers whose compensation is reported in the compensation tables of this proxy statement.

We are asking our shareholders to indicate their support for our NEO compensation as described on pages 71-114 of this proxy statement, which include the “Compensation Discussion & Analysis” section and the compensation tables and related narrative disclosure.

Accordingly, we ask our shareholders to vote “FOR” the proposal at the Annual General Meeting to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion & Analysis”, compensation tables and any related material disclosed in the Company’s proxy statement.

Compensation Program Changes

In 2016, we requested outreach meetings with shareholders representing approximately 62 percent of our outstanding Common Shares (with holders of approximately half our outstanding Common Shares accepting our request), as well as with proxy advisory firms, on a variety of corporate governance topics, including executive compensation. Our Lead Director and Compensation Committee Chair participated in certain of these meetings (with shareholders representing approximately 28 percent of our outstanding Common Shares). Based on the Compensation Committee’s judgment, taking into account shareholder feedback and other information and considerations, we made revisions to our executive compensation program beginning in January 2017, which are more fully described elsewhere in this proxy statement, including:

•	Three-year cliff vesting period replaced four-year pro-rata vesting for performance-based shares;

•	Eliminated second-chance opportunities for vesting of performance-based shares;

•	Added additional vesting criteria (P&C combined ratio) for performance-based shares, with a TSR modifier for premium awards;

•	Reduced the maximum pay-out opportunity for performance-based shares to 165% of target from 200%;

•	Increased percentage of restricted stock awarded in the form of performance-based shares to 60% from 50% for senior Company officers other than the CEO (75%) and Executive Vice Chairman and COO (66%); and

•	Prohibited new pledging of any Chubb shares by executive officers.

Voting Requirement to Approve Agenda Item

This agenda item is an advisory vote. As such, it is not binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item receives the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

The Board of Directors recommends a vote “FOR” the approval of our named executive officer compensation.

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Agenda Item 12

Advisory Vote on the Frequency of the Submission of the Advisory

Vote to Approve Executive Compensation under U.S. Securities

Law Requirements

Agenda Item

Our Board of Directors is asking shareholders to approve, on an advisory basis, how frequently we should seek from shareholders the advisory vote on the compensation paid to the Company’s NEOs under U.S. securities law requirements.

Explanation

SEC rules under Section 14A of the Exchange Act require our shareholders have an opportunity at least once every six years to vote on how frequently we should seek the U.S. say-on-pay vote proposed in Agenda Item 11. Shareholders may indicate whether they would prefer a U.S. say-on-pay vote once every one, two or three years. You may vote for one of these three alternatives or you may abstain from making a choice. The Swiss say-on-pay vote described in Agenda Item 10.2 will continue to occur annually and is not affected in any way by this agenda item.

At our 2011 annual general meeting, the last time shareholders voted on U.S. say-on-pay vote frequency,

shareholders overwhelmingly voted in support of conducting the advisory vote annually, and we have done so since 2011.

As a corporate governance best practice and in recognition of the value of regular shareholder feedback on our executive compensation program, our Board recommends that the U.S. say-on-pay vote occur annually.

Although the vote is non-binding, our Board and Compensation Committee value the opinions of our shareholders, will consider the outcome of the vote, and the Company will disclose the decision as to frequency in an SEC filing no later than 150 days after the Annual General Meeting.

Voting Requirement to Approve Agenda Item

This agenda item is an advisory vote. As such, it is not binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that shareholders have selected, on an advisory basis, whichever frequency receives the highest number of votes cast (in person or by proxy) on this agenda item, not counting abstentions, broker non-votes or blank or invalid ballots.

The Board of Directors recommends that the advisory vote on compensation paid to our named executive officers occur annually.

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Corporate Governance

Overview

We are committed to the highest levels of ethical conduct and corporate governance standards, through our corporate values and culture. As an insurance company, we are in the business of managing risk. Our corporate governance helps us mitigate and manage risks we face as an organization by providing a framework that guides how management runs the business and how our Board provides oversight. We review and evolve corporate governance at our company regularly.

Our Board of Directors’ corporate governance policies comply with the rules of the SEC, the listing standards of the NYSE and Swiss law. Our compliance with U.S. laws includes compliance with the Sarbanes Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, and other statutes applicable to corporations doing business in the U.S. To balance our NYSE listing and Swiss incorporation requirements, we:

•	adhere to SEC and NYSE governance and compensation regulations and best practices, and

•	also comply with Swiss corporate laws that necessarily impose various restrictions and requirements resulting from our place of incorporation, including our implementation, through revisions to our Articles of Association and presentation of annual ballot items for our shareholders, of Swiss corporate governance and compensation requirements under the Minder Ordinance.

We have adopted Organizational Regulations, Corporate Governance Guidelines and Categorical Standards for Director Independence covering issues such as executive sessions of the Board of Directors, director qualification and independence standards, Board leadership, director responsibilities and procedures, director equity ownership guidelines, management evaluation and succession and Board self-evaluations. Our Board has established committees that help with oversight of the Company and its operations, and these committees govern themselves pursuant to the Organizational Regulations and charters that are reviewed at least annually and amended as necessary.

Corporate Governance Documents

The following governance documents are available on our website in the Investor Information section at http://investors.chubb.com/investor-relations/corporate-governance/highlights-and-governance-documents/default.aspx:

•	Articles of Association

•	Organizational Regulations

•	Corporate Governance Guidelines

•	Committee Charters

•	Categorical Standards for Director Independence

•	Code of Conduct

•	Policy on Fair Disclosure

You may also request copies of any of these documents by contacting our Investor Relations department:

Telephone — +1 (441) 299-9283; or

E-mail — investorrelations@chubb.com

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Corporate Governance — Our Corporate Governance Framework

Our Corporate Governance Framework

Board Independence	• The Board has determined that 15 out of 16 of our directors are independent under NYSE regulations and our Categorical Standards for Director Independence. • Our CEO is the only management director.

Board Composition

• Under Swiss law, our shareholders elect directors and determine the number of directors on the Board. Currently, our Articles of Association state there can be between 3 and 20 directors, but these boundaries may be changed by the shareholders.

• Our Categorical Standards for Director Independence include director qualification standards and require our Nominating & Governance Committee to annually review Board composition and the skills and attributes of individual Board members, including consideration of diversity factors.

• Individuals may not be nominated or re-nominated to the Board after they reach 75 years of age; this prohibition may be waived from time to time as deemed advisable by the Board.

Board Committees

• We have five Board committees – Audit, Compensation, Nominating & Governance, Risk & Finance, and Executive.

• All committees are composed entirely of independent directors, with the exception of the Executive Committee (our Chairman and CEO serves on the Executive Committee).

Leadership Structure

• Our Chairman is CEO of our company. He interacts closely with our independent Lead Director.

• Our Lead Director is appointed by the other independent directors. Among other duties, our Lead Director ensures an appropriate level of Board independence in deliberations and overall governance and chairs executive sessions of the independent directors to discuss certain matters without management present. These executive sessions take place at least every regular Board meeting.

• The Lead Director has the ability to call special meetings or schedule executive sessions with the other independent Board members.

Risk Oversight

• Our full Board and the Risk & Finance Committee are responsible for risk oversight. Our Board oversees management as it fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Open Communication

• We encourage open communication and strong working relationships among the Lead Director, Chairman and other directors.

• Our directors have access to members of management and employees, and our Lead Director and members of our Committees regularly communicate with members of management other than the CEO on a variety of topics.

• Shareholders and other interested parties can contact our Board, Audit Committee or Lead Director by email or regular mail.

Accountability to Shareowners

• We elect our directors by majority shareholder voting. There is no plurality concept built into our shareholder voting, unless the number of nominees exceeds the maximum number of director positions as set by shareholders in our Articles of Association. This is because shareholders can determine the number of Board positions and all nominees who receive a majority of votes cast are, by law, elected to the Board.

• The Board may not appoint directors to fill vacancies.

• Our Chairman, members of the Board of Directors and members of the Compensation Committee are each elected annually.

Succession Planning

• The Board actively monitors our succession planning and management development; they receive regular updates on employee engagement, diversity and retention matters.

• Chairman and CEO succession plans under various scenarios are discussed and reviewed annually.

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Corporate Governance — Governance Practices and Policies that Guide Our Actions

Governance Practices and Policies that Guide Our Actions

Our Code of Conduct

Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets forth the basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior.

Director Stock Ownership Requirements

Our Corporate Governance Guidelines specify director equity ownership requirements. Chubb compensates independent directors with restricted stock awards to help meet these requirements. Chubb requires minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum.

Executive Sessions of Directors

Our non-management directors meet for an executive session of the Board at each quarterly Board meeting. Our CEO is our only non-independent director and does not attend these sessions. Our Lead Director, Robert M. Hernandez, is the presiding director for executive sessions of non-management and independent directors. Executive sessions are also common for special meetings of the Board and ad hoc committees that are created from time to time to provide oversight over specific matters. Similarly, our Committees (other than the Executive Committee) generally conduct an executive session at their meetings, with only Committee members and no members of management present.

Continuing Education for Directors

We provide ongoing programs for existing directors, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts, and corporate governance and risk management. Directors are encouraged to attend these and other appropriate continuing education programs. In 2016, we sponsored sessions for our Risk & Finance Committee members and our Audit Committee members. In addition, many of our directors attended outside director education programs.

Related Party Transactions Guidelines

We have adopted Related Party Transactions Guidelines that require our Nominating & Governance Committee to review and approve or ratify certain transactions between Chubb and any related persons. For additional information, see “What is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?”.

Shareholder Outreach Program

We speak with our shareholders on a regular basis throughout the year. Chubb Investor Relations and other members of management speak with analysts and others about general matters related to our Company. But we also conduct shareholder outreach to discuss and solicit feedback about corporate governance and executive compensation matters.

In 2016, we requested outreach meetings with shareholders representing approximately 62 percent of our outstanding Common Shares (with holders of approximately half our outstanding Common Shares accepting our request), as well as with proxy advisory firms, on a variety of corporate governance topics, including executive compensation. Our Lead Director and Compensation Committee Chair participated in certain of these meetings (with shareholders representing approximately 28 percent of our outstanding Common Shares). Based on the Compensation Committee’s judgment, taking into account shareholder feedback and other information and considerations, we made the changes to our executive compensation program described in “Proxy Summary—Compensation Highlights” and “Compensation Discussion & Analysis—Executive Summary.”

Management and the Board recognize the value of taking our shareholders views into account. Feedback from our shareholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations.

Open Lines of Communication

The Chubb Ethics Help Line is a free, confidential service you can call 24 hours a day if you have questions or concerns about ethics or integrity at Chubb. Please visit our website for specific contact information at: http://investors.chubb.com/investor-relations/corporate-governance/chubb-ethics-help-line/default.aspx.

We have a process for shareholders, employees and other interested parties to send communications to the Board:

To contact the Board about accounting or auditing matters, you may send an e-mail to the Chair of the Audit Committee at: chmnaudit@chubb.com. The Corporate Secretary has access to this e-mail address. For other matters you may send an e-mail to: corpsecy@chubb.com.

You may also contact the Lead Director, any director, non-management and independent directors, the Chairman of

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Corporate Governance — Governance Practices and Policies that Guide Our Actions the Board, or the Chair of any Board Committee by sending an e-mail to our Lead Director, Robert Hernandez, at LeadDirector@chubb.com. The Corporate Secretary has access to this e-mail address.

If you wish to send written communications, please mail to the Board of Directors, c/o Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. The Corporate Secretary will forward all communications to the Board to the Lead Director.

Chubb and the Environment

Chubb has a responsibility not only to provide solutions that help clients manage environmental and climate change risks, but also to control our own ecological impact and contribute to environmental causes. We also believe that the well-being of society depends on a healthy environment and that a proper ethic strives for a sustainable balance between development and preservation.

Climate change is an important and serious issue for the global insurance industry because it is our business to provide security against many of the property and casualty-related risks posed by such change. With operations in 54 countries, Chubb’s business and operating models are exposed to the full impact of global climate change. The potential physical effects of climate change present a risk to the Company, and therefore, have been integrated into Chubb’s overall risk management process.

Environmental risks are evaluated at least annually at three governance levels, with the Company’s senior management actively engaged in each. The Company’s executive Risk and

Underwriting Committee, product boards and credit committees meet as frequently as monthly to evaluate specific risks and risk accumulations in Chubb’s business activities and investments, while the Board of Directors’ Risk & Finance Committee meets regularly with company management. Various reports are provided at least quarterly to business division management, product boards, credit committees, senior management, the executive Risk and Underwriting Committee and the full Board of Directors, as well as its Risk & Finance Committee.

The goals and objectives of our environmental program, including a plan to reduce the Company’s greenhouse gas emissions by 10 percent per employee, are evaluated annually and approved by the CEO.

Chubb Philanthropy

Chubb firmly believes that positive contributions to the fabric of our communities return long-lasting benefits to society, our employees and our company. We support the communities around the world in which our employees live and work through our established philanthropic entities and through Company-sponsored volunteer initiatives. In 2016, the Chubb Foundations—Chubb Charitable Foundation, Chubb Charitable Foundation-International, and Chubb Charitable Foundation-Bermuda—distributed more than $6.9 million in charitable grants and matching gifts to organizations throughout the world.

To learn more about Chubb’s wide-ranging global philanthropic initiatives in the areas of education, poverty and health, the environment and disaster relief, visit our website at: http://philanthropy.chubb.com.

Director Nomination Process and Annual Board Skills Review

The Board’s Nominating & Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating & Governance Committee considers each person’s judgment, experience, independence and understanding of our business or other related industries, as well as other factors it determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating & Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

Our Corporate Governance Guidelines require the Nominating & Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that well serve our governance and strategic needs.

We consider Board candidates on the basis of a range of criteria, including:

Director Skills Criteria

Directors should have the following skills and attributes:

•	broad-based business knowledge and contacts,

•	prominence and sound reputation in their fields,

•	global business perspective and commitment to good corporate citizenship,

•	ability to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company,

•	should represent all shareholders and not any special interest group or constituency,

•	the highest personal and professional integrity and commitment to ethical and moral values, and

•	the time necessary to fully meet their duty of care to the shareholders, as well as willingness to commit to service over the long haul, if called upon.

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Corporate Governance — Director Nomination Process and Annual Board Skills Review

In accordance with its charter, the Nominating & Governance Committee identifies nominees for directors from various sources. We do not generally retain third-party consultants to assist in identifying and evaluating potential nominees, although the Nominating & Governance Committee may do so if it desires.

The Nominating & Governance Committee will consider shareholder recommendations for director candidates, but the Nominating & Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material (including qualifications) is provided for candidates recommended by shareholders, the Nominating & Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be sent to: Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors, and other consultants. They also read the reports and other materials that we send them regularly and participate in Board and committee meetings.

Board Meetings Held

The Board usually meets a minimum of four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met six times during 2016, including two telephonic meetings. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member that were held during 2016.

Our Nominating & Governance Committee reviews at least annually the qualifications and responsibilities of all of our directors, which include the ability to devote sufficient time and energy to effective Board service.

Director Independence and Other Information

The Board has determined that the following directors and nominees are independent under the listing standards of the NYSE: Michael G. Atieh, Sheila P. Burke, James I. Cash, Mary Cirillo, Michael P. Connors, John A. Edwardson, Robert M. Hernandez, Leo F. Mullin, Kimberly A. Ross, Theodore E. Shasta, Robert W. Scully, Eugene B. Shanks, Jr., David H. Sidwell, Olivier Steimer and James M. Zimmerman. Our independent directors constitute a substantial majority (15 out of 16) of our Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between the Company and these directors.

Board Composition and Diversity

We believe that a variety of perspectives, opinions and backgrounds among the members of the Board is critical to the Board’s ability to perform its duties and various roles. We strive to maintain, and we encourage, diversity of thought among Board members, which makes the body as a whole more effective. Our Board includes ethnic, racial and religious minorities, members from multiple countries, men and women, and people from many walks of life and disciplines. The make-up and diversity of the Board has evolved, and broadened, as Chubb has grown and evolved as a company, and continued diversity is expected.

The Board of Directors is elected by our shareholders and they have the legal and structural power to determine the Board’s composition. Under our Articles of Association and Swiss law, the Board is entrusted with the ultimate direction of the Company, and is responsible for ensuring appropriate policies, procedures and leadership (including at Board level) are in place. The Nominating & Governance Committee was established in large part to focus on Board composition matters.

Our Corporate Governance Guidelines help ensure that the Board, as it evolves, will have the collective skills, experience, independence and diversity to enable it to function as well as possible for the short term and long term. Those guidelines instill in the Nominating & Governance Committee responsibility for oversight of this objective.

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Corporate Governance — The Board of Directors

Board Tenure Diversity

Independent Board leadership is important to Chubb and currently 15 of our 16 directors are independent. Our Board considers director tenure in connection with its independence determination. Board tenure diversity is equally important as we seek to achieve the appropriate balance of tenure years of service. Our more senior directors have a deep knowledge of our Company, while new directors provide fresh perspectives. Our current Board of Directors has an average tenure of 8.75 years.

Board Tenure in Years

Independence

Our Corporate Governance Guidelines set a retirement age of 75 years old, after which directors may no longer be nominated or re-nominated to the Board. This guideline may be waived from time to time as deemed advisable by the Board.

Each of our directors represents stockholders as a whole rather than any particular stockholder or group of stockholders. Individual directors are required to notify the Nominating & Governance Committee’s Chair, and the Chairman of the Board, of any change in business or professional affiliations or responsibilities, including retirement, so that diversity, conflicts and other Board composition issues can be considered. The Lead Director is also involved in this evaluation process. A director is required to offer his or her resignation from the Board in the event a director leaves a full-time job or otherwise materially changes his or her full-time employed position or status for any reason (for example, by resignation, termination, reassignment, or retirement). The resignation may be accepted or not accepted, on behalf of the Board, by the Chair of the Nominating & Governance Committee after consulting with other Committee or Board members in the reasonable discretion of the Chair.

In addition, under our Corporate Governance Guidelines, a director should offer to resign if the Nominating & Governance Committee concludes that he or she no longer meets the Company’s requirements for service on the Board, which includes the obligation to devote the time and effort necessary to fully meet their duty of care to shareholders. We believe all our directors have demonstrated a strong commitment to service on our Board in terms of meeting attendance, substantive discussion and effective leadership.

Moreover, our Code of Conduct applies to the Board and its decisions, not just Company employees. The Code of Conduct prohibits discrimination on the basis of any characteristic protected by law, and we make all director nomination decisions and set all terms and conditions of the appointment of directors without regard to these characteristics. Chubb is committed to providing an environment in which diversity is valued, and this is particularly true with respect to the Board of Directors.

Annual Board Evaluations

Our Nominating & Governance Committee annually performs evaluations of the Board and a self-evaluation of the Committee. In that context, they further consider the composition of the Board and its committees, including diversity considerations and whether the Board and each of its committees have the right mix of skill sets, experience, talent and other considerations in order to function effectively.

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Corporate Governance — Board Leadership Structure

Board Leadership Structure

Our Board’s mandate under Swiss law includes overall supervision and control of management of the Company. Though our management and employees direct and are responsible for the business operations of the Company and its divisions, and implementation of policies and strategies approved by the Board, the power of management is fundamentally delegated from the Board. Our Organizational Regulations and Corporate Governance Guidelines provide the Board with the right and flexibility to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual or in more than one individual, as the Board determines to be in the best interest of the Company. Our Board has determined it to be in the best interests of the Company, at this time, to vest the responsibilities of Chairman and CEO in Evan G. Greenberg because the Board believes he has the skills and experience to best perform both roles.

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert M. Hernandez. Our Lead Director’s powers are significant.

Independent Lead Director—Role and Responsibilities

Our Lead Director provides independent Board leadership. Specific responsibilities include:

•	Establishing the agenda (with the Chairman) for Board meetings.

•	Presiding at executive sessions of the independent members of the Board, which the Lead Director may call.

•	Providing a forum for independent director feedback at those executive sessions and communicating that feedback to the Chairman.

•	Ensuring an appropriate level of Board independence in deliberations and overall governance.

•	Working with the Nominating & Governance Committee in the Board’s performance evaluation process and the Compensation Committee in the CEO evaluation process and compensation determination, and facilitating communication between Board members and the Chairman of the Board.

•	Empowerment to respond to non-audit related shareholder inquiries, monitor the Company’s mechanism for receiving and responding to shareholder communications to the Board, and oversee the timely delivery of background materials to Board members.

•	Helping to assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties.

•	Communicating regularly with our CEO on matters of significance, and with the other independent directors to help foster independent thinking.

The Board regularly reviews and discusses its composition and structure. It has specifically delegated to the Nominating & Governance Committee the duty of evaluation in this regard, and to advise the Board as it sees fit. Chubb’s Board leadership structure has evolved over time. For example, the Chairman and Chief Executive Officer roles were separate immediately before May 2007. Mr. Greenberg was promoted to President and Chief Executive Officer in 2004 and was not appointed Chairman of the Board until three years later. As Chubb and its circumstances develop in the future, the Board will continue to examine its leadership structure and will at all times conduct itself in the manner it determines to be in the best interests of the Company and its shareholders. We expect that the Company will always have either an independent lead director or a non-executive chairman.

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Corporate Governance — The Committees of the Board

The Committees of the Board

The Board of Directors has five committees: Audit, Compensation, Nominating & Governance, Risk & Finance and Executive. The principal role, independence standards and meetings held during 2016 are outlined in the following chart. For more information on committee members, see our Board of Director profiles beginning on page 23.

Committee	Role & Responsibilities	Independence	Meetings Held 2016

Audit Committee Chair: Michael G. Atieh Members: James I. Cash Kimberly A. Ross Theodore E. Shasta David H. Sidwell

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls, cyber-security risks, and our audit process.

The Committee’s oversight includes the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm.

If a member of our Audit Committee simultaneously

serves on the audit committees of more than three public companies, the Board is required to determine and disclose whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee.

All members are independent directors as defined by the NYSE listing standards and applied by the Board; each member meets the financial literacy requirements, per NYSE listing standards

All members are audit committee financial experts as defined under Item 407(d) of Regulation S-K

Twelve meetings (eight of which were telephonic) and one in-depth session on important accounting matters

Compensation Committee Chair: Michael P. Connors Members: Mary Cirillo Robert M. Hernandez Robert W. Scully James M. Zimmerman

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of employees. It evaluates the performance of the CEO and other NEOs based on corporate and personal goals and objectives. Based on this evaluation, it sets the CEO’s compensation level, both as a committee and together with the other independent directors, and approves NEO compensation.

The Compensation Committee also works with the Nominating & Governance Committee and the CEO on succession planning and periodically consults with the Risk & Finance Committee on matters related to executive compensation and risk.

For more information about how the Compensation Committee determines executive compensation, see the “Compensation Discussion & Analysis” section of this proxy statement.

		All members are independent directors, as defined by the NYSE listing standards and applied by the Board	Five meetings and several additional consultations

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Corporate Governance — The Committees of the Board

Committee	Role & Responsibilities	Independence	Meetings Held 2016

Nominating & Governance Committee Chair: Mary Cirillo Members: Michael P. Connors Robert M. Hernandez Robert W. Scully James M. Zimmerman

The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines.

The Committee also has the responsibility to review and make recommendations to the full Board regarding director compensation, examine and approve the Board’s committee structure and committee assignments, and advise the Board on matters of organizational and corporate governance.

In addition to general corporate governance matters, the Nominating & Governance Committee approves the Board calendar and assists the Board and the Board committees in their self-evaluations.

		All members are independent directors, as defined by the NYSE listing standards and applied by the Board	Four meetings

Risk & Finance Committee Chair: Olivier Steimer Members: Sheila P. Burke John A. Edwardson Leo F. Mullin Eugene B. Shanks, Jr.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments.

For more information on the Risk & Finance Committee’s role, see “Board Risk Oversight and Risk Management” below.

		All members are independent according to our Categorical Standards for Director Independence, as applied by the Board	Four meetings and one training session

Executive Committee Chair: Evan G. Greenberg Members: Michael G. Atieh Mary Cirillo Michael P. Connors Robert M. Hernandez Olivier Steimer	The Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, except as expressly limited by applicable law or regulation, stock exchange rule, our Articles of Association or our Organizational Regulations and except for matters expressly reserved for another committee of our Board of Directors. Its primary focus is to act for the full Board when it is not practical to convene meetings of the full Board.		None

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Corporate Governance — Board Oversight of Our Independent Advisors

Board Oversight of Our Independent Advisors

Independent Auditors

Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

Our Audit Committee evaluates the qualification, performance and independence of our independent auditors. If required by applicable law or regulation relating to auditor rotation or otherwise, or if the Audit Committee otherwise determines it is necessary, it will initiate and stay actively involved in the process to select and replace the independent auditors.

In determining whether to reappoint the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with the Company’s independent auditor and an assessment of the professional qualifications and past performance of the lead audit partner and their global audit team.

Compensation Consultants

Our Compensation Committee has the authority to retain advisors and must assess the independence of any advisor so retained. Our Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation advisor. During 2016, our Compensation Committee retained Pay Governance as its independent compensation consultant. Pay Governance did not perform any other work for the Company in 2016 other than advising our Compensation Committee and, with respect to director compensation, our Nominating & Governance Committee.

Search Firm Consultants

Our Nominating & Governance Committee has the authority to retain search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms, but has not typically done so. Our Nominating & Governance Committee may also retain other advisors.

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Corporate Governance — Board Oversight of Risk and Risk Management

Board Oversight of Risk and Risk Management

As part of its oversight of the Company and its business activities, the Board takes very seriously its role in risk management. The Risk & Finance Committee is composed entirely of directors who are independent of the Company and its management according to our Categorical Standards for Director Independence.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Board discusses and considers risk management issues at each of its meetings. The Board will adjust its practices with respect to risk management oversight whenever it determines it needs to do so and will involve itself in particular risk areas or business circumstances where its proper exercise of oversight demands it. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Risk & Finance Committee Role

The goal of the Risk & Finance Committee is to assure that the Company’s risk management process perceives risk well, has a reasonable and sound set of policies for setting parameters on risk, and, for specific material risks, has prepared itself to avoid or to mitigate outcomes that threaten the viability of the Company.

The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments. This includes:

•	evaluation of the integrity and effectiveness of the Company’s enterprise risk management procedures and systems and information,

•	oversight of policy decisions about risk aggregation and minimization, including credit risk,

•	assessment of the Company’s major decisions and preparedness levels pertaining to perceived material risks,

•	oversight of the capital structure and financing arrangements in support of the Company’s plans and consistent with its risk tolerances, and

•	oversight of management’s investment of the Company’s investible assets, including to give input on strategies and monitor overall conditions and developments with respect to these assets and, again, make certain they are consistent with the Company’s risk tolerances.

The Risk & Finance Committee meets regularly with Company management, including the Chief Risk Officer, Chief Investment Officer, Treasurer and others, in fulfillment of its responsibilities. The Chief Risk Officer reports to both the Risk & Finance Committee and the Chief Executive Officer of the Company. The Risk & Finance Committee also conducts joint meetings, such as with the Audit Committee. Notwithstanding the foregoing, the Audit Committee is tasked with oversight of cyber-security risks, about which the Audit Committee periodically reports to the Board and consults with the Risk & Finance Committee.

For information about compensation risks, see “The Relationship of Compensation to Risk” in the Compensation Discussion & Analysis section.

What Is Our Related Party Transactions Approval Policy And What Procedures Do We Use To Implement It?

The Board of Directors has adopted Related Party Transactions Guidelines. For the purposes of our Related Party Transactions Guidelines, a related party is any person who is:

•	a director, nominee for director or executive officer of the Company,

•	a beneficial owner of more than five percent of the Company’s outstanding Common Shares at the time the transaction occurred or existed, and

•	any immediate family member of any of the foregoing.

Related Party Transactions

The Board of Directors has adopted Related Party Transactions Guidelines requiring approval or ratification of transactions in which (a) the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year, (b) the Company was, is or will be a participant and (c) any related party had, has or will have a direct or indirect material interest. Subject to certain exceptions, all related party transactions subject to the guidelines must be approved or ratified by the Nominating & Governance Committee. The Board or the Nominating & Governance Committee may determine from time to time that the authority to review and approve or ratify certain related party transactions should instead reside with the full Board.

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Corporate Governance — What Is Our Related Party Transactions Approval Policy And What Procedures Do We Use To Implement It?

The Company recognizes that there are types of transactions involving a related party that are appropriate and may be in, or may not be inconsistent with, the best interests of the Company, and that do not create or involve a direct or indirect material interest for the related party. Accordingly, the Related Party Transactions Guidelines deem as pre-approved:

•	Transactions involving our sale of insurance or reinsurance in the ordinary course of business on terms that are generally available to similarly situated parties that are not related to us, and payments or settlements of claims on such policies in the ordinary course of business on commercially reasonable terms,

•	Compensation of executive officers or directors that is reported in the compensation tables or other disclosures in our proxy statement,

•	Compensation of a type that would be reported if the related party were named in the proxy statement, provided the Compensation Committee has approved such compensation,

•	Payment or reimbursement of a director’s or employee’s expenses incurred in performing such person’s Company-related responsibilities,

•	Any transaction in which the related party’s interest arises solely from ownership of securities issued by the Company and all holders of such securities receive the same benefits pro rata as the related party,

•	Contributions to the Company’s political action committee by a related party,

•	Payments passed through a related party or affiliate of a related party but not from or for such related party or affiliate’s account, and

•	Transactions in which the related party’s interest arises only from (i) (1) such person’s position as a director of an entity, (2) the direct or indirect ownership by such person and all immediate family members of such person, in the aggregate, of less than a 10 percent equity interest in an entity (other than a partnership) or (3) both such position and ownership; or (ii) such person’s position as a limited partner in a partnership in which the person and all immediate family members of such person have an equity interest of less than 10 percent.

There is a financial limit condition to the Nominating & Governance Committee determination of pre-approval status for the transactions or payments listed in the first bullet above. If transactions involve payments to an entity for which a director is an employee or general partner or a director’s immediate family member is an executive officer or general partner totaling the greater of $1 million or 2 percent of that entity’s annual consolidated gross revenue, then they will not be considered pre-approved and will subject to the review procedures of the guidelines.

Not-for-Profit Organizations

Our Related Party Transactions Guidelines require the Nominating & Governance Committee to review, approve or ratify, and determine that no conflict of interest exists regarding, financial contributions greater than $50,000 in the aggregate per fiscal year by the Company (or its charitable foundations) to not-for-profit organizations for which a director, nominee or an executive officer or an immediate family member of any of the foregoing serves as a director, trustee or senior officer.

How Do We Monitor Related Party Transactions?

We have established procedures to monitor related party transactions so that we can submit them to the Nominating & Governance Committee or the Board of Directors under the Related Party Transactions Guidelines. For example, we have compiled a list of relevant persons and entities, which we update on a regular basis, and search various databases to identify payments to or from these persons or entities. Our directors, nominees for director and executive officers are also periodically required to report related party transactions of which they are aware to the Chief Compliance Officer, such as transactions in which an immediate family member or entity associated with such family member has an interest. We also circulate directors’ and officers’ questionnaires that inquire about, among other things, related parties and related party transactions.

Our Code of Conduct addresses procedures to follow with respect to matters that raise potential conflicts, including a requirement that our employees, officers and directors report potential conflicts as part of their annual Code of Conduct affirmation statement. In addition, we poll key officers to determine whether they are aware of any transactions that may be subject to the Related Party Transactions Guidelines.

What Related Person Transactions Do We Have?

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, with whom we conduct business in the ordinary course on an arms-length basis, become beneficial owners (through aggregation of holdings of their affiliates and/or on behalf of other beneficial owners for whom they act as investment advisor or investment manager) of five percent or more of a class of voting securities of the Company and, as a result, are considered a related person under our Related Party Transactions Guidelines.

We engaged in the transactions described below with shareholders who owned more than five percent of our Common Shares at the time of the transaction and with other related persons, and we may transact such business during 2017.

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Corporate Governance — What Related Person Transactions Do We Have?

Some of our related person transactions include related persons or entities that have purchased from us, or sold to us, insurance or reinsurance. We believe the terms of these transactions were no more favorable to either them or us than the terms made available to unrelated counterparties. As such, they may receive or make claim payments on such policies in the ordinary course of business.

Wellington Management Company, LLP provided investment management services to some of our subsidiaries, as well as the Chubb Charitable Foundation, in 2016, for which we paid Wellington approximately $9 million. Wellington managed approximately 22 percent of our investment assets during 2016.

BlackRock Inc. entities provided investment management services to some of our subsidiaries in 2016, managing approximately 24 percent of our investment assets and, additionally, approximately $668 million of investment assets for our legacy United Kingdom defined benefit and defined contribution programs. We paid BlackRock approximately $11 million for these services in 2016.

BlackRock affiliates also provide investment management services for certain assets within one of Chubb United Kingdom’s pension plans, and receive fees to the extent participants in the plan choose to invest in BlackRock funds (which are offered among other investment options through the plan). During 2016, participants in the plan paid approximately $580,000 in management fees to BlackRock. In addition, we include BlackRock funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that BlackRock funds may pay investment management fees to BlackRock, Inc. and/or its affiliates for their services to the funds.

In 2015, our subsidiary Chubb Tempest Reinsurance Ltd. and an affiliate of BlackRock partially funded ABR Reinsurance Capital Holdings, Inc. (or ABR), a Bermuda reinsurance holding company. Both Chubb Tempest Reinsurance Ltd. and the BlackRock affiliate invested in common shares of ABR in a private placement. ABR reimbursed Chubb and BlackRock for certain expenses incurred by each of them for the formation of ABR and its reinsurance subsidiary. In addition, Chubb and BlackRock established contractual relationships with ABR (Chubb in connection with reinsurance and reinsurance operations, and BlackRock in connection with asset management), and entered into a fee-sharing arrangement with each other to equally share certain fees payable by ABR pursuant to these contracts. No reimbursement or fee-sharing payments have yet been made.

Mr. Hernandez, our Lead Director, is the Chairman of the Board of Trustees of various BlackRock Open-End Equity and Long Term Bond Funds, publicly traded open-end mutual funds advised by BlackRock Advisors, LLC. He is not an executive officer of BlackRock Advisors, LLC or its ultimate parent, BlackRock, Inc., a publicly held company.

Fidelity Management & Research Company (FMR) funds are included among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that FMR funds may pay investment management fees to FMR and its affiliates for their services to the funds. Our outside investment managers also include FMR funds in legacy Chubb Corp. investment portfolios (with fees to FMR deducted from returns). In addition, we may invest from time to time in money market and other mutual funds managed by FMR or its affiliates.

FMR and its affiliates provide investment management services to Chubb Corp. pension plans, including managing certain mutual funds offered to participants in Chubb Corp.’s legacy 401(k) plan and managing certain investment vehicles in which the Chubb Corp. pension plan has invested. Some of the associated fees are borne by the participants in these plans. We paid an affiliate of FMR approximately $719,000 for these services in 2016.

The Vanguard Group (Vanguard) manages certain mutual funds offered to participants in Chubb Corp.’s 401(k) plan. The associated fees are borne by the participants who invest in these funds.

JPMorgan Chase & Co. entities (JPMorgan Chase) provided investment management services to some of our subsidiaries in 2016, managing approximately 14 percent of our investment assets. We paid JPMorgan Chase approximately $5 million for these services in 2016. We also may invest from time to time in money market and other mutual funds managed by JPMorgan Chase. In addition, we include JPMorgan Chase funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that JPMorgan Chase funds may pay investment management fees to JPMorgan Chase for their services.

From time to time, Chubb uses currency, crop or other derivatives for bona fide hedging purposes. As a bank and broker-dealer, JPMorgan Chase is one of the counterparties, brokers and clearing brokers we use on these derivatives. We had a marked to market unrealized loss at December 31, 2016 of $254,000 on Hong Kong dollar/U.S. dollar currency swaps where JPMorgan Chase was our counterparty. According to a Schedule 13G/A filed on November 8, 2016, JPMorgan Chase reported that it beneficially owned less than five percent of our Common Shares as of October 31, 2016.

Aquiline Capital Partners LLC manages two private investment funds in which Company affiliates invest, and its Chief Executive is Jeffrey Greenberg, a brother of Evan Greenberg (the Company’s Chairman and CEO). In 2016, we invested approximately $3.4 million, including management fees and other fund expenses, in Aquiline Financial Services Fund II L.P., a private investment fund managed by Aquiline Capital Partners LLC, and received approximately $10.9 million in distributions. Our total commitment to this fund is $50 million. Also in 2016, we invested approximately $13.3 million in a successor fund, named Aquiline Financial Services Fund III L.P., with the same management, and

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Corporate Governance — What Related Person Transactions Do We Have?

received approximately $1.3 million in distributions. Our total commitment to this fund is $50 million. In 2016 we also entered into a $10 million co-investment transaction involving this fund.

The Chubb Charitable Foundation–Bermuda, which we refer to as the Chubb Foundation, is an unconsolidated not-for-profit organization established to strengthen the community by using its financial resources to actively address social, educational, and other issues of community concern in Bermuda. It strives to be consistent in its community support by contributing to those charitable organizations that are specifically focused on clearly defined needs and problems. The five trustees of the Chubb Foundation are current employees of the Company. We annually make contributions to the Chubb Foundation for them to fund charitable causes in Bermuda. At December 31, 2016 and 2015, the Company maintained a non-interest bearing demand note receivable of $22.9 million and $24.2 million, respectively, from the Chubb Foundation. The income generated from the real estate will initially be used to repay the note. However, the primary purpose of purchasing real estate was to pursue a fundamental financial objective of the Chubb Foundation, which is to become a self-funding institution. The real estate assets assist the Chubb Foundation in its endeavors to meet this goal by producing annual cash income that supports the Chubb Foundation’s charitable objectives.

Starr Indemnity & Liability Company and its affiliates (collectively, Starr) have entered into agency, claims services, underwriting services and reinsurance agreements with some of our subsidiaries. Chubb’s insurance companies around the world sell insurance through a variety of distribution channels, the most significant of which are relationships with brokers and agents. The Chairman of Starr is Maurice Greenberg, the father of our CEO. A number of our agreements with Starr pre-dated our acquisition of Chubb Corp. on January 14, 2016. As a result of the acquisition, we obtained Chubb Corp.’s pre-existing business, which included agency agreements and agreements in which Chubb Corp. was both a cedent to Starr and a reinsurer of Starr.

Under our agency agreements with Starr, we secure the ability to sell our insurance policies through Starr, and it provides us business (in exchange for a commission) as one of our non-exclusive agents for writing policies, contracts, binders or agreements of insurance or reinsurance classified as property, workers’ compensation, boiler and machinery, inland property and/or inland marine risks. C.V. Starr & Co., of which Maurice Greenberg is the Chairman and CEO, was the former ultimate parent company of Starr at the time these contracts were entered into and has guaranteed some of Starr’s obligations under the agency agreements. Under an agency agreement in which we secure the ability to sell our workers’ compensation policies to the aviation industry through Starr as one of our agents, Starr adjusts the claims under these policies and arranges for third party treaty and facultative agreements covering such policies. Under another agency agreement we secure the ability to sell our property, boiler and machinery, and inland property insurance policies for specified industries through Starr as one of our agents, and these risks are then pooled with other companies for whom Starr underwrites such risks under one or more reinsurance arrangements. Under another agency agreement in which we secure the ability to sell our property and inland marine risks, including construction, to the energy industry through Starr as one of our agents, Starr adjusts the claims under these policies as well and works with us to arrange for third party reinsurance covering such program.

Under the underwriting services agreements, Starr underwrites workers’ compensation insurance policies on our behalf for the construction, energy and environmental industry and we agree to reinsure such policies to Starr under one or more quota share reinsurance agreements.

The business through Starr applies to risks attaching in the United States of America or Canada and worldwide risks for entities domiciled, having their principal places of business in or conducting a substantial portion of their business in the United States or Canada. It includes both direct Starr business and Starr business we assume from third party reinsurers. In 2016, we generated approximately $658 million in gross written premiums through the agency, claims services and underwriting services agreements with Starr and third party assumptions. We paid Starr a total of approximately $145 million in commissions for direct Starr business.

We cede a portion of the premiums generated through the Starr agency relationship to Starr as part of our reinsurance program. In 2016, we ceded approximately $208 million in premiums written to Starr, and collected ceding commissions of $56 million.

For certain of our agency agreements with Starr we have also entered into a profit-sharing arrangement based on loss ratios in connection with the program if Starr writes a minimum of $20 million of net written premiums of program business per annum. Profit share amounts are payable on June 30 of each year. The profit share amount we will pay in any year will depend on how much program business Starr underwrites on our behalf and the calculation of the profit share amount. No profit share has been payable yet under this arrangement. Another agency agreement contains a profit-sharing arrangement based on the earned premiums for the business underwritten by Starr (excluding workers’ compensation) and the reinsurance recoveries associated with excess of loss reinsurance agreements placed by Starr for the business underwritten. No profit share commission under this arrangement has been payable yet.

In addition, pursuant to a mutual service agreement, Chubb retained one of Starr’s subsidiaries as a consultant and subcontractor to provide technical services in connection with certain insurance products marketed by Chubb. We paid approximately $220,000 to Starr in 2016 for such services in the United States and Canada.

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Corporate Governance — What Related Person Transactions Do We Have?

We have entered into these contracts because we judge them to be good for our business, and our Board has determined the relationship to be beneficial to Chubb. Our Nominating & Governance Committee and Board of Directors reviewed and approved our arrangements with Starr, and receive regular updates on this relationship. Our CEO is not involved in negotiating the terms of these agreements.

Other related person transactions

A Company subsidiary employs a brother of John Lupica (a named executive officer of the Company) as a divisional president. Mr. Lupica’s brother was hired in 2000 and was not hired by, and does not report directly to, Mr. Lupica. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. He received salary and incentive compensation valued in the aggregate at approximately $1,480,000 for 2016.

Did Our Officers And Directors Comply With Section 16(a) Beneficial Ownership Reporting In 2016?

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 (the Exchange Act). We believe that all our directors and executive officers complied on a timely basis with filing requirements arising during 2016 under Section 16(a) of the Exchange Act, except that (i) David H. Sidwell filed one late report on Form 4 reporting one Common Shares purchase transaction; (ii) Robert W. Scully filed one late Form 3/A reporting beneficial ownership of Common Shares indirectly held by a trust that were omitted from his Form 3 that had been timely filed; (iii) Paul J. Krump filed two late reports, one late Form 4/A on reporting the granting of two restricted stock awards that should have been included in a prior Form 4 that had been timely filed and one late Form 4 reporting the settlement of deferred stock units upon vesting and the withholding of shares to cover the related tax liability; and (iv) Juan C. Andrade filed one late Form 3/A reporting beneficial ownership of Common Shares that were omitted from his Form 3 that had been timely filed. Each of the filings mentioned in (i), (ii), (iii) and (iv) in the preceding sentence was late as a result of inadvertent administrative error.

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Director Compensation

Board of Directors’ Role and Compensation

Chubb’s Board of Directors represents shareholder interests through overall management of the Company and its operations. The Board reviews and approves the Company’s strategy and supports disciplined execution of these goals, contributing significantly to Chubb’s continued growth and outstanding short-term and long-term financial performance.

Board members, with the exception of the Chairman and CEO, are not employees of the Company and receive fixed compensation for their role as directors, committee members and committee chairs. Board member compensation is not tied to the achievement of specific corporate results or performance targets. Instead, the amounts paid are based on the U.S. market for board membership of similarly-sized companies within the insurance industry.

Elements of Director Compensation

Pay Component	2016 Compensation
Standard Compensation Per year of service from May annual general meeting to the next May annual general meeting	$260,000 — $160,000 in restricted stock awards based on the fair market value of the Company’s Common Shares at the date of award — $100,000 in cash, paid quarterly
Committee Chair Retainers	Audit Committee $25,000 Compensation Committee $20,000 Risk & Finance Committee $15,000 Nominating & Governance Committee $12,000 Paid in quarterly installments
Lead Director Annual Retainer	$50,000 Paid in quarterly installments
Additional Board Meeting Fees	No fees were paid in 2016 for attendance at regular or special Board or Committee meetings.

Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of restricted stock awards issued on an annual basis.

Restricted stock will be awarded at beginning of the plan year (i.e., the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained a Chubb director continuously during that plan year.

We discontinued the practice of granting deferred restricted stock units to directors in 2009. We continue to credit dividend equivalents to outstanding deferred restricted stock units, which were awarded to directors in prior years, as additional stock units at such time as cash dividends are paid to holders of our Common Shares, based on the closing price of our Common Shares on the date dividends are paid.

In addition to the compensation described above, we have a matching contribution program for directors pursuant to which we will match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $20,000 per year.

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Director Compensation — Board of Directors’ Role and Compensation

In February 2017 the Nominating & Governance Committee retained Pay Governance to provide a survey and analysis of director compensation, including a comparison of our compensation structure to that of our competitors and other insurance and similarly sized companies.

Our Nominating & Governance Committee considered the Pay Governance survey and analysis, together with other considerations particular to the Company, including that Director compensation had not been increased for several years and that Director compensation for cash and equity retainers, as well as certain Committee Chair retainers, were below the median of our competitors and other insurance and similarly sized companies, to set Outside Directors Compensation Parameters. At that time, the Nominating & Governance Committee recommended and the Board approved the Outside Directors Compensation Parameters with the following modifications:

•	increase in the cash retainer from $100,000 to $120,000 (last increased in 2013);

•	increase in the equity retainer from $160,000 to $170,000 (last increased in 2013);

•	increase in the Audit Committee Chair retainer from $25,000 to $35,000 (last increased in 2006);

•	increase in the Compensation Committee Chair retainer from $20,000 to $25,000 (last increased in 2011);

•	increase in the Risk & Finance Committee Chair retainer from $15,000 to $20,000 (last increased in 2011); and

•	increase in the Nominating & Governance Committee Chair retainer from $12,000 to $20,000 (last increased in 2011).

Director Stock Ownership Requirements

Our Corporate Governance Guidelines specify director equity ownership requirements to further align their interests with our shareholders. Chubb awards independent directors restricted stock awards as part of their standard compensation. The Company requires minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each Director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum. Deferred restricted stock units (which we no longer grant) and restricted stock, whether or not vested, are counted toward achieving this minimum. Stock options are not counted towards achieving this minimum. All of our outside directors who have served for at least five years satisfy Chubb’s director equity ownership requirements.

Once a Director has achieved the $600,000 minimum equity ownership, this requirement remains satisfied going forward as long as he or she retains the number of shares valued at $600,000 based on the NYSE closing price for the Company’s Common Shares as of the date such minimum threshold is initially met. Any vested shares held by a Director in excess of the minimum share equivalent may be sold at the Director’s discretion. Shares may be sold after consultation with General Counsel.

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Director Compensation — 2016 Director Compensation

2016 Director Compensation

The following table sets forth information concerning director compensation paid or, in the case of restricted stock awards, earned during 2016.

Name	Fees Earned or Paid in Cash	Stock Awards[1]	All Other Compensation[2]	Total
Michael G. Atieh	$78,125	$206,875	$108,950	$393,950
Sheila P. Burke	$127,500	$100,000	$28,032	$255,532
James I. Cash	$127,500	$100,000	$31,355	$258,855
Mary Cirillo[3]	—	$272,000	$57,038	$329,038
Michael P. Connors	$120,000	$160,000	$1,000	$281,000
John A. Edwardson[4]	—	$260,000	$2,526	$262,526
Robert M. Hernandez	$150,000	$160,000	$84,498	$394,498
Lawrence W. Kellner[5]	$140,000	—	$23,609	$163,609
Peter Menikoff[5]	—	$97,500	$128,431	$225,931
Leo F. Mullin	$100,000	$160,000	$34,516	$294,516
Kimberly A. Ross[4]	—	$260,000	$6,850	$266,850
Robert W. Scully[4]	—	$260,000	$20,000	$280,000
Eugene B. Shanks, Jr.	$100,000	$160,000	$20,000	$280,000
Theodore E. Shasta	$100,000	$160,000	$17,000	$277,000
David H. Sidwell	$100,000	$160,000	$20,000	$280,000
Olivier Steimer	$115,000	$160,000	$28,729	$303,729
James M. Zimmerman	$127,500	$100,000	$20,000	$247,500

1	This column reflects restricted stock awards earned during 2016. The restricted stock awards were granted at the 2016 and 2015 annual general meeting, respectively, and vest at the subsequent year annual general meeting. The grant date fair value of the restricted stock awards for 2016 are based on the Common Share value of $124.85 and amount to $160,058 for each director. This amount does not include Common Shares received in lieu of cash for annual retainer or committee retainer fees earned, which are described in footnotes three and four to this table.
2	Beginning in 2009, we stopped using deferred restricted stock units to compensate our directors. However, certain of our longer-serving directors continue to receive dividends from deferred restricted stock units issued before 2009. When we pay dividends on our deferred restricted stock units, we issue stock units equivalent in value to the dividend payments that they would have received if they held stock. The fair value of the dividend payment on deferred restricted stock units for each director is as follows: Mr. Atieh ($88,950), Ms. Cirillo ($37,038), Mr. Hernandez ($64,998), Mr. Menikoff ($104,099), Mr. Mullin ($14,516), and Mr. Steimer ($8,973). The number of vested stock units and associated dividend payment accruals that each director held at December 31, 2016 was: Mr. Atieh (33,161), Ms. Cirillo (13,808), Mr. Hernandez (24,231), Mr. Menikoff (nil), Mr. Mullin (5,412), and Mr. Steimer (3,345). Prior to the merger, Ms. Burke, Dr. Cash and Mr. Kellner received deferred Market Value Units from Chubb Corp. Each unit has the equivalent value of one share of our common stock. These units are credited with market value units equivalent in value to the dividend payments they would have received if they held stock. The fair value of the dividend payment on deferred Market Value Units is as follows: Ms. Burke ($20,032), Dr. Cash ($6,355) and Mr. Kellner ($3,609). The number of vested Market Value Units at December 31, 2016 was: Ms. Burke (9,881), Dr. Cash (3,135) and Mr. Kellner (1,779).

Other annual compensation also includes matching contributions made under our matching contribution program for directors (pursuant to which we match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum amount, which was $20,000 per year in 2016), personal use of Company aircraft, spousal travel and entertainment and retirement gifts.
3	Included in Ms. Cirillo’s stock awards are the following amounts which were paid in stock, rather than cash, at the election of the director: an annual retainer fee of $100,000 for which she received 801 restricted stock awards and a committee chair retainer of $12,000 for which she received 96 restricted stock awards.
4	Included in stock awards is an annual retainer fee of $100,000 for which the director received 801 restricted stock awards, rather than cash, at the election of the director.
5	Mr. Kellner joined our Board in January 2016 in connection with the closing of the Chubb Corp. acquisition and resigned from our Board in December 2016. Mr. Menikoff retired from our Board upon the expiration of his term at the May 2016 annual general meeting.

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Information About Our

Share Ownership

How Many Shares Do Our Directors, Nominees And Executive Officers Own?

The following table sets forth information, as of March 17, 2017, with respect to the beneficial ownership of Common Shares by our NEOs, by each of our directors and by all our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Common Shares listed in the Common Shares Beneficially Owned column. The Common Shares listed for each director and each NEO, and for all directors and executive officers as a group, constitute less than one percent of the outstanding Common Shares.

Name of Beneficial Owner	Common Shares Beneficially Owned	Common Shares Subject to Options[1]	Restricted Common Shares[2]
Evan G. Greenberg3 4 7 8	1,033,056	1,054,125	250,891
Philip V. Bancroft4 7	239,949	92,293	53,938
John W. Keogh[7]	113,046	169,921	100,223
Paul J. Krump7 9 10	63,558	—	21,713
John J. Lupica3 7	106,705	91,435	73,243
Michael G. Atieh3 5 6	18,708	—	1,282
Sheila P. Burke11 12	198	—	1,282
James I. Cash11 12	—	—	1,282
Mary Cirillo[6]	17,027	—	2,179
Michael P. Connors	9,233	—	1,282
John A. Edwardson	3,696	—	2,083
Robert M. Hernandez5 6	71,045	—	1,282
Leo F. Mullin[6]	12,252	—	1,282
Kimberly A. Ross	3,728	—	2,083
Robert W. Scully[3]	23,921	—	2,083
Eugene B. Shanks, Jr.	6,323	—	1,282
Theodore E. Shasta	8,310	—	1,282
David H. Sidwell	6,104	—	1,282
Olivier Steimer[6]	12,981	—	1,282
James M. Zimmerman[12]	3,271	—	1,282
All directors and executive officers as a group (24 individuals)	2,032,002	1,687,511	659,226

1	Represents Common Shares that the individual has the right to acquire within 60 days of March 17, 2017 through option exercises.
2	Represents Common Shares with respect to which the individual has the power to vote (but not to dispose of).
3	Messrs. Atieh, Greenberg, Lupica and Scully share with other persons the power to vote and/or dispose of 341 shares, 129,102 shares, 35,700 shares and 2,775 shares, respectively, of the Common Shares listed. Of the Common Shares listed as held by all directors and executive officers as a group (including those in the immediately preceding sentence), the power to vote and/or dispose of 171,253 Common Shares is shared with other persons.
4	Mr. Greenberg has pledged 240,000 of the Common Shares beneficially owned by him and Mr. Bancroft has pledged 41,000 of the Common Shares beneficially owned by him. In each case, such pledging is consistent with the restriction on share pledging adopted by the Company and described under “Executive Compensation—Compensation Discussion & Analysis—Share Pledging”.
5	Included in these amounts are Common Shares that will be issued to the director immediately upon his or her termination from the Board. These Common Shares relate to vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at March 17, 2017 included in the above table for each director is as follows: Mr. Atieh (14,190) and Mr. Hernandez (10,582).
6	Not included in these amounts are Common Shares that will be issued to the director no earlier than six months following his or her termination from the Board. Such Common Shares relate to deferred restricted stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at March 17, 2017 not included in the above table for each director is as follows: Mr. Atieh (19,145), Ms. Cirillo (13,880), Mr. Hernandez (13,776), Mr. Mullin (5,440), and Mr. Steimer (3,362).
7	Not included in these amounts are Restricted Common Shares representing a premium performance award with respect to the performance restricted stock awards granted in 2014, 2015, 2016 and 2017. Such Restricted Common Shares will vest on the fourth anniversary of the date of the award, subject to the satisfaction of certain service and performance based criteria. Shares will not be entitled to vote until vested. Dividends will be accumulated and distributed only when, and to the extent, that the shares have vested. The number of such Restricted Common Shares at March 17, 2017 not included in the above table for each NEO is as follows: Mr. Greenberg (244,988), Mr. Bancroft (36,163), Mr. Keogh (80,326), Mr. Krump (13,650) and Mr. Lupica (50,944).
8	Not included in these amounts are Restricted Stock Unit (RSU) awards granted in 2014, 2015, 2016 and 2017. Such RSUs will vest evenly over four years. RSUs will not be entitled to vote until vested. Upon vesting, one Common Share will be delivered for each vested RSU. The number of such RSUs at March 17, 2017 not included in the above table for Mr. Greenberg is 38,284 shares.
9	Included in these amounts are 4,393 shares that were allocated to Mr. Krump pursuant to the Chubb Corp. Employee Stock Ownership Plan. Not included are 9,685 fully vested Deferred Stock Units, but will not be payable, unless further deferred, until 6 months after separation from service.
10	Not included in these amounts are Restricted Stock Unit (RSU) awards and Performance Stock Unit (PSU) awards granted in 2015 by Chubb Corp. Such RSUs and PSU’s will vest: (i) 26,875 on February 25, 2018 and (ii) 20,538 on December 17, 2018. RSUs and PSUs will not be entitled to vote until vested. Upon vesting, one Common Share will be delivered for each vested RSU and PSU. The number of such RSUs and PSUs at March 17, 2017 not included in the above table for Mr. Krump is 47,413 shares.

68    Chubb Limited 2017 Proxy Statement

Information About Our Share Ownership — How Many Shares Do Our Directors, Nominees And Executive Officers Own?

11	Not included in these amounts are fully vested Market Value Units payable in Common Shares that will be paid out 3 months after separation from service, unless further deferred by the director. The number of such Common Shares at March 17, 2017 for each director is as follows: Ms. Burke (9,932) and Dr. Cash (3,151).
12	Not included in these amounts are fully vested Deferred Stock Units, but will not be payable, unless further deferred by the participant, until the 90th day after the earliest to occur of the directors (i) death, (ii) disability, or (iii) separation from service. The number of such Common Shares at March 17, 2017 for each director is as follows: Ms. Burke (28,837), Dr. Cash (16,051) and Mr. Zimmerman (17,078).

Which Shareholders Own More Than Five Percent Of Our Shares?

The following table sets forth information regarding each person, including corporate groups, known to us to own beneficially or of record more than five percent of our outstanding Common Shares as of December 31, 2016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Group LLP[1]	33,228,648	7.14%
280 Congress Street Boston, Massachusetts 02210
The Vanguard Group[2]	32,618,724	7.0%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
FMR LLC[3]	29,703,132	6.38%
245 Summer Street Boston, Massachusetts 02210
BlackRock Inc.[4]	28,492,085	6.1%
55 East 52nd Street New York, New York 10055
Capital World Investors[5]	23,448,895	5.0%
333 South Hope Street Los Angeles, California 90071

1	Based on a Schedule 13G filed by Wellington Management Group LLP on February 9, 2017. Wellington Management may be deemed to have had beneficial ownership of 33,228,648 shares of common stock that are owned by investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management had shared voting authority over 10,732,557 shares and shared dispositive power over 33,228,648 shares.
2	Based on a Schedule 13G/A filed by The Vanguard Group on February 10, 2017. The Vanguard Group, together with certain of its wholly-owned subsidiaries acting as investment managers, may be deemed to have had beneficial ownership of 32,618,724 shares of common stock. The Vanguard Group had shared voting power over 96,546 shares, sole voting power over 731,385 shares, sole dispositive power over 31,795,778 shares, and shared dispositive power over 822,946 shares.
3	Based on a Schedule 13G/A filed by FMR LLC on February 14, 2017. FMR LLC, together with certain of its subsidiaries, affiliates and other companies, may be deemed to have had beneficial ownership of 29,703,132 shares of common stock. No one person is known to have had an interest in more than five percent of the class of shares. FMR LLC had sole voting power over 4,094,858 shares and sole dispositive power over 29,703,132 shares.
4	Based on a Schedule 13G/A filed by BlackRock Inc. on January 23, 2017. BlackRock, together with certain of its affiliates, may be deemed to have had beneficial ownership of 28,492,085 shares of common stock. No one person was known to have an interest with respect to more than five percent of the class of shares. BlackRock had sole voting power over 23,630,282 shares.
5	Based on a Schedule 13G/A filed by Capital World Investors, a division of Capital Research and Management Company, on February 14, 2017. Capital World Investors may be deemed to have had beneficial ownership of 23,448,895 shares of common stock as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaimed beneficial ownership of the shares pursuant to Rule 13d-4.

Chubb Limited 2017 Proxy Statement    69

Compensation Committee

Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this proxy statement with management. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement for the 2017 Annual General Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

This report has been approved by all members of the Committee.

Michael P. Connors, Chair

Mary Cirillo

Robert M. Hernandez

Robert W. Scully

James M. Zimmerman

70    Chubb Limited 2017 Proxy Statement

Executive Compensation

Compensation Discussion & Analysis

The following Compensation Discussion & Analysis describes the 2016 compensation program for our named executive officers (NEOs). For 2016, our named executive officers were:

Evan G. Greenberg
Chairman, President and
Chief Executive Officer
Philip V. Bancroft
Chief Financial Officer
John W. Keogh Executive Vice Chairman and Chief Operating Officer

Paul J. Krump
President, North America Commercial and Personal Insurance
John J. Lupica
Vice Chairman;
President, North America Major Accounts and Specialty Insurance

We determine which of our executive officers comprise our NEOs based on applicable SEC rules. Our Executive Management as determined under Swiss law consists of the first three officers above, but not Messrs. Lupica or Krump. Mr. Wayland, our General Counsel, is part of Executive Management under Swiss law but is not an NEO this year.

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Executive Compensation — Executive Summary

Executive Summary

Our discussion in this Executive Summary includes certain financial measures considered in connection with compensation decisions that are not presented in accordance with generally accepted accounting principles in the U.S. (U.S. GAAP), known as non-GAAP financial measures, as defined by the U.S. Securities and Exchange Commission (SEC). These non-GAAP financial measures include operating income, operating return on equity, P&C and “As If” P&C combined ratio, and tangible book value per share. More information on the rationale for the use of these measures and reconciliations to U.S. GAAP can be found in “Non-GAAP Financial Measures” on page 126 in this proxy statement.

Overview

Our Board is proud of Chubb’s truly outstanding management team, led by our CEO, Evan Greenberg. As it has for many years, our management team delivered superior performance in 2016 on an absolute and relative basis — exceeding our own high financial goals, outperforming peers and delivering substantial value to shareholders. Significantly, these results came as the management team was transforming the Company through the integration of ACE Limited (ACE) and The Chubb Corporation (Chubb Corp.) into the largest publicly-traded property and casualty insurance company in the world, with operations in 54 countries and a market value of more than $60 billion.

The Board’s compensation recommendations for 2016 reflect both this success and the Company’s philosophy to closely link compensation to performance, ensuring that our leadership team remains highly motivated, and strongly aligning remuneration outcomes with the creation of shareholder value. The success of this philosophy is demonstrated not only in this year’s results, but in consistently high financial, operating and stock price performance over time. Over the past decade, under Evan Greenberg’s leadership, the Company has had outstanding growth in tangible book value per share, an industry-leading combined ratio and top-quartile Total Shareholder Return (TSR).

While our compensation system has served us well, we made significant enhancements this year reflecting best practice and our extensive shareholder outreach. We listened to our shareholders and incorporated their feedback to make our pay-for-performance and shareholder alignment even stronger.

What We Heard	What We Did
• Performance share earning period should be longer-term, with cliff-vesting	• Moved to 3-year cliff-vesting, eliminated 4-year pro-rata vesting

• Eliminate “second chance” look-back for performance shares	• Eliminated look-back in new performance awards for 2017 and going forward

• Consider using multiple metrics (including TSR) for performance share vesting	• Added P&C combined ratio to tangible book value per share as new performance share metric

• Added TSR modifier for premium performance share awards

• Premium share target (200%) seems too high	• Reduced maximum target to 165%

• Additional detail on CEO pay decision would be helpful	• Included more specifics regarding link between performance and CEO pay

72    Chubb Limited 2017 Proxy Statement

Executive Compensation — Executive Summary

Our CEO Compensation Process

Our CEO, Evan Greenberg, has led the Company to extraordinary success over his 13-year tenure. That success continued in 2016 with exceptional financial and strategic results. His compensation reflects that success.

Each year, the Compensation Committee sets a scorecard for the potential range of CEO compensation, with top-, middle- and low-end bands tied to achievement of specific financial, operational and strategic goals, considered together with TSR, as reflected in the following summary for 2016:

*	Includes $4 million special one-time grant of performance shares in recognition of substantial additional work associated with the pre-closing phase of the Chubb Corp. acquisition. The grant was part of our Compensation Committee’s final compensation awards applicable to 2015; however, in accordance with SEC rules, this one-time grant is included in certain 2016 compensation tables that follow because the grant date was in February 2016.

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Executive Compensation — Executive Summary

Why Vote “For” Say-on-Pay?

Our Board recommends that you vote “For” the approval of our Swiss say-on-pay and non-binding SEC say-on-pay proposals. In support of these recommendations, we highlight the following key factors:

Strong financial performance both in absolute terms and relative to our peers, including:

•	Net income per share a strong $8.87, up 2.9% from 2015, and operating income per share a record $10.12, up 3.7% from 2015

•	Industry-leading combined ratio of 88.3% in 2016 compared to 87.3% in 2015, and P&C combined ratio of 88.7% in 2016 compared to 87.4% in 2015. On an “As If”* basis, P&C combined ratio was 88.0% in 2016 and 87.5% in 2015

•	Book value per share increased 15.4%; tangible book value per share decreased 16.1%, reflecting the impact of the Chubb Corp. acquisition, but grew 13.2 percentage points from the initial expected 29.3% dilution at acquisition
•	Return on equity (ROE) of 9.0%, compared to 9.7% in 2015; operating ROE of 10.5%, compared to 11.5% in 2015

•	One-year and three-year TSR, which includes stock price appreciation plus reinvested dividends, was 16% and 11%, respectively

Outstanding strategic and tactical success in creating the world’s largest publicly traded P&C insurance company through the merger of ACE and Chubb Corp., with integration savings and synergies realized ahead of schedule and above initial projections, including:

•	$325 million in realized savings from merger in 2016
•	Expect to achieve annualized run-rate synergy-related savings of $800 million by end of 2018
•	Accelerated tangible book value per share growth, taking into account Chubb Corp. acquisition goodwill and intangibles

We listened to our shareholders and made changes to our executive compensation program for 2017 to ensure a continued strong link between pay and performance and increased transparency (see page 72 for details on the changes).

*	2016 “As If” results include the combined company’s results for the first 14 days of January and exclude any impact from purchase accounting adjustments related to the Chubb Corp. acquisition. 2015 “As If” results include legacy ACE plus legacy Chubb historical results. We acquired Chubb Corp. on January 14, 2016.

How Our Compensation Program Works

What We Reward

• Superior operating and financial performance, as measured against our peers, prior year and Board-approved plan

• Achievement of strategic goals

• Superior underwriting and risk management in all our business activities

How We Link Pay to Performance

• Core link: Performance measured across 4 key metrics, against peers, prior year and Board- approved plan

—Tangible book value per share growth

—Operating return on equity

—Operating income

—P&C combined ratio

• TSR modifier in addition to metrics and strategic scorecard

• Consideration of strategic achievements, including execution of key non-financial objectives

How We Paid

$19.8 million CEO reported pay

• Down vs. 2015, inclusive of one-time $4 million performance share grant determined in February 2016 in connection with Chubb Corp. acquisition pre-closing and integration planning

Other NEO reported pay

• Down vs. 2015, inclusive of one-time performance share grants determined in February 2016 in connection with Chubb Corp. acquisition pre-closing and integration planning

74    Chubb Limited 2017 Proxy Statement

Executive Compensation — Executive Summary

Compensation Profile

Approximately 93 percent of our CEO’s and 86 percent of our other NEO’s total direct compensation is variable or “at-risk.”*

*	Excluding the special one-time long-term incentive equity awards granted to the CEO and the other NEOs in connection with the Chubb Corp. acquisition.

How We Use Peer Groups

We utilize two peer groups in order to (1) assess our financial performance against key metrics relative to our P&C insurance industry peers (Financial Performance Peer Group) and (2) align our compensation with U.S. companies of comparable size and complexity that we seek to be competitive with for talent and compensation purposes (Compensation Benchmarking Peer Group).

Financial Performance Peer Group	Compensation Benchmarking Peer Group
• American International Group, Inc. • CNA Financial Corporation • The Hartford Financial Services Group, Inc. • The Travelers Companies, Inc. • XL Group plc • Zurich Financial Services Group	• The Allstate Corporation • American Express Company • American International Group, Inc. • Aon plc • Bank of America Corporation • The Bank of New York Mellon • BlackRock, Inc. • Cigna Corp.	• Citigroup Inc. • The Goldman Sachs Group, Inc. • Marsh & McLennan Companies, Inc. • MetLife, Inc. • Morgan Stanley • Prudential Financial, Inc. • The Travelers Companies, Inc.

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Executive Compensation — Executive Summary

Long-Term Performance Highlights

Chubb has a distinguished, long-term track record of performance and outperformance relative to its insurance industry peers. The following charts reflect our performance across key financial and operating measures starting in 2004 when Evan Greenberg became CEO of the Company.

Operating Income	Operating ROE
2004-2016 Operating Income against Financial Performance Peer Group average (indexed to Chubb 2004 operating income)*	2004-2016 Operating ROE against Financial Performance Peer Group average

* Chubb operating income grew from $1 billion in 2004 to $4.7 billion in 2016 (377%). Average peer generated only $553 million of operating income in 2016 for every $1 billion of operating income in 2004 (-45%). Zurich is presented with net income because it does not use operating income as a financial measure.

Total Shareholder Return	P&C Combined Ratio
2004-2016 TSR against Financial Performance Peer Group average*	2004-2016 P&C CR against Financial Performance Peer Group average

* An investment in one Chubb share on January 1, 2004 ($41.15) was worth $174.05 at December 31, 2016 (including dividend reinvestment), versus $105.59 for the same amount invested in the average share of our peers.

Source: SNL and company disclosures

Book Value per Share & Tangible Book Value per Share

2004-2016 BVPS and TBVPS

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Executive Compensation — Executive Summary

2016 Performance: Key Metrics

The Compensation Committee evaluates our performance across the following key metrics relative to our Financial Performance Peer Group, Board-approved plan and prior year.

Our average relative performance across the metrics described below exceeded the 90th percentile of our Financial Performance Peer Group.

Book value per share growth & Tangible book value per share growth	15.4%	Book value per share growth exceeded plan and prior year
	-16.1%	The decrease in tangible book value per share growth is reflective of the expected 29.3% dilution at the closing of the Chubb Corp. acquisition. Tangible book value per share grew 13.2 points from the closing through the end of 2016 and exceeded plan. Adjusted for the Chubb Corp. acquisition, tangible book value per share growth was in the 100th percentile and exceeded each member of our Financial Performance Peer Group
Operating return on equity	10.5%	Relative performance was above the 80th percentile of our Financial Performance Peer Group. Absolute performance exceeded plan but was down compared to 11.5% in 2015
Operating income	$4.7B	Relative performance was in the upper quartile of our Financial Performance Peer Group. Absolute performance exceeded plan, and exceeded prior year by 47%
P&C combined ratio	88.7%	Relative performance was in the 100th percentile and exceeded each member of our Financial Performance Peer Group, as well as plan. P&C combined ratio increased compared to 87.4% (87.5% on an “As If” basis) in 2015

Total Shareholder Return	16% 1-year 11% 3-year	Relative to our Financial Performance Peer Group, 1-year TSR was in the 73rd percentile and 3-year TSR was in the 76th percentile. Both 1-year TSR and 3-year TSR exceeded plan and prior year

2016 Strategic Achievements

Chubb continued to invest in the future of the Company consistent with our strategic goals:

•	Completed the largest merger in insurance history through our acquisition of Chubb Corp., creating the world’s largest publicly traded P&C insurance company

•	Executed on a transformational company-wide global integration effort; integration savings ($325 million in 2016) and synergies realized ($800 million by end of 2018) ahead of schedule and above initial projections

•	Launched new commercial specialty product division while maintaining excellence in our core business of underwriting and servicing customers and distribution partners, retaining our commercial and personal lines customers at or above all-time highs

•	Continued to expand analytics and use of predictive modeling to support underwriting, marketing, sales and claims

Pay–for-Performance Framework

Each NEO has an annual cash incentive and long-term incentive opportunity.

	Annual Cash Incentive	Long-Term/Equity Incentive
CEO	0–5X base salary	0–9X base salary
Other NEOs	0–3X base salary	0–5X base salary

To fall in the upper end of the ranges described above, relative Company performance must fall in the upper quartile of the Financial Performance Peer Group and absolute performance must exceed plan and prior year. The above ranges may be exceeded in the judgment of the Compensation Committee if relative Company performance substantially exceeds the Financial Performance Peer Group and absolute performance substantially exceeds plan and prior year.

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Executive Compensation — Executive Summary

2016 Compensation Decisions

Using our pay-for-performance framework, and recognizing both the outstanding 2016 results as measured by the key metrics, as well as the Company’s strategic achievements, including the integration of ACE and Chubb entities into the world’s largest publicly-traded P&C company, the Compensation Committee determined to award cash bonuses and equity awards at the top end of the pay-for-performance framework. Specifically, our Compensation Committee awarded an annual cash bonus to our CEO at 4.7X base salary and to our other NEOs at 1.9X to 2.9X base salary, and granted long-term incentive equity awards to our CEO at 8.4X base salary and our other NEOs at 2.9X to 4.9X base salary.

Compensation Program Overview

Our Compensation Philosophy

We structure our compensation program to fairly compensate our management and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders.

Our compensation practices balance long-term and short-term awards. We seek to closely link pay to Company performance. We believe this encourages business decision-making aligned with the long-term interests of the Company and our shareholders, without encouraging or rewarding excessive risk. We also vary and adjust our compensation structure and components to support the human resource requirements of our business in all the markets, globally, in which we operate.

Our goal is to attract and retain highly qualified executives who are talented, experienced, disciplined, motivated and honest. We compete for talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. Given the complexity and global nature of our business, as well as the enhanced responsibilities for our executives as a result of the increased size and scale of our business, our compensation practices must enable us to attract the highest caliber executives with specific capabilities such as knowledge of international insurance markets and the ability to effectively manage teams and organizations in multiple geographies around the world. We strive to develop and administer compensation practices that enable us to retain and motivate top talent in the markets in which we operate while, at the same time, administering integrated compensation practices for our employees globally.

As our business performance and industry reputation continue to grow in comparison with our peer companies, we have become a potential source of talent for peer companies. This has made retention of our executives and other employees even more challenging and continues to be a critical priority.

Say-on-Pay Voting

In accordance with U.S. law and Swiss law, shareholders at the Annual General Meeting will have two votes on executive compensation and one vote for our Board of Directors’ compensation. One executive compensation vote is the say-on-pay vote under U.S. SEC rules in Agenda Item 11, which we have had in place for the past six years. The other executive compensation vote (Agenda Item 10.2) and the director compensation vote (Agenda Item 10.1) are say-on-pay votes under Swiss law and are described in the respective agenda items. Additionally, at the Annual General Meeting shareholders will have the ability to vote in an advisory capacity on how frequently we should hold the U.S. SEC say-on-pay vote.

What is the difference between the two say-on-pay votes for executives (U.S. and Swiss)?

Generally speaking, the Swiss vote is forward-looking—meaning that shareholders will pre-approve the budget that will serve as the maximum amount payable (including base, bonus and equity, and all other compensation, including contributions to retirement plans and any perquisites) to Executive Management for the upcoming calendar year (2018). The calendar year budget includes the base salary that is earned during the year, plus the related bonus award and equity grant, the values of which are determined by the Compensation Committee based on its assessment of the prior-year performance. It is also important to note that the Swiss vote is binding on the Company. If this vote were to not pass, we would hold another shareholder meeting in order to secure binding approval for the following year’s compensation.

The U.S. SEC vote gives shareholders a voice through an advisory vote on our executive compensation. It is generally retrospective, meaning that shareholders are asked to review the Compensation Discussion & Analysis, the Summary Compensation Table and other compensation tables and narrative disclosures, and vote to approve executive compensation for the prior calendar year (2016).

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Executive Compensation — Compensation Program Overview

We believe our shareholders will benefit from these multiple say-on-pay votes. Our Board and Compensation Committee value and will use this feedback to continually evolve our compensation programs.

2016 U.S. SEC Say-on-Pay Advisory Vote, Shareholder Outreach and Recent Compensation Program Changes

Although the U.S. SEC say-on-pay advisory vote is non-binding, the Compensation Committee will continue to consider the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. At our annual general meeting of shareholders held on May 19, 2016, 59 percent of the shareholders who voted on the U.S. SEC say-on-pay proposal approved the compensation of our NEOs.

In 2016, we requested outreach meetings with shareholders representing approximately 62 percent of our outstanding Common Shares (with holders of approximately half our outstanding Common Shares accepting our request), as well as with proxy advisory firms, on a variety of corporate governance topics, including executive compensation. Our Lead Director and Compensation Committee Chair participated in certain of these meetings (with shareholders representing approximately 28 percent of our outstanding Common Shares). The Compensation Committee took into account input from these meetings as well as evolving compensation best practices and made the following revisions to our executive compensation program beginning in January 2017:

•	Three-year cliff vesting period replaced four-year pro-rata vesting for performance-based shares

•	Eliminated second-chance opportunities for vesting of performance-based shares

•	Added additional vesting criteria (P&C combined ratio) for performance-based shares, with a total shareholder return (TSR) modifier for premium awards

•	Reduced the maximum pay-out opportunity for performance-based shares to 165% of target from 200%
•	Increased percentage of restricted stock awarded in the form of performance-based shares to 60% from 50% for senior Company officers other than the CEO (75%) and Executive Vice Chairman and COO (66%)

•	Prohibited new pledging of any Chubb shares by executive officers

What We Reward: Individual

and Company Performance Criteria

Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria:

•	Personal contribution to both short-term and long-term business results

•	Successful execution of key strategic objectives

•	Demonstrated leadership capability

•	Demonstrated application of relevant technical expertise

•	Ethical conduct, regulatory compliance and mitigation of unnecessary risk

Company Performance Criteria:

Company performance is measured in absolute terms versus the current year’s financial plan as approved by the Board, as well as versus prior year results, and in relative terms in comparison with the performance of peer companies in our Financial Performance Peer Group across the following key metrics:

•	Tangible book value per share growth

•	Operating return on equity

•	Operating income

•	P&C combined ratio

Consideration is also given to 1-year and 3-year TSR performance.

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Executive Compensation — Compensation Program Overview

Components of Total Direct Compensation

Each NEO has a total direct compensation opportunity, which we deliver through three components that constitute what we refer to as total direct compensation:

Total direct compensation

Component	What We Reward	Target Opportunity Range	What It Achieves
Base salary	Annual base salary, which is closely tied to role and market.	Base salary is targeted at the median of our compensation peer group and industry peers.	Provides a competitive market-based level of fixed compensation.

Cash bonus

Each NEO’s annual cash bonus is based on the prior year’s performance, as measured against:

•   Individual Performance Criteria;

•   Company Performance Criteria; and

•   for some NEOs, the performance of the operating unit(s) directly managed by the NEO.

The specific annual cash bonus opportunity for each NEO ranges between zero and 300 percent of annual base salary based on performance.

The specific annual cash bonus opportunity for the CEO ranges between zero to 500 percent based on performance.

Ties officer pay to annual corporate and individual performance.
Long-term incentive equity awards Stock options (time-based) Restricted stock (time-based) Performance-based restricted stock • Target Awards • Premium Awards

The value of each NEO’s long-term incentive compensation award is based on the prior year’s performance, as measured against:

•   Individual Performance Criteria;

•   Company Performance Criteria; and

•   for some NEOs, the performance of the operating unit(s) directly managed by the NEO.

The ultimate value realized from these awards is based on the Company’s stock price and per share tangible book value performance over time. For performance-based awards granted in 2017 and thereafter, P&C combined ratio is added as additional vesting criteria, with a TSR modifier for Premium Awards.

The value of the award is determined as a percentage of annual base salary. This varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 500 percent of annual base salary.

The value of the award for the CEO may go up to 900 percent of annual base salary.

Ties the current year’s awards to future performance.

The Committee determines a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance.

Stock options reward stock price appreciation.

Restricted stock (time-based) aligns executive interests with those of shareholders, provides ownership and supports executive retention.

Performance-based restricted stock encourages superior growth in tangible book value and strong P&C combined ratio.

Other Compensation

NEOs automatically participate in Company-sponsored qualified retirement plans. They are also eligible to participate in Company-sponsored non-qualified deferred compensation plans. Under the non-qualified deferred compensation plans, the NEOs may elect to defer annual base salary and annual cash bonus and direct those deferrals to investment options that mirror those offered in our qualified defined contribution plans, to the extent permissible under applicable tax laws.

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Executive Compensation — Compensation Program Overview

Our NEOs do not participate in any Company-sponsored defined benefit plans, which are often referred to as pension plans, other than Mr. Krump, who participates in the Chubb Corp. pension plans assumed by the Company in connection with the Chubb Corp. acquisition. For more information, see “Pension Benefits” on page 106.

Perquisites are not considered part of total direct compensation. They are discussed in footnote 4 of the Summary Compensation Table beginning on page 99.

Compensation Practices and Policies

Stock Ownership Guidelines for Our NEOs

We established and annually review and communicate our stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary as follows:

•	CEO: seven times annual base salary

•	Direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents: four times annual base salary

•	Executive Vice Presidents: three times annual base salary

•	Senior Vice Presidents earning base salaries of $250,000 or more: two times annual base salary

Shares of vested and unvested stock, excluding performance shares and options, count toward the ownership requirement. Shares of restricted stock are valued at the current market price. Also, an officer must retain at least 50 percent of all shares acquired on the vesting of equity awards or the exercise of stock options until reaching his or her required guideline.

Ownership guidelines for NEOs are mandatory. All of our NEOs are in compliance with our stock ownership guidelines, and all of them own an amount of Common Shares considerably in excess of the required amount.

Hedging Prohibitions

The Company prohibits NEOs (as well as directors and employees) from engaging in the following potential hedging strategies with respect to Chubb securities: short selling, short-term speculation, such as day trading, purchases and sales of options involving Chubb securities and trading in hybrid or derivative securities based on Chubb securities, such as straddles, equity swaps or exchange funds, other than securities issued by Chubb.

Share Pledging

The Company prohibits executive officers, including the NEOs, from pledging shares that are held in satisfaction of the share ownership guidelines. Effective January 2017, new pledging of any Chubb shares by executive officers is prohibited.

Recoupment Policy

The Company has enacted a recoupment policy covering all NEOs. This policy provides for the forfeiture, or clawback, of all unvested equity for any covered officer who deliberately commits fraud that results in a financial restatement.

Impact of Tax Treatments on Compensation

Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to our CEO and other NEOs (with the exception of the CFO) who were executive officers as of the last day of our fiscal year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Impact of Accounting Treatment

The Company accounts for employee stock options and its employee stock purchase plan in accordance with generally accepted accounting principles. For further information on stock-based compensation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

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Executive Compensation — The Relationship of Compensation to Risk

The Relationship of Compensation to Risk

Chubb’s compensation practices take into account risk management and broadly align total compensation with the medium-term and long-term financial results of the Company. The key objectives of our compensation program for executives are:

(1) to emphasize long-term performance and value creation that, while not immune to short-term financial results, encourages sensible risk-taking in pursuit of superior long-term operating performance;

(2) to assure that executives do not take imprudent risks to achieve compensation goals; and

(3) to provide, to the extent practicable, that executives are not rewarded with short-term compensation for risk-taking actions that may not manifest in outcomes until after the compensation is paid.

Sound corporate governance through the institution or prohibition of certain policies and practices, as well as our Compensation Committee’s continuous oversight of our compensation program’s design and effectiveness, ensure that these key objectives are fulfilled.

For bonus-eligible officers and employees below the executive level, the cash incentive pool and equity pool available for distribution within each operating unit during the annual compensation cycle are based on a blend of overall Company performance and operating unit performance, as defined by a range of metrics taking into account short-term, medium-term and long-term results on both a relative and absolute basis.

Annual Board Committee Review of Executive Compensation Practices

The Chair of the Compensation Committee meets annually with the Risk & Finance Committee of the Board of Directors to conduct a risk assessment of our executive compensation practices and discuss how specific business risks of concern to the Risk & Finance Committee are taken into account and mitigated as part of the compensation risk analysis and our compensation structure. Chubb’s management, including leaders in legal and human resources, provide a risk assessment of our compensation program to the Compensation Committee for its review. Additionally, the Compensation Committee considers the following factors to be important in discouraging excessive risk:

The Chubb Code of Conduct

The Chubb Code of Conduct is at the heart of our corporate culture and drives every business decision our executives and employees make. The Board considers Chubb’s values-oriented culture to be a key factor in mitigating risky behavior.

Executive Stock Ownership Requirements

Chubb’s stock ownership guidelines require our NEOs to hold substantial amounts of equity. For our CEO, the guideline amount is seven times annual base salary, while for the other NEOs, the guideline amount is four times annual base salary. We believe that stock ownership encourages appropriate decision-making that aligns with the long-term interests of our shareholders.

Compensation Alignment with our Peer Group

Our compensation program target levels are benchmarked annually to ensure consistency with our Compensation Benchmarking Peer Group.

Our Recoupment Policy (Clawbacks)

Our recoupment policy provides for the forfeiture of all unvested equity in the event that a financial restatement arises out of fraud deliberately committed by any NEO.

Performance Goals

Performance goals are set at levels that are high enough to encourage strong performance, but within reasonably attainable levels to discourage risky business strategies or actions.

Periodic Assessment of Program Design

Our Compensation Committee regularly reviews our compensation structure, awards programs and best practices to ensure our compensation programs do not encourage excessive risk-taking and that the Company awards strong short-, medium- and long-term performance.

Our NEO Compensation Components and Their Relationship to Risk

Variable pay for our NEOs in the form of annual cash bonuses and equity grants comprises the majority of each NEO’s annual total compensation.

Base salary provides a fixed level of compensation for our NEOs and comprises a relatively small portion of their overall compensation. Adjustments to base salary are driven more by competitive market data for similar positions as opposed to being tied to performance or short-term financial results and are targeted to market median.

Cash bonuses are determined by the prior calendar year’s operating results, which include financial performance metrics that drive short, medium- and long-term performance and that measure Chubb’s performance against a defined group of industry peers. These metrics are tangible book value per share growth, operating return on equity, operating income and P&C combined ratio.

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These specific financial performance metrics, taken together, have been selected in part because they encourage sound business decision-making and measure the creation of both short- and long-term enterprise value.

Equity awards, in the form of stock options, restricted shares and performance shares, comprise the remainder—and typically the majority—of each NEO’s total compensation.

Performance-based restricted stock awards cliff-vest at the end of a three-year period (for awards granted beginning in January 2017) or vest evenly over a four-year period (for awards granted prior to January 2017) from the time of grant. Time-based restricted stock awards vest evenly over a four-year period from the time of grant and stock options vest evenly over a three-year period from the time of grant. Consequently, the majority of each NEO’s total annual compensation is directly tied to the medium-term and long-term performance of the Company. We believe that executive performance is reasonably reflected in stock price over time, or ought to be, and we do not manage the Company (nor manage our executive compensation practices) to achieve or reward short-term fluctuations or anomalies in market conditions. While stock price may be an imperfect short-term marker for executive compensation, we believe it is a reasonable long-term tool for aligning executive compensation with shareholder results.

Twenty-five percent of the value of each NEO’s annual equity award consists of 10-year options with strike prices set as of the award date. Because options often have more value when held longer, they are particularly suitable for encouraging long-term performance.

Performance shares comprise a significant portion of each NEO’s annual stock grant (75 percent of the annual stock grant for the CEO, 66 percent for the Executive Vice Chairman and COO, and 60 percent of the annual stock grant for the other NEOs (50 percent for grants prior to January 2017)). This has the effect of making awards in a given year significantly dependent on objectively measured operating performance relative to industry competitors over a three-year period (all performance share awards granted prior to January 2017 are subject to vesting over a four-year period). Over the course of multiple years, this makes a substantial percentage of overall compensation dependent on long-term outcomes relative to the competition.

Our Assessment of Compensation Risk

As part of Board governance, the Compensation Committee reviews the Company’s compensation structure, policies and practices to determine whether incentives arising from compensation policies or practices relating to any of our NEOs and other employees would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee and management concluded that the Company’s compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company, and again confirmed that the mix of compensation types and timeframes tended to align risk-taking with appropriate medium- and long-term performance for the Company.

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Executive Compensation — How We Use Peer Group Data in Determining Compensation

How We Use Peer Group Data in Determining Compensation

The Compensation Committee recommends to the full Board and the Board approves the total direct compensation for the CEO. The Compensation Committee also reviews and approves or modifies the CEO’s recommendations for the total direct compensation for the other NEOs and direct reports to the CEO. As part of the annual compensation review process, the Compensation Committee evaluates:

•	each NEO’s individual compensation against compensation levels for comparable positions in our Compensation Benchmarking Peer Group, a group of companies with characteristics similar to us that best defines the market in which we compete for executive talent, and

•	Company performance against the financial performance of companies in a second peer group that best defines the market in which we compete for business, which we refer to as our Financial Performance Peer Group.

How We Select, and Who is Currently in, Our Compensation Benchmarking Peer Group

The Compensation Committee reviews the composition of our Compensation Benchmarking Peer Group on an annual basis. Our Compensation Benchmarking Peer Group is intended to be a group of companies that are similar to us in various ways that best define the market in which we compete for executive talent. The Compensation Committee’s independent executive compensation consultants assist in the annual evaluation of the group.

Our Compensation Committee made substantial changes to this group over the past year. The group had been stable for a decade before these changes. However, it had become smaller as peers merged or were acquired, and our Company had become increasingly dissimilar to the remaining companies as we evolved and grew. As a result, and based on our size post-acquisition of Chubb Corp. (making us the largest publicly traded P&C insurance company), our operational complexity (in terms of diversity of distribution channel, product and geography) and our risk profile, we believed this was the appropriate time to undertake a disciplined and thorough study in order to develop a peer group that better aligns with our Company.

In partnership with our independent compensation consultant, a robust analysis was conducted, considering multiple characteristics such as industry relevance, market capitalization, revenues and number of business lines, to identify companies within and outside our industry to comprise a group of 14-16 peer companies.

Our Compensation Benchmarking Peer Group had been smaller in recent years but a larger group was desired to help protect against volatility and aberrational comparisons that could be magnified with a smaller group. There were not a sufficient number of comparable property and casualty insurers because, with few exceptions, they are markedly smaller than we are post-acquisition of Chubb Corp. This led to the addition of insurance companies with different primary businesses than ours, and the addition of other financial services companies, which together complemented the remaining property and casualty companies on the list. Specifically, we added four new global insurance companies (two of which are global life companies) and seven new global financial services companies whose size and complexity relative to us post-acquisition make them viable compensation peers. We also eliminated three insurance companies whose smaller size relative to us post-Chubb Corp. acquisition no longer make them viable compensation peers. The Compensation Committee believes that the composition of this revised group supports more valid executive compensation decision-making.

For our CEO, we rely exclusively on the Compensation Benchmarking Peer Group. For the other NEOs, we rely on a broader set of industry-specific market survey data.

Our Compensation Benchmarking Peer Group is:

• The Allstate Corporation • American Express Company • American International Group, Inc. • Aon plc • Bank of America Corporation • The Bank of New York Mellon • BlackRock, Inc. • Cigna Corp.	• Citigroup Inc. • The Goldman Sachs Group, Inc. • Marsh & McLennan Companies, Inc. • MetLife, Inc. • Morgan Stanley • Prudential Financial, Inc. • The Travelers Companies, Inc.

How We Select, and Who is Currently in, Our Financial Performance Peer Group

The Financial Performance Peer Group includes companies that we view as comparable to us from a business perspective and our closest direct business competitors. The composition of the Financial Performance Peer Group is reviewed annually by the Compensation Committee and it has remained stable for over a decade with the exceptions of American International Group, Inc., which was omitted from the group during the financial crisis when it ceased to disclose financial results in a format that enabled performance comparisons, and the removal of Chubb Corp., since it was acquired by us in January 2016. It includes two companies in the Compensation Benchmarking Peer Group that are considered commercial property and casualty insurance companies. It also has four additional commercial property and casualty insurance companies that are not in the Compensation Benchmarking Peer Group because of their size and ownership structure. We think the Financial

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Performance Peer Group is the most relevant peer group to compare to the financial performance of the Company on growth in tangible book value per common share, operating return on equity, operating income and P&C combined ratio.

Our Financial Performance Peer Group is:

• American International Group, Inc. • CNA Financial Corporation • The Hartford Financial Services Group, Inc.	• The Travelers Companies, Inc. • XL Group plc • Zurich Financial Services Group

How We Determine Total Direct Compensation Pay Mix

Introduction—Determining the Mix of Total Direct Compensation

The components of our NEO’s total direct compensation vary depending on level. Our more senior officers receive a greater percentage of their total direct compensation as variable or at-risk compensation. This consists of an annual cash bonus and a long-term incentive equity award composed of stock options and restricted stock. For restricted stock, at least 60 percent is in the form of performance shares, as described below.

Total cash compensation, which consists of annual base salary and annual cash bonus, is typically less than half of total direct compensation.

The Compensation Committee reviews the percentage of total direct compensation delivered in annual base salary, annual cash bonus, and long-term incentive equity awards for similar positions in our Compensation Benchmarking Peer Group. For all NEOs other than the CEO the Compensation Committee also considers the broader insurance market.

Elements of Total Direct Compensation

Annual Base Salary

The Compensation Committee reviews and approves or modifies the CEO’s recommendations for the annual base salary of each NEO. The Compensation Committee recommends, and the full Board of Directors determines, the annual base salary for the CEO. On an annual basis, the Committee reviews each NEO’s actual annual base salary in reference to the median compensation levels for comparable positions at companies in our Compensation Benchmarking Peer Group and broader insurance industry peers. The Committee also considers industry-specific market survey data for NEOs other than the CEO. While we typically target annual base salary to be at the median of the market, each NEO’s actual annual base salary may fall above or below the market median.

Variable Compensation—Bonus and Equity Compensation Awards

We use variable performance-based compensation in the form of the annual cash bonus and the long-term incentive equity award in combination with the annual base salary to provide an overall compensation opportunity that is closely tied to performance. When both Company performance and individual performance are considered outstanding, NEOs have the opportunity to achieve total direct compensation that approximates the 75th percentile of compensation for comparable positions at companies in our Compensation Benchmarking Peer Group. Pay Governance determines the percentiles for a given position based on an analysis of compensation disclosures in the most recent publicly available Compensation Benchmarking Peer Group proxy statements in combination with industry-specific market survey data. The Compensation Committee considers the opportunity to achieve or exceed the 75th percentile for outstanding performance because of the high performance expectations to which our Company executives are held, the prevailing competition for talent within our Compensation Benchmarking Peer Group, and the ambitious financial goals of the Company, which the Board reviews and approves each year.

Annual Cash Bonus

The annual cash bonus component of total direct compensation provides a timely link between recent

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performance and compensation. This allows the Compensation Committee to adjust annual compensation to reflect overall Company financial performance during the prior fiscal year as well as the individual performance of each NEO.

Each NEO’s 2016 annual cash bonus was determined in early 2017 and was based on:

•	the prior year’s performance, as measured against the Individual Performance Criteria, described above;

•	the Company Performance Criteria, described above; and,

•	for some NEOs, as further specified elsewhere in this Compensation Discussion & Analysis, the performance of the operating unit(s) directly managed by the NEO.

This process culminates in a specific annual cash bonus opportunity for each NEO that ranges between zero and 300 percent of annual base salary based on performance, with the exception of the CEO, for whom the range is up to 500 percent of annual base salary (see 2016 Total Direct Compensation – Supplemental Table on page 96).

Long-Term Incentive Equity Awards

The Compensation Committee bases the value of each NEO’s long-term incentive compensation award on the past year’s performance as measured against the Individual and Company Performance Criteria, described above, as well as, for some NEOs as further specified below, the performance of the operating unit(s) directly managed by the NEO.

The Compensation Committee uses long-term incentive equity awards, principally in the form of stock options, restricted stock (time-based) and performance–based restricted stock, as:

•	a timely link between recent performance and compensation;

•	a forward-looking vehicle for retention of executive talent due to the multi-year vesting schedule for equity awards;

•	an important driver of long-term performance and risk management; and

•	a key link for aligning shareholder and executive interests.

This process culminates in a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance. The range of the value of the award as a percentage of annual base salary varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 500 percent of annual base salary, with the exception of the CEO, for whom the range is up to 900 percent of annual base salary.

Variable Compensation

Criteria and Vesting Schedules

Each year the Compensation Committee reviews the vesting criteria for Executive Management and NEOs. For all grants awarded after August 2014, all members of Executive Management and our NEOs have double-trigger vesting upon a change in control. Paul J. Krump was not an employee of the Company until January 2016 and therefore all of his awards have double-trigger vesting upon a change in control.

Vesting Criteria Under a Change in Control

	Single-Trigger Vesting	Modified Single Trigger Vesting	Double-Trigger Vesting

Evan G. Greenberg	Before May 2011	After May 2011	After August 2014
John W. Keogh	Before August 2014	n/a	After August 2014
John J. Lupica	Before August 2014	n/a	After August 2014
Philip V. Bancroft	Before February 2013	After February 2013	After August 2014

Options and restricted stock also vest if a recipient’s termination of employment occurs by reason of death or disability. Continued vesting requires uninterrupted employment with the Company unless the Compensation Committee (by recommendation from the CEO) exercises its discretion and grants continued vesting in unvested equity in connection with an employee’s separation from the Company. Also, upon reaching age 62 and having 10 years of service, employees who retire from the Company in good standing will be granted continued vesting without requiring Compensation Committee approval.

Performance-Based Restricted Stock Criteria and Vesting

The Compensation Committee established performance criteria for at least 60 percent of the restricted stock awards to NEOs and several other Company senior officers.

The performance criteria is applied to 75 percent of the restricted stock awards granted to the CEO; 66 percent of the restricted stock awards granted to the Executive Vice Chairman and COO; and 60 percent of the stock awards granted to the other participating executives.

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For awards granted prior to January 2017, our performance criteria tie the annual vesting of these awards to specified performance targets, namely growth in our tangible book value per common share. We selected this financial measure because it is a strong indicator of growth in shareholder value for a commercial property and casualty insurer and a common financial performance measure for companies in our industry. For awards granted beginning in January 2017, our Compensation Committee has added P&C combined ratio to the vesting criteria in addition to growth in our tangible book value per common share, with a TSR modifier for Premium Awards. The vesting period for awards beginning in January 2017 is also now a three-year cliff vest rather than the previous four-year annual vesting period.

To determine whether awards vest, we compare our performance with the Company’s Financial Performance Peer Group (see “How We Select and Who is Currently in Our Financial Performance Peer Group”). For awards granted before 2014, we compared our performance with the growth in tangible book value per common share of other companies included in the S&P 500 Property & Casualty Index.

Special One-Time Long-Term Incentive Equity Awards

In recognition of the extraordinary efforts of certain Company employees, including the NEOs, who undertook substantial additional work associated with the pre-closing phase of our merger with Chubb Corp., the Board of Directors authorized and awarded supplemental equity awards to these employees in February 2016. These awards were in addition to the compensation otherwise awarded on the basis of the Company’s 2015 financial performance. For the NEOs, this award was in the form of an additional grant of performance-based restricted stock with the same vesting criteria as the performance-based restricted stock awarded as part of annual compensation. The awards were granted as follows: $4 million for Mr. Greenberg, $1 million for Mr. Bancroft, $2.1 million for Mr. Keogh, $1 million for Mr. Krump and $1.6 million for Mr. Lupica.

For Messrs. Greenberg and Keogh, however, any shares earned will cliff-vest at the end of the four-year period to support the retention of these key officers through the completion of the integration plan. Furthermore, to link compensation with the creation of shareholder value, for Messrs. Greenberg and Keogh, any shares above target (premium shares) earned based on growth in tangible book value per share will be delivered in full only if the stock price exceeds $130 per share as measured by the average price of the last 30 trading days prior to the end of the measurement period. If the stock price does not exceed $130 per share, then only 50 percent of any earned premium shares will be delivered.

Since these awards have been granted for extraordinary efforts, they are expected to be of a one-time nature and will not be considered for the purpose of determining future compensation.

Independent Verification of Performance Criteria

We have retained Ernst & Young LLP, an independent public accounting firm, to verify the calculations of our performance criteria for the vesting of performance-based restricted stock and to prepare a report on its findings. Our Compensation Committee reviews the report prepared by Ernst & Young and, based on that report, formally confirms whether, and to what extent, the performance criteria were met for the particular vesting period and how much, if any, performance-based restricted stock has vested as a result.

Performance-Based Restricted Stock Awards

We have two types of performance-based restricted stock awards: Target Awards and Premium Awards.

As mentioned above, certain provisions with respect to these awards have changed and are discussed in this section. Beginning in January 2017, performance-based restricted stock awards have a three-year cliff-vest period and will include P&C combined ratio as vesting criteria along with tangible book value per share growth, with a TSR modifier for Premium Awards.

Target Awards

For awards granted beginning in January 2017, each Target Award is subject to a three-year performance period with a cliff vesting at the end of the period, subject to the following criteria:

•	If the weighted average of growth in tangible book value per common share and P&C combined ratio (weighted at 70 percent and 30 percent, respectively) meets or exceeds the median at the end of the three-year performance period, 100 percent of the Target Award shares will vest.

•	If the weighted average of growth in tangible book value per common share and P&C combined ratio (weighted at 70 percent and 30 percent, respectively) exceeds the 25th but does not meet or exceed the 50th percentile at the end of the three-year performance period, the number of Target Shares which shall vest shall be equal to the number of shares multiplied by a percentage determined by straight line interpolation between 50 and 100 percent based on the percentile achieved between the 25th and 50th percentile; if growth is at or below the 25th percentile, then no such stock actually vests.

For awards granted prior to January 2017, each Target Award of performance-based restricted stock consists of four installments. The vesting of each annual installment is subject to the following criteria:

•	If growth in tangible book value per common share exceeds the median, 100 percent of the Target Award shares will vest.

•

For grants in 2016, if the growth in tangible book value per common share exceeds the 25th but does not exceed the 50th percentile, the number of Target Award shares which vest shall be equal to the number of shares multiplied by a

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percentage determined by straight line interpolation between 50 and 100 percent based on the percentile achieved between the 25th and 50th percentile; if the growth is at or below the 25th percentile, then no such stock actually vests.

•	For grants in 2014 and 2015, if the growth in tangible book value per common share is above the 25th percentile or at or below the median, then 50 percent of the Target Award shares scheduled to vest that year actually vest; if the growth is at or below the 25th percentile, then no such stock actually vests.

•	Before January 2014, if growth in tangible book value per common share was at or below the median, then no Target Award shares scheduled to vest that year actually vested.

Issuance Criteria

For awards granted prior to January 2017, if the performance-based restricted stock does not vest in a particular one-year period applicable to that installment, it may later vest in a subsequent year if the aggregate to-date performance exceeds the minimum applicable vesting performance percentage or the cumulative four-year performance exceeds the median performance for growth in tangible book value per common share. If the performance goal is not achieved within four years, the shares will be forfeited.

Beginning in January 2017, shares will cliff-vest at the end of a three-year period, and if the performance goal is not achieved at the end of this period, the shares will be forfeited.

Premium Awards

For awards granted beginning in 2017, if the weighted average of growth in tangible book value per common share and P&C combined ratio (weighted at 70 percent and 30 percent, respectively) compared with the growth of other companies included in our Financial Performance Peer Group over the three-year performance period, which we refer to as three-year cumulative performance, exceeds a certain percentile, a Premium Award of additional shares, over and above the yearly Target Award, will be earned as follows:

•	If three-year cumulative performance exceeds the median but does not exceed the 75th percentile, the number of Premium Shares which shall vest shall be equal to the number of shares multiplied by a percentage determined by straight line interpolation between 0 and 77 percent based on the percentile achieved between the 50th and 75th percentile.

•	If three-year cumulative performance exceeds the 75th percentile and our TSR for the period meets or exceeds the 55th percentile of TSR for our Financial Performance Peer Group during the period, then 100 percent of the Premium Award shares will become vested.

•	If three-year cumulative performance exceeds the 75th percentile and our TSR for the period does not meet or exceed the 55th percentile of TSR for our Financial Performance Peer Group during the period, then 77 percent of the Premium Award shares will become vested.

•	If three-year cumulative performance does not exceed the 50th percentile, no Premium Award will become vested.

For awards granted prior to January 2017, if our growth in tangible book value per common share compared with the growth of other companies included in our Financial Performance Peer Group (or the S&P 500 Property & Casualty Index for awards granted prior to 2014) over the four-year cumulative performance period, which we refer to as four-year cumulative performance, exceeds a certain percentile depending on the year of grant as described below, a Premium Award of additional shares, over and above the yearly Target Award, will be earned as follows:

For awards granted in 2016:

•	If four-year cumulative performance does not exceed the 50th percentile, no Premium Award will become vested.

•	If four-year cumulative performance is above the 50th but does not exceed the 65th percentile, then we will interpolate the Premium Award between 0 percent and 50 percent of the number of Target Award shares earned.

•	If four-year cumulative performance is above the 65th but does not exceed the 75th percentile, then we will interpolate the Premium Award between 50 percent and 100 percent of the number of Target Award shares earned.

•	If four-year cumulative performance exceeds the 75th percentile, then the Premium Award will equal 100 percent of the number of Target Award shares earned.

For awards granted before January 2016:

•	If four-year cumulative performance does not exceed the 65th percentile, no Premium Award will become vested.

•	If four-year cumulative performance is above the 65th and below the 75th percentile, then we will interpolate the Premium Award between 50 percent and 100 percent of the number of Target Award shares earned.

•	If four-year cumulative performance exceeds the 75th percentile, then the Premium Award will equal 100 percent of the number of Target Award shares earned.

Issuance Criteria

Shares representing Target Awards are issued when the performance award is approved. They are subject to forfeiture if applicable performance criteria are not met. For awards granted prior to February 2014, shares representing Premium Awards were not issued at the time the Target Award was approved. Rather, they were subject to issuance following the four-year performance period, if and to the extent the Premium Awards were earned. Because of this, a portion of our NEOs’ compensation received in any given year could relate to performance share awards granted four years prior.

For awards granted in February 2014 and prior to January 2016, Premium Awards have been issued subject to vesting if actually earned or forfeited if not earned at the end of the four-year performance period. For awards granted beginning

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in January 2017, Premium Awards have been issued subject to vesting if actually earned or forfeited if not earned at the end of the three-year performance period.

The Compensation Committee lacks discretion to increase the vesting of any performance-based award other than what was achieved based on the actual performance. In 2017, the Compensation Committee has agreed at the start of all performance periods to adjust the performance goals for Chubb and peer companies to exclude changes based on:

•	any accretion or dilution to tangible book value resulting from any acquisition or disposition involving such entity during the applicable performance measurement period;

•	the net effect of transaction and integration costs associated with any acquisition or disposition involving such entity; and

•	any disposition involving such entity or its assets which results in a gain or loss to such entity.

Prior to 2017, the Compensation Committee had agreed at the start of all performance periods to adjust the growth in tangible book value per share for Chubb and peer companies to exclude changes based on:

•	corporate acquisitions or dispositions affecting goodwill; or

•	corporate dispositions resulting in gains or losses.

These circumstances could materially impact growth in tangible book value per common share. Without this adjustment, executives could be unduly penalized or enriched for taking actions that are in the best interests of Chubb but reduce growth in tangible book value per common share.

In May 2016, Target Awards granted to NEOs in February 2012 earned a Premium Award of 65.50 percent.

Stock Option and Restricted Stock Grants: Timing and Pricing

The Compensation Committee typically grants stock options and restricted stock to NEOs annually, effective the day of the February Board of Directors meeting. From time to time the Compensation Committee may make off-cycle grants to NEOs to recognize mid-year promotions or other circumstances.

•	The option exercise price is the closing price of our Common Shares as traded on the NYSE on the grant date. Executive officers who join the Company after February in a given year may be granted stock options and restricted stock following their start date.

•	To determine the number of shares for an option award, we use a notional Black-Scholes option value. In 2016 that notional value was 25 percent of the stock price, calculated in each case at the time that we make the decision to grant the option. We typically base the number of shares to be covered by a restricted stock grant on the closing stock price on the date that we make the decision to grant the restricted stock.

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Executive Compensation — How We Determine and Approve NEO Compensation

How We Determine and Approve NEO Compensation

Role of the Compensation Committee

The Compensation Committee recommends to the full Board and the Board approves the CEO’s total direct compensation. The Compensation Committee meets in executive sessions, with no management present, to evaluate the performance and determine the total direct compensation of the CEO. In addition to considering overall Company financial performance in absolute terms compared to plan and prior-year performance, and in relative terms compared to the financial performance of our Financial Performance Peer Group, the Compensation Committee seeks external guidance from Pay Governance, its independent compensation consultant.

The CEO makes recommendations for the total direct compensation of each of the other NEOs. The Committee discusses these recommendations with the CEO along with a review of the performance of each NEO as assessed by the CEO. The Committee then approves or disapproves, or recommends modifications to, the total direct compensation for each NEO, as appropriate.

Role of Independent Consultants in Advising the CEO and Compensation Committee on NEO Compensation Determinations

The Compensation Committee directly retains Pay Governance to assist management in the collection and analysis of relevant market data including compensation and financial performance data for our Compensation

Benchmarking and Financial Performance Peer Groups. Pay Governance also provides compensation benchmarking for the positions held by our NEOs for consideration by the CEO and the Compensation Committee. In addition, the Compensation Committee currently retains Pay Governance to assist it with respect to the compensation of the CEO. For this assignment, Pay Governance meets directly with the Compensation Committee to review Company performance, the personal performance of the CEO and provides guidance on CEO compensation in the form of proposed compensation ranges for the annual cash bonus and long-term incentive equity award. In addition, Pay Governance facilitates discussion, reviews peer groups and provides guidance on current trends in executive compensation practices, in general, and CEO compensation practices, specifically. The Compensation Committee has the authority to retain and terminate Pay Governance and to approve their fees and other retention terms.

Role of the Global Human Resources Officer in Advising the CEO and Compensation Committee on NEO Compensation Determinations

Our Global Human Resources Officer further supports the CEO and the Compensation Committee in assembling external market data as prepared by Pay Governance, gathering and assembling internal compensation information, acting as liaison with Pay Governance, and assisting the CEO and the Compensation Committee in further compensation analysis.

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How We Determine Compensation For Our CEO

Each year, the Compensation Committee sets a scorecard for the potential range of CEO compensation, with top-, middle- and low-end bands tied to achievement of specific financial, operational and strategic goals, considered together with TSR, as reflected in the following summary for 2016:

*	Includes $4 million special one-time grant of performance shares in recognition of substantial additional work associated with the pre-closing phase of the Chubb Corp. acquisition. The grant was part of our Compensation Committee’s final compensation awards applicable to 2015; however, in accordance with SEC rules, this one-time grant is included in certain 2016 compensation tables that follow because the grant date was in February 2016.

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Executive Compensation — How We Determine and Approve NEO Compensation

How We Determine Other NEO Compensation

For other NEOs, total direct compensation is determined by the CEO and approved or modified by the Compensation Committee. The compensation framework is similar to that for the CEO as described in “How We Determine Compensation For Our CEO” above as compensation decisions are based in part on overall Company performance, although compensation decisions also include consideration of the performance of the operating units or support functions under each NEO’s management. Decisions are also influenced by each NEO’s individual performance, within the context of compensation market data for each position provided by Pay Governance.

As part of the annual compensation cycle, the CEO, with assistance from the Global Human Resources Officer, reviews appropriate compensation market data for each NEO. For those NEOs directly managing an operating unit, the review includes market data for other business segment leaders of comparatively sized business units within our Compensation Benchmarking Peer Group as well as for business segment leaders from other insurance industry peers.

For those NEOs managing a support function, the review includes market data for other support function leaders within our Compensation Benchmarking Peer Group as well as for support function leaders from other insurance industry peers. This review and market analysis informs decision-making about annual compensation for our NEOs.

2016 NEO Total Direct Compensation and Performance Summary

Below we provide a summary of each of our named executive officers’ total direct compensation and an overview of their 2016 performance relative to achieving our annual and long-term performance goals. The process the Compensation Committee uses to determine each officer’s 2016 compensation is described more fully in “How We Determine and Approve NEO Compensation” beginning on page 90.

CEO 2016 Total Direct Compensation

Evan G. Greenberg

Chairman, President and CEO

2016 Performance Summary

2016 Company performance was excellent on both an absolute basis and relative to peers. Under Mr. Greenberg’s leadership, the Company produced record annual operating income per share, strong book and tangible book value growth, world-class underwriting performance, and a good operating return on equity, all despite elevated catastrophe losses and soft P&C market conditions globally. The Company advanced its strategic and operational goals, including completing the largest merger in insurance history, executing on a transformational company-wide integration effort and achieving integration savings and synergies realized ahead of schedule and above initial projections. At the same time, we expanded our presence in growing new markets and further diversified our capabilities by geography, product, customer segment and distribution channel.

The following accomplishments were relevant to the Compensation Committee’s considerations in developing its CEO compensation recommendations for 2016:

Financial Performance

•	Strong net income per share of $8.87, up 2.9% from 2015, and record operating income per share of $10.12, up 3.7% from 2015

•	Industry-leading combined ratio of 88.3% and P&C combined ratio of 88.7% (exceeding the performance of each member of our Financial Performance Peer Group)

Shareholder Value Creation

•	Book value per share increased 15.4%. Tangible book value per share decreased 16.1%, reflecting the dilutive impact of the Chubb Corp. acquisition, but grew 13.2 percentage points from the initial expected 29.3% dilution at the close of the acquisition in January 2016. Adjusted for the Chubb Corp. acquisition, tangible book value per share growth exceeded each member of our Financial Performance Peer Group

•	Return on equity of 9.0% and operating return on equity of 10.5% with total return to shareholders of 16% and three-year total shareholder return of 11%

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Executive Compensation — 2016 NEO Total Direct Compensation and Performance Summary

Strategic and Operational Accomplishments

Under the leadership of Mr. Greenberg, Chubb continued to invest in the future of the Company consistent with our strategic goals.

•	Completed the acquisition of Chubb Corp., creating the world’s largest publicly traded P&C insurance company, with integration savings ($325 million in 2016) and synergies realized ($800 million by end of 2018) ahead of schedule and above initial projections

•	Executed on a transformational company-wide integration effort with minimal departure of key talent

•	The Company launched a new commercial specialty product division

•	Maintained excellence in our core business of underwriting and servicing customers and distribution partners, retaining our commercial and personal lines customers at or above all-time highs

•	The Company continued to expand the use of analytics and predictive modeling to support underwriting, marketing, sales and claims

2016 Compensation Committee Decisions

The extensive Company Performance Criteria and Individual Performance Criteria used to evaluate Mr. Greenberg’s compensation are detailed in the section “How We Determine Compensation For Our CEO” beginning on page 91.

Given that 2016 financial, strategic and operating performance was outstanding and similar to the prior year’s performance, the Compensation Committee concluded that it was fair and appropriate to provide compensation in the upper quartile of the Compensation Benchmarking Peer Group at an equivalent value to prior year’s compensation, exclusive of the one-time special long-term incentive equity award, with base salary, annual cash bonus and long-term incentive equity at prior year’s values.

2016 Total Direct Compensation-Variable Pay Mix Variable Compensation Long-term Incentive Awards $11,800,000 Stock Options $2,950,000 Restricted Stock $2,212,000 Performance Shares $6,638,000 Total Long-Term Equity Compensation Annual Incentive Award $6,600,000 Fixed Compensation Total Annual Cash Compensation Base salary $1,400,000

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Executive Compensation — 2016 NEO Total Direct Compensation and Performance Summary

Other NEO 2016 Total Direct Compensation

Philip V. Bancroft

Chief Financial Officer

Corporate Units under his management:

• Accounting & Financial Reporting	• Actuarial
• Investment Management	• Tax and Treasury

2016 Performance Criteria

Mr. Bancroft’s compensation was based on overall Company performance, against both financial and strategic objectives, and his individual performance as the Chief Financial Officer of the Company, which was evaluated in terms of his execution of a wide and complex set of financially-oriented objectives related to the balance sheet and the income statement. Furthermore, his compensation was also reflective of both his leadership in the integration of Chubb Corp. into the Company as well as the expanded scope of his role given the size and complexity of the Company post-acquisition of Chubb Corp.

Mr. Bancroft was deemed to have exceeded expectations on a range of financial and corporate objectives and the quality of the support personally provided by him as well as the quality of the support provided by those corporate units his management.

2016 Compensation Committee Decisions

•	Base salary was increased 3 percent,

•	Annual cash bonus was increased 9 percent,

•	Long-term incentive equity award was increased 3 percent, and

•	Total direct compensation was increased 5 percent, exclusive of the one-time special long-term incentive equity award.

John W. Keogh

Executive Vice Chairman and Chief Operating Officer

Corporate Units under his management:

• Overseas General P&C businesses	• Chubb Global Markets
• North American P&C businesses

2016 Performance Criteria

Mr. Keogh’s compensation was based on overall Company performance, against both financial and strategic objectives, the performance of the property and casualty operating units under Mr. Keogh’s management as Chief Operating Officer, and the performance of Chubb Global Markets and Overseas General. Consideration was also given to his substantial leadership contributions in the integration of Chubb Corp. into the Company as well as his expanded scope of responsibility for the Company’s North America P&C operations.

2016 Compensation Committee Decisions

•	Base salary was increased 3 percent,

•	Annual cash bonus was increased 6 percent,

•	Long-term incentive equity award was increased 6 percent, and

•	Total direct compensation was increased 6 percent, exclusive of the one-time special long-term incentive equity award.

2016 Total Direct Compensation-Variable Pay Mix Variable Compensation Long-term Incentive Awards $2,500,000 Stock Options $625,000 Restricted Stock $750,000 Performance Shares $1,125,000 Annual Incentive Award $1,470,000 Total Long-Term Equity Compensation Fixed Compensation Base salary $768,750 Total Annual Cash Compensation

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Executive Compensation — 2016 NEO Total Direct Compensation and Performance Summary

Paul J. Krump

President, North America Commercial and Personal
Insurance

Corporate Units under his management:

• Private Risk Services • Claims	• Commercial Risk Services

2016 Performance Criteria

Mr. Krump’s compensation was based on overall Company performance, against both financial and strategic objectives, the performance of the operating units under Mr. Krump’s direct management, which for 2016 included Private Risk Services, Commercial Risk Services and Claims, as well as his individual performance. Consideration was also given to the breadth of his responsibility and his significant leadership contributions in the Chubb Corp. integration as well as the scope of his responsibility for Chubb’s North America operations.

2016 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 5 percent,

•	Long-term incentive equity award was increased 7 percent, and

•	Total direct compensation was increased 5 percent, exclusive of the one-time special long-term incentive equity award.

John J. Lupica

Vice Chairman; President, North America Major Accounts and Specialty Insurance

Corporate Units under his management:

• North America Major Accounts	• Agribusiness
• Westchester	• Chubb Bermuda
• Rain & Hail

2016 Performance Criteria

Mr. Lupica’s compensation was based on overall Company performance, against both financial and strategic objectives, the performance of the operating units under Mr. Lupica’s direct management, which for 2016 included North America Major Accounts, Westchester, Agribusiness, Chubb Bermuda and Rain & Hail, as well as his individual performance. Consideration was also given to the breadth of his responsibility and his significant leadership contributions in the Chubb Corp. integration as well as the scope of his responsibility for Chubb’s North America operations.

2016 Compensation Committee Decisions

•	Base salary was increased 3 percent,

•	Annual cash bonus was increased 7 percent,

•	Long-term incentive equity award was increased 6 percent, and

•	Total direct compensation was increased 6 percent, exclusive of the one-time special long-term incentive equity award.

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2016 Total Direct Compensation-Variable Pay Mix Variable Compensation Long-term Incentive Awards $4,350,000 Stock Options $1,087,500 Restricted Stock $1,109,250 Performance Shares $2,153,250 Total Long-Term Equity Compensation Annual Incentive Award $2,610,000 Fixed Compensation Base salary $896,111 Total Annual Cash Compensation
2016 Total Direct Compensation-Variable Pay Mix Variable Compensation Long-term Incentive Equity $2,450,000 Stock Options $612,500 Restricted Stock $735,000 Performance Shares $1,102,500 Total Long-Term Equity Compensation Annual Incentive Award $1,760,000 Fixed Compensation Base salary $840,000 Total Annual Cash Compensation

Executive Compensation — 2016 NEO Total Direct Compensation and Performance Summary

2016 Total Direct Compensation – Supplemental Table

Each February, the Compensation Committee and the Board of Directors approve compensation for each NEO including any adjustments to annual base salary, annual cash bonus in recognition of prior calendar year’s performance and long-term incentive equity awards. The long-term incentive equity awards consist of stock options, valued using a notional Black Scholes option valuation methodology representing roughly 25 percent of the closing market price at the date of grant; time-based restricted stock awards; and performance shares, which are subject to performance-based vesting criteria, valued at the closing market price at the date of grant.

The key compensation components for each of our NEOs are summarized in the charts below. The totals and the equity award values do not directly correlate to what is ultimately reported in the Summary Compensation Table in accordance with SEC rules (for example, the equity award columns below reflect February 2017 grants, while the Summary Compensation Table reflects February 2016 grants). However, using the above methodology, they do reflect how the Compensation Committee considers the overall impact of each annual compensation component as of the time of determination.

2016 Named Executive Officers Compensation – Supplemental Table

Name and Title/Business Unit	Annual Base Salary	Annual Cash Bonus	Annual Long Term Incentive Equity Award	Total Direct Compensation
Evan G. Greenberg	$1,400,000	$6,600,000	$11,800,000	$19,800,000
Chairman, President and CEO
Philip V. Bancroft[1]	$768,750	$1,470,000	$2,500,000	$4,738,750
Chief Financial Officer
John W. Keogh[2]	$896,111	$2,610,000	$4,350,000	$7,856,111
Executive Vice Chairman and Chief Operating Officer
Paul J. Krump	$840,000	$1,760,000	$2,450,000	$5,050,000
President, North America Commercial and Personal Insurance
John J. Lupica[3]	$793,519	$1,980,000	$3,330,000	$6,103,519
Vice Chairman; President, North America Major Accounts and Specialty Insurance

1	Mr. Bancroft’s annual base salary was increased for 2017 to $800,000.
2	Mr. Keogh’s annual base salary was increased for 2017 to $925,000.
3	Mr. Lupica’s annual base salary was increased for 2017 to $820,000.

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2016 Total Direct Compensation-Variable Pay Mix Variable Compensation Long-term Incentive Awards $3,330,000 Stock Options $832,500 Restricted Stock $999,000 Performance Shares $1,498,500 Total Long-Term Equity Compensation Annual Incentive Award $1,980,000 Fixed Compensation Base salary $793,519 Total Annual Cash Compensation

Executive Compensation — Defined Terms and Calculations

Defined Terms and Calculations

The non-GAAP financial measures used in this Compensation Discussion & Analysis (operating income, operating return on equity, P&C and “As If” P&C combined ratio and tangible book value per common share) are defined and reconciled to U.S. GAAP in the “Non-GAAP Measures” section of this proxy statement.

Book Value Per Common Share	shareholders’ equity divided by the number of Common Shares outstanding
Combined Ratio	the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium. It is the sum of the expense ratio and the loss ratio
Company Performance Criteria	the factors described on page 79 that measure the Company’s performance for purposes of determining an individual’s compensation
Compensation Benchmarking Peer Group	those companies identified on page 84 who the Company considers for purposes of comparing and determining executive compensation
Double-Trigger Vesting

all unvested equity vests immediately upon a change in control if the executive is terminated without cause or resigns for good reason between six months before and two years after such change in control

Expense Ratio	expense ratio = policy acquisition costs and administrative expenses net earned premium
Financial Performance Peer Group	those companies identified on page 85 who the Company considers to be comparable from a business perspective
Individual Performance Criteria	the factors described on page 79 that measure an individual’s performance for purposes of determining such individual’s compensation
Loss Ratio	loss ratio = losses incurred net earned premiums
Modified Single-Trigger Vesting

all unvested equity vests:

(a) immediately upon a change in control if the executive is terminated without cause or resigns for good reason between six months before and six months after such change in control; or

(b) immediately upon the executive’s resignation for any reason after remaining a company executive for at least six months after a change in control, provided that such resignation occurs between six months and two years after a change in control

Premium Award	performance-based restricted stock awards in excess of the yearly Target Award in the event that the Company’s cumulative performance exceeds the 50th percentile, as further described on page 88
Single-Trigger Vesting	all unvested equity vests immediately upon a change in control
Target Award

performance-based restricted stock awards consisting of, for awards granted prior to January 2017, four annual installments, and for awards granted beginning January 2017 and thereafter, a three-year cliff vesting period, subject in each case to specified vesting criteria described on page 87

Total Shareholder Return	stock price increase plus dividends reinvested
Total Direct Compensation	base salary, cash bonus and long-term incentive equity awards

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Executive Compensation — Acronyms

Acronyms

CEO	Chief Executive Officer
CFO	Chief Financial Officer
COO	Chief Operating Officer
NEOs	Executive officers whose compensation is required to be disclosed in the proxy statement based on applicable SEC rules
P&C	Property & casualty

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Executive Compensation — Summary Compensation Table

Summary Compensation Table

The following table sets forth compensation for 2016, 2015 and 2014 for our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Option Awards[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3]	All Other Compensation[4]	Total
Evan G. Greenberg Chairman, President and Chief Executive Officer	2016	$1,400,000	$6,600,000	$12,850,051	$2,406,837	—	$1,162,598	$24,419,486
	2015	$1,351,538	$6,600,000	$8,849,997	$2,371,296	—	$1,208,316	$20,381,147
	2014	$1,200,000	$6,600,000	$8,550,004	$2,004,856	—	$1,323,314	$19,678,174
Philip V. Bancroft Chief Financial Officer	2016	$768,750	$1,470,000	$2,818,747	$494,616	—	$620,577	$6,172,690
	2015	$750,000	$1,350,000	$1,612,429	$432,055	—	$672,281	$4,816,765
	2014	$750,000	$1,160,000	$1,499,974	$351,735	—	$556,567	$4,318,276
John W. Keogh Executive Vice Chairman and Chief Operating Officer	2016	$896,111	$2,610,000	$5,174,945	$836,266	—	$453,691	$9,971,013
	2015	$885,000	$2,475,000	$2,936,302	$786,756	—	$435,861	$7,518,919
	2014	$885,000	$2,265,000	$2,711,215	$635,756	—	$399,658	$6,896,629
Paul J. Krump President, North America Commercial and Personal Insurance	2016	$840,000	$1,760,000	$999,946	—	$2,288,521	$152,178	$6,040,645
John J. Lupica Vice Chairman; President, North America Major Accounts and Specialty Insurance	2016	$793,519	$1,980,000	$3,962,632	$642,511	—	$413,348	$7,792,010
	2015	$775,000	$1,855,000	$2,268,741	$607,895	—	$365,211	$5,871,847
	2014	$775,000	$1,700,000	$2,043,765	$479,237	—	$350,124	$5,348,126

1	This column discloses the aggregate grant date fair value of stock awards granted during the year. This column includes time-based as well as performance-based restricted stock for which the target amount is included. For information on performance targets and vesting, see “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” Additional detail regarding restricted stock awards made in 2016 is provided in the Grants of Plan-Based Awards table below in the “Executive Compensation” section of this proxy statement. Assuming the highest level of performance is achieved (which would result in vesting of 100 percent of performance shares awarded, i.e., all Target Awards and Premium Awards), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2016	2015	2014
Evan G. Greenberg	$23,487,629	$15,487,495	$14,962,483
Philip V. Bancroft	$4,728,141	$2,418,644	$2,249,961
John W. Keogh	$9,304,388	$4,874,248	$4,500,598
Paul J. Krump	$1,999,892	—	—
John J. Lupica	$6,743,968	$3,403,112	$3,065,647

The Target Awards granted in 2012 met relevant performance criteria and vested their annual installments as scheduled. Target Awards granted to NEOs for 2012, 2011 and 2010 earned a Premium Award of 65.5 percent, 92.71 percent and 100 percent, respectively. The table below shows the value realized on vesting of those Premium Awards at their respective four-year anniversary dates in 2016, 2015 and 2014.

	2012 Grant Vested in 2016	2011 Grant Vested in 2015	2010 Grant Vested in 2014
Evan G. Greenberg	$3,550,859	$5,038,372	$6,071,934
Philip V. Bancroft	$482,795	$739,438	$879,694
John W. Keogh	$758,838	$1,954,160	$1,256,121
Paul J. Krump	—	—	—
John J. Lupica	$372,552	—	—

2	This column discloses the aggregate grant date fair value of stock option awards granted during the year. Option values are based on the grant date fair market value computed in accordance to FASB ASC Topic 718. Additional detail regarding stock option awards made in 2016 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement.

3	Reflects solely the aggregate change in pension value for 2016 under the Pension Plan of The Chubb Corporation (Chubb Corp. Pension Plan) and the Pension Excess Benefit Plan of The Chubb Corporation (Chubb Corp. Pension Excess Benefit Plan). Mr. Krump’s benefits under the Chubb Corp. Pension Plan and Chubb Corp. Pension Excess Benefit Plan were $201,044 and $2,087,477, respectively.

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Executive Compensation — Summary Compensation Table

4	As detailed in the table below, this column includes perquisites and other personal benefits, consisting of the following:

•	Perquisites including retirement plan contributions, personal use of the Company aircraft and Company apartment, and miscellaneous other benefits detailed below.

–	We calculate our incremental cost for personal use of corporate aircraft based on our variable operating costs, including fuel, crew travel, landing/ramp fees, catering, international handling and proportional share of lease costs. We include in this table amounts for personal use of corporate aircraft by all NEOs who make personal use of the corporate aircraft, although the Board of Directors required Mr. Greenberg to use corporate aircraft for all travel whenever practicable for security reasons. For all other NEOs, personal use of the corporate aircraft was limited to space available on normally scheduled management business flights.

–	Other personal benefits including housing allowances, cost of living allowance and home leave.

•  In 2016, 2015 and 2014, housing allowance was provided to Mr. Bancroft because he has been required by Chubb to maintain a second residence in Bermuda in addition to maintaining his own personal residence.

–	Our contributions to retirement plans consist of matching and non-contributory employer contributions for 2016, 2015 and 2014.

Name	Year	Housing Allowance	Private Jet Usage	Misc. Other Benefits[1]	Retirement Plan Contribution
Evan G. Greenberg	2016	—	$156,220	$46,378	$960,000
	2015	—	$205,364	$48,767	$954,185
	2014	—	$237,718	$191,596	$894,000
Philip V. Bancroft	2016	$252,000	—	$114,327	$254,250
	2015	$328,105	—	$114,976	$229,200
	2014	$222,000	—	$110,167	$224,400
John W. Keogh	2016	—	$210	$48,948	$404,533
	2015	—	$12,403	$45,458	$378,000
	2014	—	—	$45,418	$354,240
Paul J. Krump	2016	—	—	$51,606	$100,572
John J. Lupica	2016	—	$3,606	$91,920	$317,822
	2015	—	—	$68,211	$297,000
	2014	—	$1,016	$76,108	$273,000

1	This column consists of the following: (i) for Mr. Greenberg, residential security system reimbursement, use of corporate apartment, executive medical coverage and matching contributions made under our matching charitable contributions program; and (ii) for all other NEOs, club memberships, financial planning, executive medical coverage, use of corporate apartment, matching contributions made under our matching charitable contributions program, car allowance or car lease and car maintenance allowance.

Employment Arrangements

Each of our NEOs receives an annual salary with annual discretionary cash and long-term incentives. Base salaries for NEOs are adjusted as described in “Compensation Discussion & Analysis.” Each NEO also receives customary executive benefits, such as participation in our current benefit and insurance plans, and certain perquisites, which may include some or all of a housing allowance, car allowance, car loan and club dues. We entered into an individual offer letter with each NEO at the beginning of his respective employment. Other than as described above, no material terms of such offer letters remain in effect.

In 2015, our Executive Management entered into non-compete agreements that are described below under the “Potential Payments Upon Termination or Change in Control” table.

In addition, in connection with the Company’s re-domestication to Switzerland in 2008, and for the sole purpose of documentation of work that is expected to be performed in Switzerland, the Company entered into employment agreements with Evan G. Greenberg, the Company’s Chairman and Chief Executive Officer, and Philip Bancroft, the Company’s Chief Financial Officer. Subsequent to the re-domestication, the Company entered into employment agreements with John W. Keogh and John J. Lupica, as Vice Chairmen of Chubb Limited. These employment agreements did not change these officers’ responsibilities to the Chubb group of companies or their aggregate compensation from the Chubb group of companies. These employment agreements formally establish that the named executive officers have responsibilities directly with Chubb Limited as a Swiss company and will receive compensation specifically for work performed in Switzerland.

These employment agreements specify that these officers:

•	are employees of the Swiss parent company,

•	will receive compensation allocable to such employment agreement (as opposed to compensation allocable to their work for other Chubb companies) that reflects 10 percent of the total compensation such named executive officer is currently receiving, and

•	will work a portion of their time in Switzerland for Chubb Limited approximating 10 percent of their annual work calendar.

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Executive Compensation — Summary Compensation Table

The Company may use the same form of employment agreement for these officers to allocate a percentage of their salaries to other subsidiaries of the Company.

Employee Stock Purchase Plan

We maintain a broad-based employee stock purchase plan, which gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15 percent discount to the market price of our Common Shares. No participant may purchase more than ten percent of the participant’s compensation or $25,000 in value of Common Shares, whichever is less, under this plan in any calendar year. Of our NEOs, Paul J. Krump and John J. Lupica participated in the employee stock purchase plan in 2016. See Agenda Item 9, Approval of Amended and Restated Chubb Limited Employee Stock Purchase Plan, for more information on our employee stock purchase plan.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Articles of Association that allow us to indemnify our directors and officers to the fullest extent permitted by applicable law as well as NYSE and SEC regulations. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity, including indemnification relating to the government investigation of industry practices. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. The indemnification agreements set forth procedures relating to indemnification claims. To the extent we maintain general and/or directors’ and officers’ liability insurance, the agreements provide that the indemnitee shall be covered by such policies to the maximum extent of the coverage available for any of our directors or officers.

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Executive Compensation — Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the calendar year ended December 31, 2016. Because the Compensation Committee made plan-based awards at its February 2017 meeting which it intended as compensation for 2016, we have included those grants in this table along with grants made during 2016.

Name	Grant Date[1]	Estimated Future Payouts Under Equity Incentive Plan Awards[2]		All Other Stock Awards; Number of Shares of Stock or Units[3]	All Other Option Awards; Number of Securities Underlying Options[4]	Exercise or Base Price of Option Award	Grant Date Fair Value of Equity Incentive Plan Awards[5]
		Target	Maximum
Evan G. Greenberg	February 23, 2017	47,748	78,784	15,916			$8,849,933
	February 23, 2017				84,892	$139.01	$2,183,422
	February 25, 2016	56,065	112,130	18,688			$8,850,008
	February 25, 2016				99,662	$118.39	$2,406,837
	February 25, 2016	33,787	67,574				$4,000,043
Philip V. Bancroft	February 23, 2017	8,093	13,353	5,395			$1,874,967
	February 23, 2017				17,986	$139.01	$462,600
	February 25, 2016	7,681	15,362	7,681			$1,818,707
	February 25, 2016				20,481	$118.39	$494,616
	February 25, 2016	8,447	16,894				$1,000,040
John W. Keogh	February 23, 2017	15,490	25,589	7,980			$3,262,565
	February 23, 2017				31,295	$139.01	$804,907
	February 25, 2016	17,142	34,284	8,831			$3,074,943
	February 25, 2016				34,628	$118.39	$836,266
	February 25, 2016	17,738	35,476				$2,100,002
Paul J. Krump	February 23, 2017	7,931	13,086	5,287			$1,837,434
	February 23, 2017				17,626	$139.01	$453,341
	March 1, 2016	8,495	16,990				$999,946
John J. Lupica	February 23, 2017	10,780	17,787	7,187			$2,497,593
	February 23, 2017				23,957	$139.01	$616,174
	February 25, 2016	9,978	19,956	9,978			$2,362,591
	February 25, 2016				26,605	$118.39	$642,511
	February 25, 2016	13,515	27,030				$1,600,041

1	As stated above, the Compensation Committee intended awards granted in February 2017 as compensation for 2016. The Compensation Committee intended awards granted in February 2016 as compensation for 2015. Therefore, we also disclosed these awards in our 2016 proxy statement.
2	The terms of the performance awards, including the performance criteria for vesting, are described in “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” The Target column of this table corresponds to Target Awards, and the Maximum column refers to the maximum possible Target and Premium Awards. During the restricted period, the NEOs are entitled to vote both the time-based and performance-based restricted stock. Dividends are accumulated and distributed only when the shares have vested. As a special recognition award for the Chubb Corp. acquisition pre-closing and integration planning, performance-based restricted stock awards were granted in February 2016 for Messrs. Greenberg, Bancroft, Keogh and Lupica, and in March 2016 for Mr. Krump. For Messrs. Greenberg and Keogh, any shares earned will cliff-vest at the end of the four-year period. Furthermore, to link compensation with the creation of shareholder value, for Messrs. Greenberg and Keogh, any shares above target (premium shares) will be paid out at 100 percent if the share price exceeds $130 as measured by the average price of the last 30 trading days prior to the end of the measurement period or at 50 percent if the share price does not exceed $130.
3	Restricted stock vests on the first, second, third and fourth anniversary dates of the grant.
4	Stock options vest on the first, second and third anniversary dates of the grant.
5	This column discloses the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For all assumptions used in the valuation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

102    Chubb Limited 2017 Proxy Statement

Executive Compensation — Outstanding Equity Awards at Fiscal Year End

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2016.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Evan G. Greenberg	130,640	—	$60.28	02/27/2018
	169,280	—	$38.51	02/26/2019
	159,820	—	$50.37	02/25/2020
	134,100	—	$62.64	02/24/2021
	116,905	—	$73.35	02/23/2022
	143,459	—	$85.39	02/28/2023
	65,453	32,728	$96.76	02/27/2024
	34,260	68,527	$114.78	02/26/2025
	—	99,662	$118.39	02/25/2026	54,183	$7,158,658	196,333	$25,939,516
Philip V. Bancroft	2,596	—	$38.51	02/26/2019
	1,985	—	$50.37	02/25/2020
	18,459	—	$62.64	02/24/2021
	14,911	—	$73.35	02/23/2022
	17,809	—	$85.39	02/28/2023
	11,481	5,744	$96.76	02/27/2024
	6,241	12,487	$114.78	02/26/2025
	—	20,481	$118.39	02/25/2026	19,512	$2,577,925	29,239	$3,863,057
John W. Keogh	19,082	—	$60.28	02/27/2018
	24,944	—	$62.64	02/24/2021
	7,391	—	$63.42	08/11/2021
	23,432	—	$73.35	02/23/2022
	29,665	—	$85.39	02/28/2023
	20,753	10,381	$96.76	02/27/2024
	11,366	22,737	$114.78	02/26/2025
	—	34,628	$118.39	02/25/2026	24,593	$3,249,227	63,396	$8,375,880
Paul J. Krump	—	—			76,463	$10,102,292	8,495	$1,122,359
John J. Lupica	10,630	—	$60.28	02/27/2018
	13,648	—	$50.37	02/25/2020
	11,977	—	$62.64	02/24/2021
	5,913	—	$63.42	08/11/2021
	11,503	—	$73.35	02/23/2022
	18,053	—	$85.39	02/28/2023
	15,645	7,824	$96.76	02/27/2024
	8,782	17,568	$114.78	02/26/2025
	—	26,605	$118.39	02/25/2026	25,395	$3,355,187	40,208	$5,312,281

1	Based on the closing market price of our Common Shares on December 31, 2016 of $132.12 per share.

Chubb Limited 2017 Proxy Statement    103

Executive Compensation — Outstanding Equity Awards at Fiscal Year End

Contingent on continued employment and, in some circumstances, satisfaction of specified performance targets, the vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[12]
Evan G. Greenberg	2/28/2015	—	—	9,992
	2/28/2016	—	—	9,990
	2/25/2017	33,218	4,672	14,016
	2/26/2017	34,262	4,819	14,457
	2/27/2017	32,728	5,522	16,568
	2/28/2017	—	9,992	9,990
	2/25/2018	33,221	4,672	14,016
	2/26/2018	34,265	4,819	14,457
	2/27/2018	—	5,524	16,569
	2/25/2019	33,223	4,672	14,016
	2/26/2019	—	4,819	14,458
	2/25/2020	—	4,672	47,804
Philip V. Bancroft	2/28/2015	—	—	1,322
	2/28/2016	—	—	1,322
	2/25/2017	6,825	1,920	4,032
	2/26/2017	6,242	1,757	1,757
	2/27/2017	5,744	1,938	1,938
	2/28/2017	—	2,686	1,322
	2/25/2018	6,828	1,920	4,032
	2/26/2018	6,245	1,755	1,755
	2/27/2018	—	1,938	1,938
	2/25/2019	6,828	1,920	4,032
	2/26/2019	—	1,757	1,757
	2/25/2020	—	1,921	4,032
John W. Keogh	2/28/2015	—	—	2,203
	2/28/2016	—	—	2,202
	2/25/2017	11,540	2,206	4,285
	2/26/2017	11,367	2,175	4,221
	2/27/2017	10,381	2,382	4,623
	2/28/2017	—	4,473	2,202
	2/25/2018	11,543	2,209	4,286
	2/26/2018	11,370	2,175	4,221
	2/27/2018	—	2,382	4,623
	2/25/2019	11,545	2,207	4,285
	2/26/2019	—	2,175	4,221
	2/25/2020	—	2,209	22,024
Paul J. Krump	2/26/2017	—	29,050	—
	3/1/2017	—	—	2,123
	2/25/2018	—	26,875	—
	3/1/2018	—	—	2,124
	12/17/2018	—	20,538	—
	3/1/2019	—	—	2,124
	3/1/2020	—	—	2,124

104    Chubb Limited 2017 Proxy Statement

Executive Compensation — Outstanding Equity Awards at Fiscal Year End

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[12]
John J. Lupica	2/28/2015	—	—	1,340
	2/28/2016	—	—	1,340
	2/25/2017	8,867	2,493	5,873
	2/26/2017	8,784	2,471	2,471
	2/27/2017	7,824	2,640	2,641
	2/28/2017	—	2,723	1,341
	2/25/2018	8,868	2,495	5,873
	2/26/2018	8,784	2,471	2,471
	2/27/2018	—	2,641	2,640
	2/25/2019	8,870	2,495	5,873
	2/26/2019	—	2,471	2,471
	2/25/2020	—	2,495	5,874

1	The vesting date for the securities specified in this column is the later of (a) the “Vest Date” specified for such securities in this table and (b) the date when the Compensation Committee formally confirms vesting pursuant to the process further described in “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” For additional information on performance measures, see footnote 2 to the Grant of Plan-Based Awards table.
2	The quarterly vest of the 2013 Performance-Based Restricted Stock grants did not vest in 2015 and 2016 as the performance-based criteria was not met. These shares may vest in 2017 if the performance-based criteria is met.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises by, and vesting of restricted stock awards of, our NEOs during 2016.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting[2]	Value Realized on Vesting[3]
Evan G. Greenberg	134,000	$10,295,918	128,931	$15,848,457
Philip V. Bancroft	90,196	$6,583,963	21,823	$2,650,363
John W. Keogh	61,367	$4,516,469	37,923	$4,625,323
Paul J. Krump	—	—	9,095	$1,077,051
John J. Lupica	—	—	23,156	$2,812,376

1	The value of an option is the difference between (a) the fair market value of one of our Common Shares on the exercise date and (b) the exercise price of the option.
2	Of Common Shares acquired on vesting, the following numbers were respectively acquired due to vesting of performance-based restricted stock target awards on May 19, 2016: Mr. Greenberg (69,301 shares), Mr. Bancroft (8,581 shares), Mr. Keogh (18,107 shares) and Mr. Lupica (10,027). The annual installment of the performance-based restricted stock awards granted in February 2012, 2014 and 2015 vested.
Of shares acquired on vesting, the following numbers were respectively acquired due to vesting of performance-based restricted stock premium awards: Mr. Greenberg (28,441 shares), Mr. Bancroft (3,867 shares), Mr. Keogh (6,078 shares) and Mr. Lupica (2,984). In May 2016, target awards granted to NEOs in February 2012 earned a Premium Award of 65.50 percent based on cumulative performance below the 75th Percentile.
For information on performance targets and vesting, see “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.”
3	The value of a share of restricted stock upon vesting is the fair market value of one of our Common Shares on the vesting date. If vesting occurs on a day on which the New York Stock Exchange is closed, the value realized on vesting is based on the closing price on the open market day prior to the vesting date.

Chubb Limited 2017 Proxy Statement    105

Executive Compensation — Pension Benefits

Pension Benefits

The only pension plans maintained by the Company in which an NEO participates were assumed from Chubb Corp. in connection with the Chubb Corp. acquisition, the Pension Plan of The Chubb Corporation (Chubb Corp. Pension Plan) and the Pension Excess Benefit Plan of The Chubb Corporation (Chubb Corp. Pension Excess Benefit Plan). Mr. Krump is the only NEO that participates in these plans.

The following table sets forth information about participation by Mr. Krump in our pension plans as of December 31, 2016.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[12]	Payments During Last Fiscal Year
Paul J. Krump	Chubb Corp. Pension Plan	34	$1,646,417	—
	Chubb Corp. Pension Excess Benefit Plan	34	$12,432,844	—

1	Represents the present value of the NEO’s accumulated pension benefit computed as of the same pension plan measurement date we used for 2016 financial statement reporting. The following actuarial assumptions were used:

•	Interest discount rates: 4.17% (Chubb Corp. Pension Plan); 3.32% (Chubb Corp. Pension Excess Benefit Plan);

•	Future interest crediting rate on cash balance accounts: 4.10%;

•	Mortality table: RP2014 projected using scale MP2016 white collar; and

•	Payment Form:

—	Chubb Corp. Pension Plan — 50% take cash balance account as a lump sum (or, for participants hired on or after January 1, 2001, 100% take lump sum)

—	Chubb Corp. Pension Excess Benefit Plan — 100% take benefit as a lump sum.

2	The figures shown in the table above assume retirement benefits commence at the earliest unreduced retirement age, reflecting the assumptions described in the preceding footnote. However, if the NEO’s employment terminated or he retired on December 31, 2016, and plan benefits were immediately payable as a lump sum (calculated using the 5% discount rate specified in the plan), the Chubb Corp. Pension Excess Benefit Plan benefit would have been as follows:

Name	Plan Name	Lump Sum Amount
Paul J. Krump	Chubb Corp. Pension Excess Benefit Plan	$12,971,380

Chubb Corp. Pension Plan

Employees of Chubb Corp. on the date of its acquisition by the Company were eligible to participate in the Chubb Corp. Pension Plan, a tax-qualified defined benefit plan. Mr. Krump participates in the Chubb Corp. Pension Plan on the same terms and conditions as other eligible employees, except as noted below. The Chubb Corp. Pension Plan, as in effect during 2016, provides each eligible employee with annual retirement income beginning at age 65 equal to the product of:

•	the total number of years of participation in the Chubb Corp. Pension Plan; and

•	1.75 percent of average compensation for the highest five years in the last ten years of participation prior to retirement during which the employee was most highly paid or, if higher, the last 60 consecutive months (final average earnings).

Average compensation under the Chubb Corp. Pension Plan includes salary and annual non-equity incentive compensation. A social security offset is subtracted from this benefit. The social security offset is equal to the product of:

•	the total number of years of participation in the Chubb Corp. Pension Plan; and

•	an amount related to the participant’s primary social security benefit.

Benefits can commence as early as age 55. However, if pension benefits commence prior to age 65, they may be actuarially reduced. The reduction in the gross benefit (prior to offset for social security benefits) is based on the participant’s age at retirement and years of Chubb Corp. Pension Plan participation as follows:

•	If the participant has at least 25 years of Chubb Corp. Pension Plan participation, benefits are unreduced at age 62 (Mr. Krump has more than 25 years of Chubb Corp. Pension Plan participation). They are reduced 2.5 percent per year from 62 to 60 (5 percent reduction at 60) and 5 percent per year from 60 to 55 (30 percent reduction at 55).

•	If the participant has at least 15 but less than 25 years of Chubb Corp. Pension Plan participation, benefits are unreduced at age 65. They are reduced 2 percent per year from 65 to 62 (6 percent reduction at 62) and 4 percent per year from 62 to 61 (10 percent reduction at 61) and 5 percent per year from 61 to 55 (40 percent reduction at 55).

•	If the participant has less than 15 years of Chubb Corp. Pension Plan participation, benefits are unreduced at age 65. They are reduced 6.67 percent per year from 65 to 60 (33.3 percent reduction at 60) and 3.33% per year from 60 to 55 (50 percent reduction at 55).

The participant’s social security benefit is reduced based on factors relating to the participant’s year of birth and age at retirement.

Benefits are generally paid in the form of an annuity. If a participant retires and elects a joint and survivor annuity, the Chubb Corp. Pension Plan provides a 10 percent subsidy. The portion of the benefit attributable to the cash balance account, as described in the following paragraph, may be paid in the form of a lump sum upon termination of employment.

106    Chubb Limited 2017 Proxy Statement

Executive Compensation — Pension Benefits

Effective January 1, 2001, the Chubb Corp. Pension Plan was amended to provide a cash balance benefit, in lieu of the benefit described above, to reduce the rate of increase in the Chubb Corp. Pension Plan costs. This benefit provides for a participant to receive a credit to his or her cash balance account every six months. The amount of the cash balance credit increases from 2.5 percent to 5 percent of compensation as the sum of a participant’s age and years of service credit increases. The maximum credit of 5 percent of compensation (subject to the maximum limitation on compensation permitted by the Internal Revenue Code) earned over the preceding six months is made when the sum of a participant’s age and years of service credit equals or exceeds 55 (which is the case for Mr. Krump). Amounts credited to a participant’s cash balance account earn interest at a rate based on the 30-year U.S. treasury bond rate, subject to a minimum interest rate of 4 percent. Participants who were hired by Chubb Corp. prior to January 1, 2001 (including Mr. Krump) will receive a benefit under the Chubb Corp. Pension Plan equal to the greater of the pension benefit described in the preceding paragraphs or the amount calculated under the cash balance formula.

ERISA and the Internal Revenue Code impose maximum limitations on the recognized compensation and the amount of a pension which may be paid under a funded defined benefit plan such as the Chubb Corp. Pension Plan. The Chubb Corp. Pension Plan complies with these limitations.

In 2016 the Chubb Corp. Pension Plan was amended to freeze further benefit accruals effective as of December 31, 2019.

Chubb Corp. Pension Excess Benefit Plan

The Chubb Corp. Pension Excess Benefit Plan is a supplemental, nonqualified, unfunded plan assumed by the Company in connection with the Chubb Corp. acquisition. The Chubb Corp. Pension Excess Benefit Plan uses essentially the same benefit formula, early retirement reduction factors and other features as the Chubb Corp. Pension Plan, except that the Chubb Corp. Pension Excess Benefit Plan recognizes compensation (salary and annual non-equity incentive plan compensation) above IRS compensation limits. The Chubb Corp. Pension Excess Benefit Plan also recognizes deferred compensation for purposes of determining applicable retirement benefits. Benefits under both the Chubb Corp. Pension Plan and the Chubb Corp. Pension Excess Benefit Plan are provided by us on a noncontributory basis.

Benefits payable under the Chubb Corp. Pension Excess Benefit Plan are generally paid in the form of a lump sum, calculated using an interest discount rate of 5 percent. However, the portion of the benefit that was earned and vested as of December 31, 2004 may be payable in certain other forms, including installment payments and life annuities, if properly elected by the participant and if the participant satisfies the requirements of the Chubb Corp. Pension Excess Benefit Plan.

With the Chubb Corp. Pension Plan freeze in accruals, the Chubb Corp. Pension Excess Benefit Plan accruals will also freeze effective December 31, 2019.

Nonqualified Deferred Compensation

The following table sets forth information about nonqualified deferred compensation of our NEOs.

	Executive Contributions in Last FY	Registrant Contributions in Last FY1	Aggregate Earnings in Last FY2	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[3]
Evan G. Greenberg	$782,000	$933,300	$697,576	—	$18,684,570
Philip V. Bancroft	$193,875	$227,550	$272,987	—	$6,106,691
John W. Keogh	$319,111	$377,189	$265,974	—	$5,320,773
Paul J. Krump[4]	—	$89,972	$343,629	316,998	$3,687,827
John J. Lupica	$246,852	$290,811	$468,622	—	$7,504,690

1	The amounts shown in this column are also included in the Summary Compensation Table for 2016 in the All Other Compensation column.
2	The Aggregate Earnings for Messrs. Greenberg, Bancroft, Keogh and Lupica resulted from Deferred Compensation Earnings only. The following table reflects the components for the “Aggregate Earnings in Last Fiscal Year” column for Mr. Krump:

Name	CCAP Excess Benefit Plan Earnings ($)	Deferred Compensation Earnings ($)	Appreciation and Dividends on Deferred RSUs ($)	ESOP Excess Benefit Plan Earnings ($)	Total ($)
Paul J. Krump	23,769	84,087	220,568	15,205	343,629

3	Of the totals shown in this column, the following amounts are also included in the Summary Compensation Table for 2016, 2015 and 2014: Evan G. Greenberg ($2,728,685), Philip V. Bancroft ($628,350), John W. Keogh ($1,055,852), Paul J. Krump ($89,972) and John J. Lupica ($807,749). For Mr. Krump, this represents the Company match for the CCAP Excess Benefit Plan.
4	This table does not include amounts under the Chubb Corp. Pension Excess Benefit Plan, which appear in the Pension Benefits table on page 106.

Chubb Limited 2017 Proxy Statement    107

Executive Compensation — Nonqualified Deferred Compensation

Chubb Limited and Chubb INA Holdings Inc. (formerly ACE INA Holdings Inc.) sponsor a total of seven nonqualified deferred compensation plans in which the NEOs participate. All of these plans—The ACE Limited Supplemental Retirement Plan, The ACE Limited Elective Deferred Compensation Plan, The Chubb US Supplemental Retirement Plan, The Chubb US Deferred Compensation Plan, the Pension Excess Benefit Plan of The Chubb Corporation, the Defined Contribution Excess Benefit Plan of The Chubb Corporation, and The Chubb Corporation Key Employee Deferred Compensation Plan—are unfunded nonqualified plans designed to benefit employees who are highly compensated or part of a select group of management. Following the Chubb Corp. acquisition in January 2016, Chubb INA Holdings Inc. became the plan sponsor of the three Chubb Corp. nonqualified plans—The Pension Excess Benefit Plan of the Chubb Corporation, The Defined Contribution Excess Benefit Plan of The Chubb Corporation, and The Chubb Corporation Key Employee Deferred Compensation Plan. Mr. Krump is the only NEO who is a participant in these three plans.

Chubb Limited and Chubb INA Holdings Inc. set aside assets in rabbi trusts to fund the obligations under the above seven plans. The funding (inclusive of investment returns) of the rabbi trusts attempts to mirror the participants’ hypothetical earnings under each plan, where relevant.

Participants in the ACE Limited Supplemental Retirement Plan contributed (until 2009) and Chubb US Supplemental Retirement Plan contribute to such plans only after their contributions to tax-qualified plans are capped under one or more Internal Revenue Code provisions. Participants in the ACE Limited Elective Deferred Compensation Plan were allowed to defer (until 2009) and Chubb US Deferred Compensation Plans may defer additional amounts of salary or bonuses with deferred amounts credited to these plans. Up to 50 percent of salary and up to 100 percent of cash bonuses are eligible for deferral under the Chubb US Deferred Compensation Plan, while the ACE Limited Elective Deferred Compensation Plan permitted deferral of up to 100 percent of salary, minus payroll taxes and other payroll obligations, and up to 100 percent of cash bonuses. NEOs are not treated differently from other participants under these plans. Effective January 1, 2009, participation under the ACE Limited nonqualified plans ceased on compensation paid for 2009 performance, due to the impact of Code section 457A. Starting in 2009, certain Bermuda-based employees, among them NEOs, participate under the Chubb INA Holdings Inc. nonqualified plans. In 2011, the ACE Limited nonqualified plans (not including the ACE Bermuda Employee Retirement Plan) were amended to provide that distributions would be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation, and such distributions are to be made in April 2017.

For more information on our nonqualified deferred compensation plans, see the section of this proxy statement titled “Potential Payments upon Termination or Change in Control—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

108    Chubb Limited 2017 Proxy Statement

Executive Compensation — Potential Payments upon Termination or Change in Control

Potential Payments upon Termination or Change in Control

The table below contains estimates of potential payments to each of our NEOs upon termination of employment or a change in control under current employment arrangements and other compensation programs, assuming the termination or change of control event occurred on December 31, 2016. Pursuant to our Articles of Association, in 2015 we entered into non-compete agreements with our Executive Management and terminated our Severance Plan with respect to Executive Management. Following the table we have provided a brief description of such employment arrangements and other compensation programs, including the non-compete agreements.

Name	Cash Severance	Medical Continuation[1]	Retirement Plan Continuation	Value of Accelerated & Continued Equity and Performance Awards[2]
Evan G. Greenberg
Separation without cause	$16,000,000	$42,800	—	$24,406,836
Change in control	—	—	—	$36,812,053
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$36,812,053
Philip V. Bancroft
Separation without cause	$4,203,333	$68,797	—	$5,010,913
Change in control	—	—	—	$7,141,819
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$7,141,819
John W. Keogh
Separation without cause	$6,700,000	$33,296	—	$7,798,942
Change in control	—	—	—	$12,861,881
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$12,861,881
Paul J. Krump
Separation without cause	—	—	—	—
Change in control	—	—	—	$11,224,651
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$11,224,651
John J. Lupica
Separation without cause	$5,290,000	$35,853	—	$6,628,027
Change in control	—	—	—	$9,614,041
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$9,614,041

1	The value of medical continuation benefits is based on the medical insurance premium rates payable by the Company and applicable to the NEOs as of year-end 2016.
2	Based on the closing market price of our Common Shares on December 31, 2016 of $132.12 per share.

The table above does not duplicate aggregate balance amounts disclosed in the sections of this proxy statement titled “Executive Compensation—Nonqualified Deferred Compensation” and “—Pension Benefits” including amounts that may become payable on an accelerated timeline due to termination of employment or a change in control as described below under “—Non-Qualified Retirement Plans and Deferred Compensation Plans” and “—Pension Benefits”.

Chubb Limited 2017 Proxy Statement    109

Executive Compensation — Potential Payments upon Termination or Change in Control

Non-Competition Agreements

Our Articles of Association specify a maximum 12-month duration and notice period for compensation-related agreements with Executive Management. In addition, the article permits the Company to enter into post-employment non-competition agreements with members of Executive Management for a term of up to two years after termination of employment. Following shareholder approval at our 2015 annual general meeting, we entered into non-compete agreements with our Executive Management (and Mr. Lupica, who was a member of Executive Management in 2015) and terminated our Severance Plan with respect to such persons. Our Severance Plan remains in effect with respect to all other participants.

These non-compete agreements to prohibit the above-mentioned executives from engaging in, or soliciting clients, customers and employees of the Company in connection with, any business competitive with the Company for a period of 24 months following termination of employment. The non-compete agreements’ restrictions take effect if the Company terminates the executive’s employment. In addition, if the termination is for reasons other than disability, gross negligence or willful misconduct, in exchange for complying with the agreement’s restrictions, the executive will receive a payment equal to the sum of (i) two times annual base salary, (ii) two times the average of the bonuses paid to the executive for the prior three years, (iii) a pro rata annual bonus for the year of termination, and

(iv) an amount equal to 24 months of the Company’s portion of the health and dental premium payments, and the executive will receive 24 months of continued vesting of certain equity awards granted before the date of the non-compete agreement. The executives forfeit their rights to the payment and continued vesting, and they must repay amounts already paid in cash or the value of shares received through equity awards, if applicable, if they violate any provision of the non-compete agreement. The non-compete agreements also require the executive to sign a waiver and release to receive payment and continued vesting.

Non-Qualified Retirement Plans and Deferred Compensation Plans

All the NEOs participate in one or more non-qualified defined contribution retirement plans or deferred compensation plans through a Chubb employer. Under the ACE Limited Elective Deferred Compensation Plan, as amended to comply with Internal Revenue Code Section 409A, a change in control is a distributable event. A change in control under the current provisions of the other plans discussed below will not result in a distributable event in and of itself. Further, whether an NEO’s termination is with or without cause does not impact entitlement to benefits under the ACE Limited Elective Deferred Compensation Plan or the other plans. Below is an overview of each plan.

   The ACE Limited Supplemental    Retirement Plan

   This is a non-qualified retirement

   plan for higher-paid employees

   who are United States citizens or

   permanent residents.

   Effective January 1, 2009,

   contributions ceased for services

   performed in 2009 or later.

   In 2011, the plan was amended so

   distributions would be paid no

   later than 2017 to comply with

   limitations imposed by Internal

   Revenue Code Section 457A and

   related legislation, and such    distributions are to be made

   in April 2017.

•  Contributions to this plan are made where Internal Revenue Code provisions limit the amount of contributions that employees may make or Chubb makes on their behalf to the qualified ACE Limited Employee Retirement Plan.

•  Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and a non-contributory six percent employer contribution that would have been made under the ACE Limited Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions.

•  Vesting: Upon completion of one year of service.

•  Distributions: Following the year the participant has terminated employment and participants attained age 55. However, for participants employed by a Chubb company on or after 2007, distributions will be made in the year following termination of employment, regardless of the participant’s age.

110    Chubb Limited 2017 Proxy Statement

Executive Compensation — Potential Payments upon Termination or Change in Control

   The Chubb US Supplemental

   Retirement Plan

   This is a non-qualified retirement

   plan for a select group of

   employees who are generally

   higher paid.

   Beginning in 2009, Bermuda-based

   employees who are also employed

   by a United States employer

   participate in the Plan.

•  Contributions to this plan are made where Internal Revenue Code provisions limit the contributions of these employees under one or both U.S. qualified plans: the ACE USA Employee Retirement 401(k) Plan (formerly known as the ACE USA Employee Retirement Savings Plan) and the ACE USA Basic Employee Retirement Savings Plan.

•  Contributions credited to this supplemental plan mirror the employee contributions and employer matching contributions that would have been made under the ACE USA Employee Retirement 401(k) Plan and the non-discretionary six percent (for NEOs) employer contribution that would have been made under the ACE USA Basic Employee Retirement Savings Plan but for the limits imposed by the Internal Revenue Code.

•  Vesting: Upon completion of two years of service, a participant vests in the employer contributions under this supplemental plan.

•  Distributions: After termination of employment, regardless of age or reason for termination. Distributions are generally made in January of the year following the participant’s termination of employment, subject to restrictions imposed by Internal Revenue Code Section 409A.

•  Chubb makes employer contributions once each year for participants employed on December 31.

   The Chubb US Deferred

   Compensation Plan

   This is a non-qualified deferred

   compensation plan for a select

   group of employees who are

   generally higher paid that permits

   them to defer the receipt of a

   portion of their compensation.

•  The plan also credits employer contributions that would have been made or credited to the ACE USA Employee Retirement 401(k) Plan, the ACE USA Basic Employee Retirement Savings Plan, or the ACE USA Supplemental Employee Retirement Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans.

•  Participants generally elect the time and form of payment at the same time that they elect to defer compensation. Participants may elect:

–    to receive distributions at a specified date or at termination of employment;

–    to receive distributions in the form of a lump sum or periodic payments;

–    a different distribution date and form of payment each time they elect to defer compensation. The new date and payment form will apply to the compensation that is the subject of the new deferral election.

•  For plan amounts subject to Internal Revenue Code Section 409A, the plan imposes additional requirements on the time and form of payments.

•  Chubb makes employer contributions once each year for participants employed on December 31.

   The ACE Limited Elective

   Deferred Compensation Plan

   This is a deferred compensation

   plan for employees who are United

   States citizens or permanent

   residents that permits them to

   defer the receipt of a portion of

   their compensation.

   Effective January 1, 2009,

   contributions ceased for services

   performed in 2009 or later.

•  The plan also credits contributions that would have been made to the ACE Limited Employee Retirement Plan, the ACE Limited Supplemental Retirement Plan or the ACE Limited Bermudian National Pension Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans.

•  Distribution: Participants generally receive distribution of their plan account balance in a lump sum upon termination of employment.

•  Participants may instead elect to receive distributions at a specified date while still employed or at termination of employment, and they may elect whether they want to receive a lump sum or periodic payments.

continues on next page

Chubb Limited 2017 Proxy Statement    111

Executive Compensation — Potential Payments upon Termination or Change in Control

The ACE Limited Elective
Deferred Compensation Plan

(continued)

In 2011, the plan was amended so distributions would be paid no later than 2017 to comply with
limitations imposed by Internal Revenue Code Section 457A and related legislation, and such distributions are to be made in April 2017.

•  Participants make the election regarding form and time of payment at the same time that they elect to defer compensation.

•  Participants may elect a different distribution date and payment form each time they elect to defer compensation, and the new date and payment form will apply to the compensation that is the subject of the new deferral election.

Death, Disability or Change in Control Payments under the ACE Limited Elective Deferred Compensation Plan

Distribution upon death or disability: a lump sum payment upon the participant’s death or disability, as defined under the plan, overriding any other election made under the plan.

Distribution upon change in control: For plan amounts subject to Internal Revenue Code Section 409A, the plan requires distributions to be made upon a change in control regardless of the participants’ distribution elections or whether the participant’s employment has terminated. Under the plan, a change in control occurs when a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.

In addition, a change in control occurs when any of the following events occurs with respect to a Chubb company which employs the participant, is obligated to make plan payments to the participant, or is either the majority shareholder or is in a chain of corporations comprising the majority shareholder of the Chubb company:

•  any one person (or more than one person acting as a group) acquires stock ownership of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

•  any one person (or more than one person acting as a group) acquires, or has acquired, stock ownership of the corporation representing 35 percent or more of the total voting power of the stock of such corporation during the 12-month period ending on the date of the most recent acquisition by such person or persons; or

•  any one person (or more than one person acting as a group) acquires, or has acquired, assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The Pension Excess Benefit Plan
of The Chubb Corporation
(assumed in connection with the
Chubb Corp. acquisition)

This plan is a supplemental, nonqualified, unfunded plan similar to the Chubb Corp. Pension Plan but recognizes compensation above IRS compensation limits.

Plan accruals will freeze effective December 31, 2019, when the Chubb Corp. Pension Plan benefits freeze.

•  The plan’s benefits are calculated in the same fashion as the Chubb Corp. Pension Plan benefits in excess of IRS limits.

•  The plan benefits are generally paid in a lump sum using an interest rate of 5 percent.

•  Additional distribution options are permitted for benefits accrued prior to 2005.

112    Chubb Limited 2017 Proxy Statement

Executive Compensation — Potential Payments upon Termination or Change in Control

The Defined Contribution Excess Benefit Plan of The Chubb Corporation (assumed in connection with the Chubb
Corp. acquisition)

This is a non-qualified deferred

compensation plan for a select

group of employees who are

generally higher paid that permits

them to defer the receipt of a

portion of their compensation.

Amounts credited for service in 2016 and later are paid in cash (not deferred).

For additional information on this plan, see “Pension Benefits” beginning on page 106.

•  The plan provides a 4 percent contribution above the IRS qualified plan limits.

•  Prior to the Chubb Corp. acquisition, participants could choose to defer these amounts or receive them in cash.

•  Deferrals are notionally invested in the Fidelity Stable Value Fund.

•  In 2004, The Chubb Corporation Employee Stock Ownership Excess Benefit Plan was merged with the plan.

•  Earnings on The Chubb Corporation Employee Stock Ownership Plan shares are based on the change in Common Shares and dividends paid.

The Chubb Corporation Key Employee Deferred Compensation Plan (assumed in connection with the Chubb Corp. acquisition)

This is a non-qualified deferred

compensation plan for a select

group of employees who are

generally higher paid that permits

them to defer the receipt of a

portion of their compensation.

The last deferral election offered was for the 2016 bonuses (payable in 2017).

•  The plan permitted deferrals of salary, bonus and stock awards.

•  Our acquisition of Chubb Corp. was a distributable event (where chosen) and Mr. Krump received a distribution from the plan.

•  The plan contains an older plan, The Chubb Corporation Executive Deferred Compensation Plan, which is not subject to Internal Revenue Code section 409A. Mr. Krump has deferrals under both pre-409A and 409A plans.

Chubb Limited 2017 Proxy Statement    113

Executive Compensation — Potential Payments upon Termination or Change in Control

Long-Term Incentive Plans

All the NEOs participate in one or more long-term incentive plans. Awards under the equity plans are generally subject to vesting, as set by the Compensation Committee as a part of each award. In general, the awards vest and are exercisable, where applicable, without regard to whether the NEO’s termination is considered with or without cause.

Generally, all options and awards vest upon termination of employment due to death or disability. An NEO is disabled for purposes of accelerating vesting when the NEO, under the relevant employer-sponsored long-term disability plan, is determined to be disabled. If the NEO is not eligible to participate in an employer-sponsored disability plan, then the Compensation Committee makes this determination by applying standards similar to those applied under a disability plan. In making these determinations, the definition of disability is modified, where necessary, to comply with Internal Revenue Code Section 409A.

All equity-based compensation (options, restricted stock and restricted stock units) of our NEOs granted before August 2014 will immediately vest in the event of a change in control (as defined above), except for Mr. Greenberg and Mr. Bancroft.

Equity-based compensation granted to Mr. Greenberg after May 2011 and before August 2014, and to Mr. Bancroft after February 2013 and before August 2014, and held by him will instead vest on his termination, before the regularly scheduled vesting dates, in any of the following circumstances:

•	if we terminated his employment without cause,

•	if he terminated his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or

•	if he terminated employment for any reason in the seventh month after the change in control.

Equity-based compensation granted after August 2014, for all our NEOs including Mr. Greenberg and Mr. Bancroft, will vest only if we terminate the participant’s employment without cause or if the participant resigns for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control (double-trigger vesting).

Generally, incentive stock options must be exercised within three months of the date of termination of employment. Upon termination of employment due to death or disability, the exercise period is extended to one year following the termination of employment. Upon retirement, the exercise period for the retiree is extended so that the termination is deemed to have occurred on the ten-year anniversary of the option grant date or, if earlier, the date of the retiree’s death. In addition, for employees who meet certain criteria, unvested awards will continue to vest after retirement. To qualify for continued vesting, employees must be at least age 62 with ten or more years of service, retire in good standing and sign an agreement and release as presented by the Company.

For purposes of these long-term incentive plans, change in control means:

•	a person becomes a “beneficial owner” (as such term is used in Rule 13d-3) of 50 percent or more of the voting stock of Chubb;

•	the majority of the Board consists of individuals other than incumbent directors (meaning the members of the Board on the effective date of the change in control); provided that any person becoming a director after that date, whose election or nomination for election was supported by three-quarters of the incumbent directors, will be considered to be an incumbent director;

•	Chubb adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

•	all or substantially all of the assets or business of Chubb is disposed of due to a merger, consolidation or other transaction unless the shareholders of Chubb, immediately prior to such merger, consolidation or other transaction, beneficially own, directly or indirectly (in substantially the same proportion as they owned the voting stock of Chubb), all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Chubb; or

•	Chubb combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of Chubb immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company.

For the purpose of this definition of change in control:

An “affiliate” of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

“Voting stock” means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

When determining if a change in control has occurred, where necessary, the definition of change in control is modified to comply with Internal Revenue Code Section 409A.

114    Chubb Limited 2017 Proxy Statement

Audit Committee Report

The Audit Committee currently consists of five members of the Board of Directors, each of whom is independent of the Company and its management, within the meaning of NYSE listing standards, and has been determined by the Board of Directors to be financially literate, as contemplated by NYSE listing standards, and an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission’s rules.

The Audit Committee operates under our Organizational Regulations and a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the Organizational Regulations and charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent registered public accounting firms, PricewaterhouseCoopers LLP and PricewaterhouseCoopers AG, which we collectively refer to as PwC. In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any communications and complaints it receives. Employees, third-party individuals and organizations are encouraged to report concerns about the Company’s accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at: chmnaudit@chubb.com.

The Board of Directors and the management of the Company are responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the SEC’s rules and regulations, internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2016, management has evaluated the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in 2013. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2016. As discussed in the Company’s Annual Report on Form 10-K, in evaluating the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, management excluded Chubb Corp. as permitted by guidance issued by the Office of the Chief Accountant of the SEC. See Management’s Report on Internal Control over Financial Reporting in our Annual Report on Form 10-K for additional information.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. The Company’s independent registered public accounting firm audits the Company’s year-end financial statements and reviews the interim financial statements. PwC audited the consolidated financial statements of the Company included in the Annual Report on Form 10-K and has issued an unqualified report on the fair presentation of the consolidated financial statements in accordance with U.S. GAAP, and on the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2016. As permitted by guidance issued by the Office of the Chief Accountant of the SEC, Chubb Corp. was excluded from PwC’s assessment of internal control over financial reporting as of December 31, 2016. Further, PwC has audited the Swiss statutory financial statements of the Company and has issued an unqualified report that the accounting records and the statutory financial statements comply with Swiss law and the Company’s Articles of Association. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, the independent registered public accounting firm and other advisors. The Audit Committee annually reviews PwC’s independence and performance in connection with the Committee’s determination of whether to retain PwC or engage another firm as our independent auditor.

At the four regularly scheduled quarterly meetings, the Audit Committee met with members of management and PwC to review Company matters, including internal and independent audits, loss reserve estimates and developments, compliance-related activities, current activities of the Risk & Finance Committee, information technology developments, PwC’s budgeted and actual fees for services, and other financial reporting and accounting, legal and internal policy matters. Management participants at Audit Committee meetings include the Chief Financial Officer, Chief Accounting Officer, Chief Compliance Officer, Chief Auditor, Chief Actuary, legal counsel and others as requested. Also at the quarterly meetings, the Audit

Chubb Limited 2017 Proxy Statement    115

Audit Committee Report

Committee met in executive session (that is, without management present) with representatives of PwC and also with the Company’s Chief Auditor, in each case to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting, as well as the Company’s Chief Financial Officer and General Counsel. In January 2017, the Audit Committee met with the Chief Actuary to review, among other things, the external independent actuaries’ review and their annual independent assessment of the Company’s loss reserves. At the February 2017 meeting, the annual financial statements, including Management’s Discussion and Analysis in our Annual Report on Form 10-K, were reviewed and discussed with management and PwC prior to their filing with the SEC. The Audit Committee also met and received presentations at the February 2017 meeting from its external independent actuaries on the Company’s loss reserves.

The Audit Committee held four conference calls to discuss Company matters, including audit committee governance and variable annuity reinsurance. Members of the Audit Committee also met with the financial reporting senior leadership team and the internal audit leadership team to discuss how these teams fulfill their responsibilities and obligations as well as key initiatives, anticipated operational challenges and their methods to achieve efficiencies.

The Audit Committee also held four conference calls with management and PwC at which the Company’s quarterly and annual earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) were reviewed in advance of their public release. The committee also held its annual in-person comprehensive in-depth session to focus on specific matters of importance, including cyber-security matters, purchase accounting for the Chubb Corp. acquisition and other accounting matters relevant to the Company and met with members of management. The Audit Committee discussed with PwC all the matters required to be discussed by generally accepted auditing standards as adopted by the PCAOB (“Communication with Audit Committees”). These discussions included:

•	the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting; methods used to account for significant transactions;
•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

•	reviewed and approved the Company’s policy with regard to the hiring of former employees of the independent auditor;

•	reviewed with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with certifications made by the CEO and CFO; and

•	disagreements, if any, with management over the application of accounting principles (of which there were none), the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit Committee reviewed all other material written communications between PwC and management.

The Audit Committee discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the December 31, 2016 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K and that such report, together with the audited Swiss statutory financial statements of Chubb Limited, be included in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2016.

116    Chubb Limited 2017 Proxy Statement

Audit Committee Report

The foregoing report has been approved by all members of the Audit Committee.

Michael G. Atieh, Chair	Theodore E. Shasta

James I. Cash	David H. Sidwell

Kimberly A. Ross

Chubb Limited 2017 Proxy Statement    117

Information About the Annual

General Meeting and Voting

Why do you make this proxy statement available to me?

This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares.

Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are taking advantage of rules issued by the SEC that allow companies to furnish proxy materials to shareholders via the Internet. This electronic process gives you fast and convenient access to the materials, reduces our impact on the environment and reduces printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials (which we refer to as the Notice) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in this proxy statement, request a printed copy and submit your proxy over the Internet. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

Our Board of Directors is soliciting your vote for its 2017 Annual General Meeting, which will be held at 2:45 p.m. Central European time on Thursday, May 18, 2017, at the offices of Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

The Company intends to commence distribution of the Notice to shareholders on or about April 6, 2017.

How do I access proxy materials on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on May 18, 2017. Our proxy statement for the 2017 Annual General Meeting and our 2016 Annual Report, which includes the standalone statutory financial statements and consolidated financial statements of Chubb Limited for the year ended December 31, 2016, will be available on or about

April 6, 2017 at http://www.viewproxy.com/chubblimited/2017. If you hold shares through a broker or intermediary, that person or institution will provide instructions on how to access proxy materials on the Internet. These proxy materials will also be available, together with the form of proxy card, on the Company’s website in the Investor Information section at http://investors.chubb.com/investor-relations/shareholder-resources/shareholder-meeting-materials/default.aspx

You may also request a printed copy of these proxy materials by any of the methods described on the Notice or by contacting Chubb Limited Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@chubb.com.

Who is entitled to vote?

March 27, 2017 is the record date for the Annual General Meeting. On that date, we had                Common Shares outstanding. Our Common Shares are registered shares with a current par value of CHF 24.15 and are our only class of voting stock.

Beneficial owners of shares held in “street name” and shareholders of record with voting rights at the close of business on March 27, 2017 are entitled to vote at the Annual General Meeting, except as provided below.

•	If you are a beneficial holder of shares held in “street name” and ask to become a shareholder of record for those shares after March 27, 2017 but on or before May 5, 2017 and want to vote those shares at the Annual General Meeting, you will need to obtain a proxy for identification purposes. You can obtain a proxy from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting.

•	If you are a record holder of our shares (as opposed to a beneficial holder of shares held in “street name”) on the record date of the Annual General Meeting but sell your shares prior to May 5, 2017, you will not be entitled to vote those shares at the Annual General Meeting.

How many votes do I have?

Generally, you have one vote for each of our Common Shares that you own. However, if you own Controlled Shares (as defined in our Articles of Association) that constitute 10

118    Chubb Limited 2017 Proxy Statement

Information About the Annual General Meeting and Voting

percent or more of the issued Common Shares, then your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10 percent pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define Controlled Shares generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Computershare Shareowner Services LLC, then you are considered, with respect to those shares, the shareholder of record. The Notice is sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the independent proxy (see “How do I vote by proxy given to the independent proxy if I am a record holder?” below) or to grant a written, signed proxy to any person, who does not need to be a shareholder or to vote in person at the Annual General Meeting. If you are a shareholder of record, you may vote electronically through the Internet by following the instructions provided on the Notice.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”. Your broker, bank or other nominee forwards the Notice or other proxy materials to you, since they are considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How do I vote in person at the Annual General Meeting?”.

Your broker, bank or other nominee has enclosed directions for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically. For certain agenda items, your broker may not be permitted to vote your shares without voting directions from you.

May I vote via the Internet, mail or telephone?

You have a choice of voting over the Internet or voting by completing a proxy card and mailing it in the return envelope provided. We encourage you to vote over the Internet because we can tabulate your vote faster than by mail. There are separate Internet arrangements depending on whether you are a shareholder of record or a beneficial owner (holding your shares in “street name”).

•	If you are a shareholder of record, you may vote electronically through the Internet by following the instructions provided on the Notice. Telephone voting for record holders is not permitted.

•	If you are a beneficial owner and hold your shares in “street name,” you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet.

The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting over the Internet, by telephone (in the case of beneficial owners) or by returning your proxy card by mail will not affect your right to attend the Annual General Meeting.

How do I vote by proxy given to the independent proxy if I am a record holder?

If you are a record holder, then you may appoint the independent proxy by voting over the Internet or by requesting a proxy card, completing it and mailing it in the return envelope provided. At our last annual general meeting, on May 19, 2016, Homburger AG was elected by our shareholders as our independent proxy until the conclusion of the 2017 Annual General Meeting. Homburger AG is a law firm located in Switzerland.

If you vote over the Internet or properly fill in your proxy card appointing the independent proxy as your proxy and send it in time to vote, the independent proxy will vote your shares as you have directed. If you do not make specific choices on the Internet voting website or your signed proxy card, then the independent proxy will vote your shares as recommended by the Board of Directors with regard to the items listed in the notice of meeting.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to the agenda items set forth in the notice of meeting are put before the Annual General Meeting, then the independent proxy will, acting as your proxy and in the absence of instructions otherwise, vote in accordance with the recommendation of the Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement. The independent proxy

Chubb Limited 2017 Proxy Statement    119

Information About the Annual General Meeting and Voting

will not make statements, submit proposals or ask questions of the Board of Directors on behalf of shareholders.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting over the Internet or by returning your proxy card will not affect your right to attend the Annual General Meeting.

In order to assure that your votes, as a record holder, are tabulated in time to be voted at the Annual General Meeting, you must complete your voting over the Internet or submit your proxy card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Daylight Time) on May 17, 2017.

How do I give voting instructions if I am a beneficial holder?

If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to the rules of the NYSE, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. For example, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors, the approval of the amended and restated ESPP or executive compensation proposals (whether advisory or binding) unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares are voted with respect to directors, and any other matter treated as non-routine by the NYSE.

In order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the Annual General Meeting, you must submit your voting instructions so that your broker will be able to vote by 11:59 p.m. Eastern Daylight Time on May 16, 2017.

May I revoke or change my vote?

Yes. If you change your mind after you vote, you may revoke or change your proxy by following the procedures described below.

•	For record holders wishing to change their proxy, vote again by following the instructions for Internet voting on the Notice, or send in a signed proxy card with a later date. The latest received proxy will be counted. If you are a record holder, you may request a new proxy card from our transfer agent, Computershare Shareowner Services LLC, by phone at 1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.);

•	For record holders wishing to revoke their proxy, send a letter revoking your proxy directly to the independent proxy, Homburger AG, Attention: Dr. Claude Lambert, Prime Tower, Hardstrasse 201, CH-8005 Zurich, Switzerland;

•	For beneficial owners, follow the voting instructions provided by your broker, bank or other nominee to change your proxy and the latest received vote will be counted; to revoke your proxy, contact your broker, bank or other nominee; or

•	Attend the Annual General Meeting to revoke your proxy and vote in person, as described and following the instructions provided in “How do I vote in person at the Annual General Meeting?”.

If you wish to revoke or change your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I vote in person at the Annual General Meeting?

You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting and you are a record holder, then you must bring your admission ticket (which you may obtain as described below) and government-issued identification such as a driver’s license or passport. You may also appoint another person to represent you at the Annual General Meeting through a written, signed proxy giving such person the right to vote the shares. Such person must bring that proxy, his or her government-issued identification and an admission ticket to the Annual General Meeting.

You may vote shares beneficially owned and held in street name in person only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, then you must bring to the Annual General Meeting government-issued identification and a written, signed proxy from the shareholder of record giving you the right to vote the shares. You must also request and bring an admission ticket.

To request an admission ticket to the Annual General Meeting, please contact Investor Relations (by telephone at +1 (441) 299-9283, via e-mail at investorrelations@chubb.com or by mail at Investor Relations, Chubb Limited, 17 Woodbourne Avenue, Hamilton HM08, Bermuda) and send proof of your stock ownership. For record holders, proof of stock ownership is a copy of your Notice containing your control number. For beneficial owners, proof of stock ownership is an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the shares. To allow time for processing, please submit requests for admission tickets by May 11, 2017. Admission tickets are not transferable. You may contact Investor Relations with any questions about the admission ticket process.

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Information About the Annual General Meeting and Voting

The Company reserves the right to deny admission to the Annual General Meeting to any shareholder that does not present a valid admission ticket, government issued identification or any other required document described in this section.

Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance by submitting your proxy, so that your vote will be counted if you later decide not to attend the Annual General Meeting.

What votes need to be present to hold the Annual General Meeting?

There is no quorum requirement under Swiss law.

Are Chubb shares subject to share blocking or re-registration?

No. Neither share blocking nor re-registration is required in order to vote Common Shares at the Annual General Meeting.

The Company does not impose trading restrictions as a condition of voting its Common Shares, does not require that its Common Shares be deposited with a custodian or sub-custodian in order to be voted and does not instruct any custodians or sub-custodians that may receive deposits of Common Shares for voting to block those shares.

Common Shares that are beneficially held do not need to be re-registered into the name of the beneficial owners in order to vote (see “What Is the difference between holding shares as a shareholder of record and as a beneficial owner?” above).

Shareholders holding our Common Shares directly (i.e. not as beneficial holder via street name) and who are not yet registered as shareholders with voting rights in our share register operated by our transfer agent, Computershare Shareowner Services LLC, must be properly registered in our share register in order to vote their shares directly. If you are a record holder and you received the Notice in the mail, then your shares are properly registered to vote.

What vote is required to approve each agenda item?

The approval of each agenda item requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, with the exception of Agenda Items 3, 11 and 12.

Agenda Item 3, the discharge of the Board of Directors, requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting the votes of any director, nominee or executive officer of the Company or any votes represented by the Company.

Agenda Item 11, the advisory U.S. say-on-pay vote, is non-binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item received the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

Agenda Item 12, the advisory U.S. say-on-pay frequency vote, is also non-binding in nature and therefore there is no specific approval requirement. The Board of Directors will consider that shareholders have selected, on an advisory basis, whichever frequency receives the highest number of votes cast (in person or by proxy) on this agenda item.

How are votes counted?

For each agenda item, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” (and, with respect to agenda items with sub-parts, you may cast your vote separately for each sub-part), except for Agenda Item 12, for which your vote may be cast for “1 YEAR”, “2 YEARS” or “3 YEARS”, or you may “ABSTAIN”. Here is how to make sure your votes are counted:

•	If you are a record holder and you sign your proxy card (including by electronic signature in the case of Internet voting) with no further instructions, then you direct the independent proxy to vote your shares in accordance with the recommendations of the Board.

•	If you are a beneficial owner, and your shares are held by a broker, then it is important that you provide instructions to your broker so that your vote with respect to non-routine agenda items is counted. If you sign your broker voting instruction card with no further instructions, then your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. For example, because Agenda Item 3 (Discharge of the Board of Directors), Agenda Item 5 (Election of Directors), Agenda Item 6 (Election of Chairman), Agenda Item 7 (Election of Compensation Committee), Agenda Item 9 (Approval of Amended and Restated ESPP), Agenda Item 10 (Swiss director and Executive Management compensation), Agenda Item 11 (U.S. say-on-pay) and Agenda Item 12 (U.S. say-on-pay frequency) are considered non-routine matters, your vote will not be counted unless you provide your broker with instructions for voting these agenda items.

How will the directors and executive officers of the Company vote?

At the close of business on March 27, 2017, our directors and executive officers owned and were entitled to vote an aggregate of                 Common Shares, which represented approximately                 percent of our outstanding Common Shares. Each of our directors, nominees and executive officers have indicated their present intention to vote, or cause to be voted, their shares in favor of all of the agenda

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Information About the Annual General Meeting and Voting

items at the Annual General Meeting, apart from Agenda Item 3, the discharge of the Board of Directors, where they are not permitted by law to vote their shares.

What is the effect of broker non-votes and abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes will not be considered in the vote and will not have an impact on any of the agenda items being voted upon at the Annual General Meeting, with the exception of Agenda Item 9.

Under NYSE rules, abstentions will be considered votes cast for the purposes of Agenda Item 9, the approval of the amended and restated ESPP. Abstentions with respect to Agenda Item 9 will have the same effect as a vote “against” such item. Broker non-votes will not have any effect on Agenda Item 9 because broker non-votes are not treated as votes cast under NYSE rules.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse brokers, banks and nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Alliance Advisors, LLC is assisting us with the solicitation of proxies for a fee of $19,000 plus out-of-pocket expenses and fees for telephone solicitation, if used.

Where can I find the voting results?

We will publish the voting results in a Form 8-K that we will file with the SEC by May 24, 2017. You will be able to find the Form 8-K on our website at http://investors.chubb.com/investor-relations/financials/sec-filings/default.aspx.

Do directors attend the Annual General Meeting?

While we do not have a formal policy regarding Board member attendance at annual general meetings of shareholders, we encourage each member of the Board of Directors to attend each annual general meeting of shareholders. Sixteen of our directors then in office attended our 2016 annual general meeting; one of our directors then in office who did not attend retired as of the date of the 2016 annual general meeting.

Can a shareholder, employee or other interested party communicate directly with the Board? If so, how?

Our Board provides a process for shareholders, employees and other interested parties to send communications to the Board. If you want to contact the Board concerning accounting or auditing matters, then you may send an e-mail to the Chairman of the Audit Committee at Chmnaudit@chubb.com. As to other matters, you may also contact:

•	the Board,

•	the non-management and independent directors,

•	the Chairman of the Board,

•	the Lead Director,

•	the Chair of any Board committee, or

•	any other director,

by sending an e-mail to LeadDirector@chubb.com. The Corporate Secretary also has access to these e-mail addresses. Alternatively, shareholders, employees and other interested parties may send written communications to the Board c/o Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. Communication with the Board may be anonymous. The Corporate Secretary will forward all anonymous communications to the Board to the Lead Director.

What is householding?

We may deliver only one copy of the Notice to shareholders residing at the same address, unless the shareholders have notified the Company of their desire to receive multiple copies. This is known as householding. Householding reduces the volume of duplicate information received at your household and helps us to reduce our costs.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or any other proxy materials to any shareholder residing at an address to which only one copy of the Notice was mailed. You can obtain additional copies by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@chubb.com.

Shareholders residing at the same address may request householding or revoke householding by contacting, for beneficial owners, their broker or bank, or for record holders, our transfer agent Computershare by phone at 1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.) or by mail at P.O. Box 30170, College Station, Texas 77842-3170 USA.

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Information About the Annual General Meeting and Voting

Organizational Matters Required by Swiss Law

Admission to the Annual General Meeting

Shareholders who are registered in the share register on March 27, 2017 will receive an individualized Notice of Internet Availability of Proxy Materials (which we refer to as the Notice) from our share registrar. Beneficial owners of shares will receive the Notice or proxy materials, as well as a voting instruction form, from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted.

In order to attend the Annual General Meeting in person, shareholders of record must bring their admission ticket (which may be obtained as described below) and government-issued identification such as a driver’s license or passport. A shareholder may also appoint another person to represent him or her at the Annual General Meeting through a written, signed proxy giving such person the right to vote the shares. Such person must bring that proxy, his or her government-issued identification, and an admission ticket to the Annual General Meeting.

Beneficial owners who wish to vote in person at the Annual General Meeting must obtain a signed proxy from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, they must bring to the Annual General Meeting an admission ticket and government-issued identification.

Beneficial owners who have not obtained a proxy from their broker or custodian are not entitled to vote in person at, or participate in, the Annual General Meeting.

Each share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in our Articles of Association, a summary of which is contained in this section “Information about our Annual General Meeting and Voting.”

To request an admission ticket to the Annual General Meeting, please contact Investor Relations (by telephone at +1 (441) 299-9283, via e-mail at investorrelations@chubb.com or by mail at Investor Relations, Chubb Limited, 17 Woodbourne Avenue, Hamilton HM08, Bermuda) and send proof of your stock ownership. For record holders, proof of stock ownership is a copy of your Notice. For beneficial owners, proof of stock ownership is an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. To allow time for processing, please submit requests for admission tickets by May 11, 2017. Admission tickets are not transferable. You may contact Investor Relations with any questions about the admission ticket process.

The Company reserves the right to deny admission to the Annual General Meeting to any shareholder that does not present a valid admission ticket, government issued identification or any other required document described in this section.

Beneficial owners of shares held in “street name” and shareholders of record with voting rights at the close of business on March 27, 2017 are entitled to vote at the Annual General Meeting, except that shareholders who, upon application, become registered as shareholders with respect to their shares in our share register after March 27, 2017 but on or before May 5, 2017 and wish to vote those shares at the Annual General Meeting will need to obtain a proxy for identification purposes from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting to vote their shares in person at the Annual General Meeting. They may also obtain the proxy materials by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@chubb.com. Shareholders registered in our share register (as opposed to beneficial holders of shares held in “street name”) who have sold their shares prior to May 5, 2017 are not entitled to vote those shares at the Annual General Meeting.

Granting of proxy to the independent proxy

If you are a shareholder of record and do not wish to attend the Annual General Meeting, you have the right to grant your voting proxy directly to the independent proxy, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8037 Zurich, Switzerland, in the sense of Article 689c of the Swiss Code of Obligations by completing, signing and submitting the corresponding proxy card (including electronically). For further information, refer to “How do I vote by proxy given to the independent proxy if I am a record holder?”.

Proxies granted to the independent proxy must be received no later than 6:00 p.m. Central European Time (12:00 noon Eastern Daylight Time) on May 17, 2017.

Registered shareholders who have appointed the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies.

By signing the proxy card (including electronically) and if no other instructions are given, the shareholder instructs the independent proxy to vote in favor of each agenda item as proposed by the Board of Directors. If a new agenda item or a new proposal for an existing agenda item is put before the Annual General Meeting and no other instructions are given, the shareholder instructs the independent proxy to vote in accordance with the position of the Board of Directors. In case a shareholder invalidates these general instructions and does not provide any other instructions, the independent proxy must abstain from voting on the shareholder’s behalf.

Admission office

The admission office opens on the day of the Annual General Meeting at 2:30 p.m. Central European Time. Shareholders

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Information About the Annual General Meeting and Voting

of record attending the meeting are required to present the proof of admission described above in “Admission to the General Meeting” at the entrance.

Annual Report of Chubb Limited

The Chubb Limited 2016 Annual Report containing the Company’s audited consolidated financial statements with accompanying notes and its audited statutory standalone financial statements prepared in accordance with Swiss law, the Company’s Swiss law compensation report, management report, the statutory auditor’s report, as well as additionally required Swiss disclosures, is available on the Company’s website in the Investor Information section at http://investors.chubb.com/investor-relations/financials/annual-reports/default.aspx. Copies of this document may be obtained without charge by contacting Chubb Limited Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@chubb.com. Copies may also be obtained without charge by contacting Chubb Limited Investor Relations, or may be physically inspected, at the offices of Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

Publication of invitation in Switzerland

In accordance with Swiss law and our Articles of Association, the formal and authoritative invitation to the Annual General Meeting will be published at least 20 days prior to the meeting in the Swiss Official Commercial Gazette.

Shareholder Submitted Agenda Items for 2018 Annual General Meeting

How do I submit an additional agenda item for inclusion in next year’s proxy material?

If you wish to submit an additional agenda item to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. Under the SEC’s rules, proposed agenda items must be received no later than December 7, 2017 and otherwise comply with the SEC requirements to be eligible for inclusion in the Company’s 2018 annual general meeting proxy statement.

How do I submit an additional item for the agenda at an annual general meeting?

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more (41,408 shares, as of March 27, 2017), can ask that an item be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. However, any such requests received after December 7, 2017 may not be eligible for inclusion in the proxy material for the 2018 annual general meeting.

New proposals or motions with regard to existing agenda items generally are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented.

124    Chubb Limited 2017 Proxy Statement

Other Matters

Our Board of Directors does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

You may request a copy of any of our proxy materials, at no cost, by contacting Investor Relations via telephone or email at:

Telephone—+1 (441) 299-9283; or

E-mail—investorrelations@chubb.com

You may also contact Investor Relations by mail at:

Investor Relations

Chubb Limited

17 Woodbourne Avenue

Hamilton, HM08

Bermuda

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Non-GAAP Financial Measures

In presenting our results for purposes of our compensation determinations, we included and discussed certain non-GAAP financial measures. The below non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with U.S. GAAP. Amounts below are shown in millions of U.S. dollars, except for percentages, share and per share data.

Operating income is a non-GAAP financial measure which excludes adjusted realized gains and losses, Chubb integration and related expenses, amortization of purchase accounting fair value adjustments of acquired invested assets and long-term debt in connection with the Chubb Corp. acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities, because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We also exclude Chubb integration and related expenses related to the Chubb Corp. acquisition due to the size and complexity of this acquisition. These integration and related expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration and related expenses facilitates the comparison of our financial results to our historical operating results. Operating income should not be viewed as a substitute for net income determined in accordance with GAAP. The following table presents the reconciliation of Net income to Operating income:

(in millions of U.S. dollars, except shares and per share data)	2016	2015
Net income	$4,135	$2,834
Amortization of fair value adjustment of acquired invested assets and long-term debt, pre-tax[1]	(345)	—
Tax benefit on amortization adjustment	101	—
Chubb integration and related expenses, pre-tax	(499)	(62)
Tax benefit on Chubb integration and related expenses	143	20
Adjusted net realized gains (losses)[2]	(140)	(411)
Net realized gains (losses) related to unconsolidated entities	227	67
Tax (expense) benefit on adjusted net realized gains (losses)	(68)	10
Operating income	$4,716	$3,210
Denominator	465,949,399	328,835,378
Diluted earnings per share
Net income	$8.87	$8.62
Amortization of fair value adjustment of acquired invested asset and long-term debt, net of tax	(0.52)	—
Chubb integration and related expenses, net of tax	(0.76)	(0.13)
Adjusted net realized gains (losses), net of tax	0.03	(1.01)
Operating income	$10.12	$9.76

1	Related to the Chubb Corp. acquisition.
2	Adjusted net realized gains (losses) exclude realized losses on crop derivatives of $5 million and $9 million for 2016 and 2015, respectively.

126    Chubb Limited 2017 Proxy Statement

Non-GAAP Financial Measures

Operating return on equity (ROE) or ROE calculated using operating income: The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp. acquisition on January 14, 2016. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

(in millions of U.S. dollars, except ratios)	2016	2015
Net income	$4,135	$2,834
Operating income	$4,716	$3,210
Equity—beginning of period, as reported	$29,135	$29,587
Add: weighted average impact of equity issuance (351 days)	14,931	—
Less: unrealized gains (losses) on investments, net of deferred tax	874	1,851
Equity—beginning of period, as adjusted	$43,192	$27,736
Equity—end of period, as reported	$48,275	$29,135
Less: weighted average impact of equity issuance (14 days)	596	—
Less: unrealized gains (losses) on investments, net of deferred tax	1,058	874
Equity—end of period, as adjusted	$46,621	$28,261
Weighted average equity, as reported	$45,873	$29,361
Weighted average equity, as adjusted	$44,907	$27,999
Operating ROE	10.5%	11.5%
ROE	9.0%	9.7%

P&C combined ratio includes the impact of realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations. The P&C combined ratio also excludes the one-time pension curtailment benefit of $113 million recognized in 2016. We believe that excluding the impact of the one-time pension curtailment provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property & casualty business that may be obscured by this item. In addition, the 2016 “As If” P&C combined ratio excludes purchase accounting adjustments related to the Chubb Corp. acquisition as shown below. The 2015 “As If” P&C combined ratio is Legacy ACE plus Legacy Chubb historical combined ratio including certain reclassification of certain income and expense items in the 2015 reported amounts of Legacy Chubb to be on the same basis as Legacy ACE results.

The following tables present the reconciliation of combined ratio to P&C and “As If” P&C combined ratio:

2016
Combined ratio	88.3%
Less: impact of pension curtailment benefit	0.4%
P&C combined ratio	88.7%
Less: amortization of acquired unearned premium reserves intangible (1)	-5.8%
Add: elimination of deferred policy acquisition cost benefit (1)	5.1%
“As If” P&C combined ratio	88.0%

(1)	Related to the Chubb Corp. acquisition.

2015
Legacy ACE combined ratio	87.3%
Legacy Chubb combined ratio	87.2%
Impact of losses on crop derivatives	0.1%
P&C Combined ratio	87.3%
Accounting policy alignment	0.2%
“As If” P&C combined ratio	87.5%

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Non-GAAP Financial Measures

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

The following table provides a reconciliation of tangible book value per share:

	December 31, 2016	December 31, 2015
Shareholders’ equity	$48,275	$29,135
Less: goodwill and other intangible assets, net of tax	20,019	5,683
Numerator for tangible book value per share	$28,256	$23,452
Shares outstanding	465,968,716	324,563,441
Book value per common share	$103.60	$89.77
Tangible book value per common share	$60.64	$72.25

128    Chubb Limited 2017 Proxy Statement

Annex A

Chubb Limited Employee Stock Purchase Plan Proposed in Agenda Item 9

Chubb Limited 2017 Proxy Statement    A-1

Annex A — Chubb Limited Employee Stock Purchase Plan

Chubb Limited

Employee Stock Purchase Plan

Section 1.

General

1.1. Purpose. The Chubb Limited Employee Stock Purchase Plan (the “Plan”), amended and restated effective as of February 23, 2017, has been established by Chubb Limited (the “Company”) to provide eligible employees of the Company and the Related Companies with an opportunity to acquire a proprietary interest in the Company through the purchase of common shares of the Company (“Stock”). The Plan is intended to qualify as an employee stock purchase plan under section 423 of the Code, and the provisions of the Plan are to be construed in a manner consistent with the requirements of that section.

1.2. Operation and Administration. The operation and administration of the Plan shall be subject to the provisions of Section 3. Capitalized terms in the Plan shall be defined as set forth in Section 6 or elsewhere in the Plan.

1.3. History. The Plan was first adopted by the Board on July 28, 1995, as the ACE Limited Employee Stock Purchase Plan, which was subsequently amended through the fourth amendment thereof. Subject to the approval of the shareholders of the Company at the Company’s 2017 annual meeting of its shareholders, an amendment and restatement of the Plan was adopted by the Board of Directors effective as of February 23, 2017. The name of the Plan was changed to the Chubb Limited Employee Stock Purchase Plan as part of the amendment and restatement.

Section 2.

Method of Purchase

2.1. Eligibility. Plan participation shall be available to (and shall be limited to) all persons who are employees of the Employers, except that the following persons shall not be eligible to participate in the Plan:

(a)	An employee who has been employed less than 500 hours and less than six months.

(b)	An employee whose customary employment is 20 hours or less per week.

(c)	An employee whose customary employment is for not more than five months in any calendar year.

(d)	An employee who owns, or who would own upon the exercise of any rights extended under the Plan and the exercise of any other option held by the employee (whether qualified or non-qualified), shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation.

(e)	An employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with respect to whom either one or both of the following apply: (i) the grant of an option under the Plan or an offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or offering to violate the requirements of Section 423 of the Code.

Notwithstanding the foregoing provisions of this subsection 2.1, an individual may participate in the Plan for any Subscription Period only if he is employed by an Employer on the first day of that period.

2.2. Participation Election. The Committee shall establish “Subscription Periods” of not longer than one year for the accumulation of funds necessary for payment of the Purchase Price (as defined in subsection 2.3) of Stock under the Plan. For any Subscription Period, an eligible employee shall become a Plan ‘Participant’ by filing, with the Committee, a written payroll deduction authorization with respect to Compensation otherwise payable to the Participant during the period. Such payroll deductions shall be any full percentage of the Compensation of the Participant, or any specified whole dollar amount, up to but not more than 10% of his Compensation in either case. After the beginning of the Subscription Period, and except as otherwise provided in subsection 2.4, a Participant may not alter the rate of his payroll deductions for that period. Subject to the limitations of subsection 2.3, each eligible employee who has elected to become a Participant for a Subscription Period in accordance with the foregoing provisions of this subsection 2.2 shall be granted on the first day of such Subscription Period an option to purchase (at the applicable Purchase Price) on the Exercise Date (as defined in subsection 2.3) for such Subscription Period up to a number of whole shares of Stock determined by dividing such Participant’s accumulated payroll deductions as of

A-2    Chubb Limited 2017 Proxy Statement

Annex A — Chubb Limited Employee Stock Purchase Plan

such Exercise Date by the applicable Purchase Price. Exercise of the option shall occur as provided in subsection 2.3, unless the Participant has terminated participation in the Plan prior to the Exercise Date as provided in subsection 2.4 or the Participant elects not to exercise the option as provided in subsection 2.3(b). The option shall expire on the last day of the Subscription Period.

2.3. Purchase of Stock. On the last day of each Subscription Period (the “Exercise Date”), a Participant shall become eligible to exercise his option to purchase the number of whole shares of Stock as his accumulated payroll deductions for the Subscription Period will purchase, subject to the following:

(a)	The “Purchase Price” per share shall be equal to 85% of the fair market value of Stock on the Exercise Date; provided, however, that in no event shall the purchase price be less than the par value of the Stock.

(b)	A Participant shall be deemed to have elected to purchase the shares of Stock which he became entitled to purchase on the Exercise Date unless he shall notify the Committee within seven days following the Exercise Date, or such shorter period as the Committee may establish, that he elects not to make such purchase.

(c)	Any accumulated payroll deductions that are not used to purchase full shares of Stock under the Plan shall be paid to the Participant without interest.

(d)	No employee shall have the right to purchase more than $25,000 in value of Stock under the Plan (and any other employee stock purchase plan described in Code section 423 and maintained by the Company or any Related Company) in any calendar year, such value being based on the fair market value of Stock as of the date on which the option to purchase the Stock is granted, as determined in accordance with subsection 2.2 of the Plan.

2.4. Termination of Participation. A Participant may discontinue his participation in the Plan for any Subscription Period, whereupon all of the Participant’s payroll deductions for the Subscription Period will be promptly paid to him without interest, and no further payroll deductions will be made from his pay for that period. If a Participant’s employment with the Employers terminates during a Subscription Period for any reason, all payroll deductions accumulated by the Participant under the Plan for the period shall be paid to the Participant without interest.

Section 3.

Operation and Administration

3.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company’s 1996 annual meeting of its shareholders, the Plan shall be effective as of the date on which it is adopted by the Board; provided, however, that to the extent that rights are granted under the Plan prior to its approval by shareholders, they shall be contingent on approval of the Plan by the shareholders of the Company. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any rights granted under the Plan are outstanding.

3.2. Shares Subject to Plan. Shares of Stock to be purchased under the Plan shall be subject to the following:

(a)	The shares of Stock which may be purchased under the Plan shall be currently authorized but unissued shares, or shares purchased in the open market by a direct or indirect wholly owned subsidiary of the Company (as determined by any executive officer of the Company). The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by any executive officer of the Company).

(b)	Subject to the provisions of subsection 3.3, an additional 2 million shares of Stock in the aggregate shall be available for purchase under the Plan, which 2 million shares of Stock shall be in addition to any remaining shares of the 4,500,000 shares of Stock designated as available for purchase under the Plan since the Plan’s original Effective Date.

(c)	A Participant will have no interest in shares of Stock covered by his Subscription Agreement until the shares are delivered to him.

3.3. Adjustments to Shares.

(a)	If the Company shall effect any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then, subject to the requirements of Code section 423, the Committee shall adjust the number of shares of Stock available under the Plan.

(b)

If the Company is reorganized, merged or consolidated or is party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange the shareholders of the Company receive any shares of stock or other securities or property, or the Company shall distribute securities of another corporation to its shareholders, then, subject to the requirements of Code section 423, there shall be substituted for the shares subject to outstanding rights

Chubb Limited 2017 Proxy Statement    A-3

Annex A — Chubb Limited Employee Stock Purchase Plan

to purchase Stock under the Plan an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the shareholders of the Company in respect of such shares.

3.4. Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	In the case of a Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, the Committee may, at any time, add such conditions and limitations with respect to such Participant as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)	To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Committee, be effected on a non-certificated basis, to the extent not prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules.

3.5. Withholding. All benefits under the Plan are subject to withholding of all applicable taxes.

3.6. Transferability. Except as otherwise permitted under Code section 424 and SEC Rule 16b-3, neither the amount of any payroll deductions made with respect to a Participant’s compensation nor any Participant’s rights to purchase shares of Stock under the Plan may be pledged or hypothecated, nor may they be assigned or transferred other than by will and the laws of descent and distribution. During the lifetime of the Participant, the rights provided to the Participant under the Plan may be exercised only by him.

3.7. Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of an Employer or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no right to purchase shares under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.

3.8. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

3.9. Action by Employers. Any action required or permitted to be taken by any Employer shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules) by a duly authorized officer of the Employer.

3.10. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

Section 4.

Committee

4.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 4.

4.2. Selection of Committee. The Committee shall be selected by the Board, and shall consist of not less than two members of the Board, or such greater number as may be required for compliance with SEC Rule 16b-3.

4.3. Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish the terms, conditions, restrictions, and other provisions applicable to the right to purchase shares of Stock under the Plan.

A-4    Chubb Limited 2017 Proxy Statement

Annex A — Chubb Limited Employee Stock Purchase Plan

(b)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

4.4. Delegation by Committee. Except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

4.5. Information to be Furnished to Committee. The Employers and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

4.6. Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Employers, to the fullest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

Section 5.

Amendment and Termination

The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 3.3 (relating to certain adjustments to shares), no amendment or termination may adversely affect the rights of any Participant or beneficiary with respect to shares that have been purchased prior to the date such amendment is adopted by the Board. No amendment of the Plan may be made without approval of the Company’s shareholders to the extent that such approval is required to maintain compliance with the requirements of Code section 423.

Section 6.

Defined Terms

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Board. The term “Board” shall mean the Board of Directors of the Company.

(b)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(c)	Compensation. The term “Compensation” means total compensation paid by an Employer for the applicable period specified in Section 2.2, exclusive of any payment in cash or kind under any stock option plan, deferred compensation plan, or other employee benefit plan or program of the Company or Related Company.

(d)	Dollars. As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

(e)	Effective Date. The “Effective Date” shall be the date on which the Plan is adopted by the Board.

(f)	Employer. The Company and each Related Company which, with the consent of the Company, adopts the Plan for the benefit of its eligible employees are referred to collectively as the “Employers” and individually as an “Employer”.

Chubb Limited 2017 Proxy Statement    A-5

Annex A — Chubb Limited Employee Stock Purchase Plan

(g)	Fair Market Value. The “Fair Market Value” of a share of Stock of the Company as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange—Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

(h)	Participant. The term “Participant” means any employee of an Employer who is eligible and elects to participate pursuant to the provisions of Section 2.

(i)	Related Companies. The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

A-6    Chubb Limited 2017 Proxy Statement

Superior Craftsmanship

Chubb is defined by superior underwriting, service and execution. What those attributes say to us is superior craftsmanship. As craftspeople, we conceive, craft and deliver extraordinary insurance coverage and service that our customers deserve.

Bärengasse 32
CH-8001 Zurich
Switzerland

www.chubb.com

Chubb. Insured.™

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose to vote your proxy by Internet.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 12:00 p.m.,

Eastern Time (6:00 p.m. Central European Time) on May 17, 2017.

Vote by Internet • Go to www.investorvote.com/CHUBB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Annual Meeting Proxy Card

IF YOU DO NOT WISH TO VOTE VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHUBB LIMITED — THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Homburger AG as independent proxy, and hereby authorizes it to represent and to vote, as directed below, all the Common Shares of Chubb Limited that the undersigned is entitled to vote at the Annual General Meeting to be held at 2:45 p.m. Central European Time on May 18, 2017 at the Company’s offices at Bärengasse 32, CH-8001 Zurich, Switzerland. This proxy, when properly executed, will be voted as the undersigned directs herein.

If no specific instructions are given herein, the undersigned hereby instructs the independent proxy to vote “FOR” each of Agenda Items 1-11 (including each subpart thereof) and for “1 YEAR” on Agenda Item 12. If a new agenda item or a new proposal for an existing agenda item is put before the Annual General Meeting and no specific instructions are given herein, the undersigned hereby instructs the independent proxy to vote in accordance with the position of the Board of Directors. In order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your proxy card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Standard Time) on May 17, 2017.

A	Proposals — The Board of Directors of the Company recommends that you vote your shares “FOR” each of Agenda Items 1-11 (including each subpart thereof) and for “1 YEAR” on Agenda Item 12.

For	Against	Abstain	For	Against	Abstain

1. Approval of the management report, standalone financial statements and consolidated financial statements of Chubb Limited for the year ended December 31, 2016

2. Allocation of disposable profit and distribution of a dividend from reserves

2.1   Allocation of disposable profit

2.2   Distribution of a dividend out of legal reserves (by way of release and allocation to a dividend reserve)

☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

3. Discharge of the Board of Directors

4. Election of Auditors

4.1   Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor

4.2   Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting

4.3   Election of BDO AG (Zurich) as special audit firm

			☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

5. Election of the Board of Directors

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain			For	Against	Abstain

5.1 -	Evan G. Greenberg	☐	☐	☐	5.2 -	Robert M. Hernandez	☐	☐	☐	5.3 -	Michael G. Atieh	☐	☐	☐	5.4 -	Sheila P. Burke	☐	☐	☐

5.5 -	James I. Cash	☐	☐	☐	5.6 -	Mary Cirillo	☐	☐	☐	5.7 -	Michael P. Connors	☐	☐	☐	5.8 -	John A. Edwardson	☐	☐	☐

5.9 -	Leo F. Mullin	☐	☐	☐	5.10 -	Kimberly A. Ross	☐	☐	☐	5.11 -	Robert W. Scully	☐	☐	☐	5.12 -	Eugene B. Shanks, Jr.	☐	☐	☐

5.13 -	Theodore E. Shasta	☐	☐	☐	5.14 -	David H. Sidwell	☐	☐	☐	5.15 -	Olivier Steimer	☐	☐	☐	5.16 -	James M. Zimmerman	☐	☐	☐
							For	Against	Abstain	* Please see reverse side for additional proposals and required signature
6. Election of Evan G. Greenberg as Chairman of the Board of Directors							☐	☐	☐

02JAXE

 IF YOU DO NOT WISH TO VOTE VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals (continued from reverse side)
7.	Election of the Compensation Committee of the Board of Directors

			For	Against	Abstain			For	Against	Abstain

	7.1 -	Michael P. Connors	☐	☐	☐	7.2 -	Mary Cirillo	☐	☐	☐	10.

Approval of the maximum compensation of the Board of Directors and Executive Management

10.1 Compensation of the Board of Directors until the next annual general meeting

10.2 Compensation of Executive Management for the next calendar year

														For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
	7.3 -	Robert M. Hernandez	☐	☐	☐	7.4 -	Robert W. Scully	☐	☐	☐
	7.5 -	James M. Zimmerman	☐	☐	☐
								For	Against	Abstain
8.	Election of Homburger AG as independent proxy							☐	☐	☐	11.	Advisory vote to approve executive compensation under U.S. securities law requirements		☐	☐	☐
													1 Year	2 Years	3 Years	Abstain
9.	Approval of Amended and Restated Chubb Limited Employee Stock Purchase Plan							☐	☐	☐	12.	Advisory vote on frequency of submission of the advisory vote to approve executive compensation under U.S. securities law requirements	☐	☐	☐	☐

If a new agenda item or a new proposal for an existing agenda item is put before the meeting, I/we hereby authorize and instruct the independent proxy to vote as follows:	In accordance with the position of the Board of Directors	☐	Against new items and proposals	☐	Abstain	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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